Exhibit 10.3

execution version

MULTICURRENCY TERM AND REVOLVING FACILITIES AGREEMENT

28 JUNE 2024

$5,100,000,000

for

SMURFIT KAPPA INVESTMENTS LIMITED

as Obligors’ Agent

with

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Agent

Allen Overy Shearman Sterling LLP

Schedule	Page

1.	The Original Parties		165
	Part 1	The Original Obligors	165
	Part 2	The Original Lenders	166
	Part 3	The Original Swingline Lenders	168
	Part 4	The Bookrunners and Mandated Lead Arrangers	170
	Part 5	The Mandated Lead Arrangers	171
2.	Conditions Precedent		172
	Part 1	Conditions Precedent to Initial Utilisation	172
	Part 2	Conditions Precedent Required to be Delivered by an Additional Obligor	174
3.	Requests		176
	Part 1	Utilisation Request: Facility A Loans and Facility B Loans	176
	Part 2	Utilisation Request: Swingline Loans	177
	Part 3	Selection Notice	178
	Part 4	Debt Pushdown Notice	179
4.	Form of Transfer Certificate		180
5.	Form of Assignment Agreement		183
6.	Form of Accession Letter		186
7.	Form of Resignation Letter		187
8.	Form of Margin Certificate		188
9.	Extension Request		189
	Part 1	Form of Extension Request	189
	Part 2	Form of Extension Request Acknowledgement	190
10.	Timetables		191
11.	Guarantee Principles		192
12.	Form of Increase Confirmation		194
13.	Form of Ancillary Lender Accession Letter		198
14.	Reference Rate Terms		199
	Part 1	US Dollars – Term Rate Loans	199
	Part 2	US Dollars – Compounded Rate Loans	202
	Part 3	Euro	206
	Part 4	Sterling	209
	Part 5	Swiss Francs	212
	Part 6	Japanese Yen	215
	Part 7	Swedish Kronor	218
	Part 8	Canadian Dollars	220
15.	Daily Non-Cumulative Compounded RFR Rate		223
16.	Cumulative Compounded RFR Rate		225
17.	Form of Substitute Affiliate Lender Designation Notice		226
18.	Form of Sustainability Compliance Certificate		229
19.	SLL Commencement Form		231

Signatory

Signatories

Annex

1.	KPI	233

THIS AGREEMENT is dated 28 June 2024

and is made BETWEEN:

(1)	SMURFIT KAPPA GROUP PLC, a public limited company incorporated under the laws of Ireland with company number 433527 and having its registered office at Beech Hill, Clonskeagh, Dublin, Ireland;

(2)	SMURFIT KAPPA INVESTMENTS LIMITED, a private limited company incorporated under the laws of Ireland with company number 380620 and having its registered office at Beech Hill, Clonskeagh, Dublin, Ireland as the Obligors' Agent;

(3)	THE ENTITIES listed in Part 1 of Schedule 1 (The Original Parties) as original borrowers (the Original Borrowers);

(4)	THE ENTITIES listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (the Original Guarantors);

(5)	NATIONAL WESTMINSTER BANK PLC and WELLS FARGO BANK, N.A., LONDON BRANCH as joint coordinators (the Coordinators);

(6)	THE FINANCIAL INSTITUTIONS listed in Part 2 and Part 3 of Schedule 1 (The Original Parties) as lenders (the Original Lenders);

(7)	THE FINANCIAL INSTITUTIONS listed as such in Part 4 of Schedule 1 (The Original Parties) as bookrunners and mandated lead arrangers;

(8)	THE FINANCIAL INSTITUTIONS listed as such in Part 5 of Schedule 1 (The Original Parties) as mandated lead arrangers; and

(9)	WELLS FARGO BANK, NATIONAL ASSOCIATION as agent of the other Finance Parties (the Agent).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

Acceptable Bank means:

(a)	a bank or financial institution which has a long-term unsecured debt rating and/or long-term cash rating of BBB or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa2 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	any Finance Party or an Affiliate of a Finance Party; or

(c)	any other bank or financial institution approved by the Agent (acting reasonably).

Acceptance Date has the meaning given to that term in Clause 12.6 (Margin adjustments - sustainability).

Accession Letter means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

Accounting Principles means:

(a)	from the date of this Agreement to (but excluding) the Closing Date, IFRS;

(b)	from the Closing Date but subject to paragraph (c) below, US GAAP; and

(c)	subsequently, either:

(i)	US GAAP; or

(ii)	IFRS,

as selected from time to time by the Obligors' Agent or the Parent by notice to the Agent,

in each case as in effect from time to time and interpreted in line with the Group's accounting policies as applied in the audited financial statements.

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 28 (Changes to the Obligors).

Additional Business Day means any day specified as such in the applicable Reference Rate Terms.

Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Affiliate means:

(a)	subject to paragraph (b) below, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company; but

(b)	in relation to National Westminster Bank Plc, the term "Affiliate" shall not include:

(i)	the UK government or any member or instrumentality of it, including His Majesty's Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities of it); or

(ii)	any persons or entities controlled by or under common control with the UK government or any member or instrumentality of it (including His Majesty's Treasury and UK Financial Investments Limited) and which are not part of NatWest Group plc and its subsidiaries or subsidiary undertakings.

Agent's Spot Rate of Exchange means the rate provided (either by publication or otherwise provided or made available to the Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Agent in its sole discretion) as the spot rate for the purchase of the relevant currency with the Base Currency on a particular day.

Alternative Term Rate means any rate specified as such in the applicable Reference Rate Terms.

Alternative Term Rate CAS means any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or

(b)	if a methodology is specified in the applicable Reference Rate Terms, as determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with that methodology.

Ancillary Commencement Date means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Facility.

Ancillary Commitment means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 8 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

Ancillary Document means each document relating to or evidencing the terms of an Ancillary Facility.

Ancillary Facility means any ancillary facility made available by an Ancillary Lender in accordance with Clause 8 (Ancillary Facilities).

Ancillary Lender means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 8 (Ancillary Facilities).

Ancillary Lender Accession Letter means a document substantially in the form set out in Schedule 6 (Form of Accession Letter) or any other form as may be agreed between the relevant Ancillary Lender, the Agent and the Obligors' Agent.

Ancillary Outstandings means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on-demand short term loan facility (net of any Available Credit Balance);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

Annual Financial Statements has the meaning given to it in Clause 23.1 (Financial statements).

Anti-Money Laundering Laws means:

(a)	the Executive Order;

(b)	the Bank Secrecy Act (31 USC. §§ 5311 et seq.);

(c)	the Money Laundering Control Act of 1986 (18 USC. §§ 1956 et seq.);

(d)	the USA Patriot Act;

(e)	any similar law enacted in the United States after the date of this Agreement; and

(f)	any other applicable anti-money laundering law or regulation.

Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case, required by law or regulation.

Availability Period means:

(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the earlier of:

(i)	10 Business Days after the Closing Date; and

(ii)	10 Business Days after 12 March 2025; and

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the date falling one Month before the Termination Date.

Available Commitment means (without limiting Clause 6.5 (Relationship with Facility B)) in relation to a Facility, a Lender's Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility;

(b)	the Base Currency Amount of the aggregate of its (and its Affiliate's) Ancillary Commitments; and

(c)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date and the Base Currency Amount of its (and its Affiliate's) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date other than:

(i)	that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender's (and its Affiliate's) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

Available Credit Balance means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

Available Swingline Commitment of a Swingline Lender means (without limiting Clause 6.5 (Relationship with Facility B)) that Lender's Swingline Commitment minus:

(a)	the amount of its participation in any outstanding Swingline Loans; and

(b)	in relation to any proposed Utilisation under the Swingline Facility, the amount of its participation in any Swingline Loans that are due to be made under the Swingline Facility on or before the proposed Utilisation Date, other than that Lender's participation in any Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Swingline Facility means the aggregate for the time being of each Swingline Lender's Available Swingline Commitment.

Bankruptcy Code means the body of federal bankruptcy law, embodied in Title 11 of the United States Code (11 U.S.C. ss 101 to 1532).

Bank Levy means:

(a)	the UK bank levy as set out in the Finance Act 2011;

(b)	the Dutch bank levy as set out in the Dutch Bank Levy Act (Wet bankenbelasting); and

(c)	any substantially similar bank levy in any other jurisdiction which is in force or has been formally announced as proposed (though not yet entered into law) as at the date of this Agreement and in relation to which a Lender would reasonably be able to quantify the relevant Increased Costs (as defined in Clause 17.1 (Increased Costs)) or loss or liability for or on account of Tax (as applicable) as at the date of this Agreement.

Base Currency means US Dollars.

Base Currency Amount means:

(a)	in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan or (if the amount requested is not denominated in the Base Currency), that amount converted into the Base Currency at the Agent's Spot Rate of Exchange as reflected in the Agent's loan accounting systems on the date on which, and at the time at which, the Agent processes that Utilisation Request; and

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent pursuant to Clause 8.2 (Availability) or (if the amount specified is not denominated in the Base Currency) that amount converted into the Base Currency at the Agent's Spot Rate of Exchange as reflected in the Agent's loan accounting systems on the date on which, and at the time at which, the Agent processes notice of the Ancillary Commitment under Clause 8.2(b) (Availability) or Clause 8.12 (Existing Ancillary Facilities),

adjusted to reflect any repayment, prepayment, consolidation or division of a Loan or (as the case may be) cancellation or reduction of an Ancillary Facility.

Baseline means, in relation to a KPI, the baseline performance of the Group set out in a SLL Commencement Form.

Baseline CAS means, in relation to a Compounded Rate Loan in a Compounded Rate Currency, any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or

(b)	if a methodology is specified in the applicable Reference Rate Terms, as determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with that methodology.

Blocking Regulation means:

(a)	Council Regulation (EC) No 2271/1996 of 22 November 1996 (as amended) and/or any applicable national law or regulation relating to it; and

(b)	Council Regulation (EC) No 2271/1996 of 22 November 1996 (as amended) as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018.

Borrower means:

(a)	an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors); and

(b)	in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Ancillary Lender pursuant to Clause 8.9 (Affiliates of Borrowers), and where a reference to a Borrower is stated to be in relation to a particular Facility (or equivalent language), this means that the Borrower is specified to be a Borrower of that Facility in Part 1 of Schedule 1 (The Original Parties) or in the Accession Letter by which it became a Borrower.

Break Costs means any amount specified as such in the applicable Reference Rate Terms.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York and:

(a)	in relation to any date for payment or purchase of a currency other than euro, the principal financial centre of the country of that currency;

(b)	in relation to any date for payment or purchase of euro which is a TARGET Day; and

(c)	in relation to:

(i)	the fixing of an interest rate in relation to a Loan;

(ii)	any date for payment or purchase of an amount relating to a Loan; or

(iii)	the determination of the first day or the last day of an Interest Period for a Loan, or otherwise in relation to the determination of the length of such an Interest Period,

which is an Additional Business Day relating to that Loan or Unpaid Sum.

A Business Day is not a Swingline Business Day unless it falls within the definition of Swingline Business Day.

Calculation Methodology means, in relation to a KPI, the calculation methodology applicable to that KPI as set out in a SLL Commencement Form.

Central Bank Rate has the meaning given to that term in the applicable Reference Rate Terms.

Central Bank Rate Adjustment has the meaning given to that term in the applicable Reference Rate Terms.

Certifying Officer means any of the finance director, treasury officer, company secretary or any other director of the Parent or the Obligors' Agent.

Change of Control means any person or group of persons acting in concert acquires (either directly or indirectly) 30% or more of the voting shares of the Parent and such person or group of persons is the largest direct or indirect holder of voting shares of the Parent, but a Permitted Holdco Reorganisation shall not constitute a Change of Control. The Combination shall not constitute a Change of Control.

Closing Date means the date on which the Combination is consummated.

Closing Date Guarantor means each of the following entities:

(a)	Smurfit WestRock US Holdings Corporation (incorporated in Delaware, US with registered number 7665333);

(b)	Smurfit WestRock;

(c)	WestRock Company;

(d)	WRKCo Inc. (incorporated in Delaware, US with registered number 5688407);

(e)	WestRock RKT, LLC (incorporated in Georgia, US with registered number J518706); and

(f)	WestRock MWV, LLC (incorporated in Delaware, US with registered number 3429632).

Combination means:

(a)	the acquisition of Smurfit Kappa Group by Smurfit WestRock by means of a scheme of arrangement under section 450 of the Irish Companies Act; and

(b)	the merger of Sun Merger Sub, LLC with and into WestRock Company.

Commitment means a Facility A Commitment, a Facility B Commitment or a Swingline Commitment.

Compounded Rate Currency means any currency which is not a Term Rate Currency, including, on the date of this Agreement:

(a)	Sterling;

(b)	Swiss Francs;

(c)	Canadian Dollars; and

(d)	Japanese Yen.

Compounded Rate Interest Payment means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Compounded Rate Loan.

Compounded Rate Loan means any Loan or, if applicable, Unpaid Sum which is not a Term Rate Loan.

Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the applicable Baseline CAS, Fallback CAS and/or Rate Switch CAS (if any).

Compounding Methodology Supplement means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Obligors’ Agent, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Obligors’ Agent and each Finance Party.

Confidential Information means all information relating to the Parent, the Obligors’ Agent, any Obligor, the Group, the WestRock Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group, the WestRock Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Obligors’ Agent and the Agent which, in each case, is addressed to or capable of being relied upon by one or more Obligors without requiring their signature by virtue of reliance on the Third Parties Act and may not be materially amended without an Obligor’s consent.

Consolidated Total Assets means, at any time, the total amount of all assets of the Group (calculated in accordance with the Accounting Principles) calculated at that time by reference to the most recent Financial Statements delivered under this Agreement.

CTA means the Corporation Tax Act 2009.

Cumulative Compounded RFR Rate means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 16 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 15 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Rate means the rate specified as such in the applicable Reference Rate Terms.

Debt Pushdown Borrower means either:

(a)	WRKCo Inc.; or

(b)	a member of the Group selected by the Parent, provided that such member of the Group shall not be listed as Debt Pushdown Borrower in a Debt Pushdown Notice until the Agent confirms, on behalf of all Lenders, that the relevant “know your customer” checks have been completed in respect of that member of the Group.

Debt Pushdown Notice means a notice in substantially the form set out in Part 4 of Schedule 3 (Requests).

Declared Default means an Event of Default which is continuing and in respect of which the Agent has served notice on the Obligors’ Agent under Clause 26.12 (Acceleration).

Declassification Date means the date on which the Agent (acting on the instructions of the Majority Facility B Lenders) exercises its right to declassify the Facility B as “sustainability-linked” in accordance with paragraph (a) of Clause 25.1 (Declassification Event).

Declassification Event means:

(a)	a failure by the relevant Parties to agree the amendments referred to in paragraph (b) of Clause 38.3 (Sustainability Amendment Event) (in accordance with the terms of that Clause); or

(b)	a failure by the Parent (or the Obligors’ Agent) to deliver a Sustainability Compliance Certificate in accordance with Clause 23.3 (Sustainability Compliance Certificate, Sustainability Report and Verification Report) for two consecutive SLL Reference Periods.

Default means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, or any combination of them) be an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Obligors’ Agent (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.5 (Lenders' participation)

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Designated Gross Amount means, if applicable, the amount notified by the Obligors’ Agent to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

Designated Net Amount means, if applicable, the amount notified by the Obligors’ Agent to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

Designated Website has the meaning given to it in Clause 23.7 (Use of websites).

Designation Notice has the meaning given to it in Clause 27.8 (Lender Affiliates and Facility Office).

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity which, in each case, is not a member of the Group.

Environmental Approval means any Authorisation required by Environmental Law.

Environmental Law means any law or regulation concerning:

(a)	the protection of health and safety;

(b)	the environment; or

(c)	any emission or substance which is capable of causing harm to any living organism or the environment.

ERISA means the Employee Retirement Income Security Act of 1974.

ERISA Affiliate means an entity which is under common control with any Obligor within the meaning of section 4001(a)(14) of ERISA, or is a member of a group which includes any Obligor and which is treated as a single employer under subsection (b) or (c) of Section 414 of the IRS Code.

Event of Default means any event or circumstance specified as such in Clause 26 (Events of Default).

Executive Order means Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued 23 September 2001, as amended by Executive Order 13268.

Existing Ancillary Facility means any ancillary facility made available to the Group or the WestRock Group prior to the Closing Date by a Lender or any of its Affiliates which, prior to the Closing Date, is designated in writing as an Existing Ancillary Facility by a Borrower or the Obligors’ Agent in accordance with Clause 8.12 (Existing Ancillary Facilities).

Existing Rabobank Securitisation means the receivables securitisation transaction evidenced by:

(a)	the Eighth Amended and Restated Credit and Security Agreement, dated as of July 22, 2016, among WestRock Financial, Inc., as borrower, WestRock Converting Company, as servicer, Coöperative Rabobank U.A., New York Branch, as administrative agent for the lenders and as funding agent for the lenders and the co-agents, and the lenders and the co-agents from time to time party thereto; and

(b)	the Sixth Amended and Restated Receivables Sale Agreement, dated as of July 22, 2016, among the originators party thereto and WestRock Financial, Inc., as buyer.

Extension Request means a notice substantially in the form set out in Part 1 (Form of Extension Request) of Schedule 9 (Extension Request).

Extension Request Acknowledgment means an acknowledgment substantially in the form set out in Part 2 (Form of Extension Request Acknowledgement) of Schedule 9 (Extension Request).

Facility means Facility A, Facility B or the Swingline Facility.

Facility A means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

Facility A Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase after cancellation); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase after cancellation), to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility A Loan means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

Facility A Repayment Date means each date on which a Borrower must make a repayment in respect of a Facility A Loan pursuant to Clause 9.1 (Repayment of Facility A Loans).

Facility B means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).

Facility B Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase after cancellation); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase after cancellation), to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility B Lenders means each Lender which has a Facility B Commitment.

Facility B Loan means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fallback CAS means, in relation to any Loan in a Term Rate Currency which becomes a “Compounded Rate Loan” for its then current Interest Period pursuant to Clause 14.1 (Interest calculation if no Primary Term Rate), any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or

(b)	if a methodology is specified in the applicable Reference Rate Terms, as determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with that methodology.

Fallback Interest Period means, in relation to a Term Rate Loan, the period specified as such in the applicable Reference Rate Terms.

FATCA means:

(a)	sections 1471 to 1474 of the IRS Code or any associated regulations or other official guidance; or

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law, regulation or other official guidance referred to in paragraphs (a) and (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the IRS Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the IRS Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Federal Funds Rate means in relation to any day, the rate per annum equal to:

(a)	the rate on overnight federal funds transactions calculated by the Federal Reserve Bank of New York as the federal funds effective rate as published for that day (or, if that day is not a Swingline Business Day, for the immediately preceding Swingline Business Day) by the Federal Reserve Bank of New York; or

(b)	if a rate is not so published for any day which is a Swingline Business Day, the average of the quotations for that day on overnight federal funds transactions received by the Agent from three depository institutions of recognised standing selected by the Agent, and if, in either case, that rate is less than zero, the Federal Funds Rate shall be deemed to be zero.

Fee Letter means:

(a)	any letter or letters between the Agent and any Obligor (or the Obligors’ Agent) setting out any of the fees referred to in Clause 15 (Fees); and

(b)	any document setting out fees payable to a Finance Party referred to in Clause 15.6 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document.

Finance Document means this Agreement, any Ancillary Document, any Fee Letter, any Accession Letter, any Resignation Letter, any Margin Certificate, any Extension Request, any Reference Rate Supplement, any Compounding Methodology Supplement, any Debt Pushdown Notice and any other document designated as such by the Agent and the Obligors’ Agent.

Finance Party means the Agent, the Coordinators, a Lender or any Ancillary Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at financial institutions;

(b)	any acceptance credit or bill discounting facility;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any preference share by its terms required to be redeemed prior to the Termination Date;

(e)	any finance or capital lease or hire purchase, conditional sale or other arrangement required by the Accounting Principles to be capitalised for accounting purposes;

(f)	receivables sold, pledged or discounted (otherwise than on a Non-Recourse basis or receivables sold, pledged or discounted pursuant to a Permitted Receivables Securitisation);

(g)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment (as the case may be) would be required to be accounted for as a liability under the Accounting Principles and:

(i)	is arranged primarily as a method of raising finance or financing the acquisition or construction of that asset or the acquisition of that service (other than trade credit on customary commercial terms); or

(ii)	involves a period of more than six months before or after (as the case may be) the date of acquisition or supply;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount) to the extent required to be accounted for as liabilities under the Accounting Principles;

(i)	any other transaction (including any forward sale or purchase agreement) which is required to be accounted for as a borrowing under the Accounting Principles;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, documentary credit or other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (j) above,

but excluding any indebtedness owed by one member of the Group to another member of the Group.

Financial Statements means Annual Financial Statements and/or Interim Financial Statements.

Financial Year means the annual accounting period of the Group ending on or about 31 December in each year.

First Extension Termination Date has the meaning given to it in Clause 9.4 (Extension of Termination Date).

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 14.4 (Cost of funds).

Gross Outstandings means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in paragraph (a) of the definition of Ancillary Outstandings were deleted.

Group means the Parent and its Subsidiaries for the time being, other than any Securitisation SPVs.

Guarantee Principles means the principles set out in Schedule 11 (Guarantee Principles).

Guarantor means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors).

Historic Primary Term Rate means, in relation to any Term Rate Loan, the most recent applicable Primary Term Rate for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than seven days before the Quotation Day.

Historic RFR means, in relation to a currency and an RFR Banking Day for that currency, the most recent RFR for a day which is no more than five RFR Banking Days before that RFR Banking Day.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event,

and payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation) or any other form agreed between the Agent and the Obligors’ Agent.

Increase Lender has the meaning given to that term in Clause 2.2 (Increase after cancellation).

Initial Termination Date means the date falling five years after the date of this Agreement.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, examiner or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.7 (Default interest).

Interim Financial Statements has the meaning given to it in Clause 23.1 (Financial statements).

Interpolated Alternative Term Rate means, in relation to any Term Rate Loan (rounded to the same number of decimal places as the two relevant Alternative Term Rates), the rate which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Alternative Term Rate (as of the Quotation Time) for the longest period (for which that Alternative Term Rate is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Alternative Term Rate is available for a period which is less than the Interest Period of that Loan, the applicable Overnight Rate (if any) for the Overnight Reference Day; and

(b)	the applicable Alternative Term Rate (as of the Quotation Time) for the shortest period (for which that Alternative Term Rate is available) which exceeds the Interest Period of that Loan.

Interpolated Historic Primary Term Rate means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:

(a)	either:

(i)	the most recent applicable Primary Term Rate (as of a day which is not more than seven days before the Quotation Day) for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Primary Term Rate is available for a period which is less than the Interest Period of that Loan, the most recent applicable Overnight Rate (if any) for a day which is:

(A)	no more than seven days before the Quotation Day; and

(B)	no later than the Overnight Reference Day; and

(b)	the most recent applicable Primary Term Rate (as of a day which is not more than seven days before the Quotation Day) for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan.

Interpolated Primary Term Rate means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Primary Term Rate (as of the Quotation Time) for the longest period (for which that Alternative Term Rate is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Primary Term Rate is available for a period which is less than the Interest Period of that Loan, the applicable Overnight Rate (if any) for the Overnight Reference Day; and

(b)	the applicable Primary Term Rate (as of the Quotation Time) for the shortest period (for which that Alternative Term Rate is available) which exceeds the Interest Period of that Loan.

Irish Companies Act means the Companies Act 2014 of Ireland (as amended).

IRS Code means the US Internal Revenue Code of 1986.

IRS means the Internal Revenue Service of the U.S. Department of the Treasury.

ITA means the Income Tax Act 2007.

KPIs means the sustainability key performance indicators (KPIs) specified in a SLL Commencement Form.

Legal Opinion means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 28 (Changes to the Obligors).

Legal Reservations means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court, the principles of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation, court schemes, moratoria, administration, examinership and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction, regardless of whether considered in a proceeding in equity or at law;

(b)	the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty (other than Irish stamp duty) may be void and defences of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c)	conflicts of laws principles relating to a contracting party’s substantial relationship with the subject jurisdiction, or whether there is a reasonable basis for the choice of law, and with exceptions for applicability of federal law, procedural matters and for matters which may be judged to violate local legal public policy;

(d)	local principles relating to finality of judgments, non-exclusivity and possibilities of appeal;

(e)	similar principles, rights and defences under the laws of any applicable jurisdiction to the extent that they are relevant and applicable; or

(f)	any other matters which are set out as qualifications or reservations (however described) as to matters of law of general application in the Legal Opinions.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase after cancellation) or Clause 27 (Changes to the Lenders), which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

LMA means the Loan Market Association.

Loan means a Facility A Loan, a Facility B Loan or a Swingline Loan.

Lookback Period means the number of days specified as such in the applicable Reference Rate Terms.

Majority Lenders means a Lender or Lenders whose Commitments (other than Swingline Commitments) aggregate more than 66⅔% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction).

Majority Facility B Lenders means a Lender or Lenders whose Facility B Commitments aggregate more than 66⅔% of the Total Facility B Commitments.

Margin means the rate per annum calculated in accordance with Clause 12.5 (Margin adjustments – rating) and Clause 12.6 (Margin adjustments - sustainability).

Margin Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Margin Certificate).

Market Disruption Rate means the rate (if any) specified as such in the applicable Reference Rate Terms.

Material Adverse Effect means:

(a)	a material adverse effect on the business, operations or financial condition of the Group taken as a whole;

(b)	a material adverse effect on the ability of the Obligors (taken together) to perform any of their payment obligations under any of the Finance Documents; or

(c)	the guarantee given by any Guarantor not being effective or enforceable in accordance with its terms in a manner or to an extent which is materially prejudicial to the financial interests of the Lenders.

Material Company means, at any time:

(a)	an Obligor; or

(b)	a Subsidiary of the Parent whose unconsolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Adjusted EBITDA) represents 5% or more of Adjusted EBITDA reported in the latest Annual Financial Statements.

Compliance with the conditions set out in paragraph (b) above shall be determined by the Parent or the Obligors’ Agent on an annual basis by reference to latest Annual Financial Statements and the most recent annual financial results of that Subsidiary.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	other than where paragraph (b) below applies:

(i)	(subject to paragraph (iii) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and

(b)	in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency), subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms.

These rules will only apply to the last month of any period.

Multi-account Overdraft means an Ancillary Facility which is an overdraft facility comprising more than one account.

Net Outstandings means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

New Lender has the meaning given to that term in Clause 27 (Changes to the Lenders).

Non-Recourse means, in relation to a Permitted Receivables Securitisation, no recourse to the Group other than recourse that is customary for trade receivables facilities in the relevant jurisdiction.

Obligor means a Borrower or a Guarantor.

Obligors’ Agent means:

(a)	Smurfit Kappa Investments Limited; or

(b)	any other person which becomes the Obligors’ Agent in accordance with paragraphs (c) and (d) of Clause 2.4 (Obligors' Agent) or as a result of being the surviving entity following a Permitted Reorganisation involving a person which was the Obligors’ Agent immediately prior to such Permitted Reorganisation (provided that such surviving entity remains an Obligor).

Optional Currency means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

Original Obligor means an Original Borrower or an Original Guarantor.

Original Swingline Lender means an Original Lender listed in Part 3 of Schedule 1 (The Original Parties) as a Swingline Lender.

Overall Facility B Commitment of a Lender means:

(a)	its Facility B Commitment; or

(b)	in the case of a Swingline Lender which does not have a Facility B Commitment, the Facility B Commitment of its Affiliate which is a Facility B Lender.

Overnight Rate means the rate (if any) specified as such in the applicable Reference Rate Terms.

Overnight Reference Day means the day (if any) specified as such in the applicable Reference Rate Terms.

Parent means:

(a)	from the date of this Agreement (except as provided below), Smurfit Kappa Group;

(b)	from the date on which Smurfit WestRock becomes a party to this Agreement, Smurfit WestRock; and

(c)	thereafter, from the date of any Permitted Holdco Reorganisation, the relevant Replacement Parent (as defined in the definition of Permitted Holdco Reorganisation).

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

PBGC means the United States Pension Benefit Guaranty Corporation.

Permitted Gross Outstandings means, in relation to a Multi-account Overdraft, any amount, not exceeding its Designated Gross Amount, which is the amount of the Gross Outstandings of that Multi-account Overdraft.

Permitted Guarantee means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any indemnity given in the ordinary course of the documentation of an acquisition transaction which indemnity is in a customary form and subject to customary limitations;

(c)	any guarantee comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purposes of netting debit and credit balances of that member of the Group or of other members of the Group;

(d)	guarantees in existence on the Closing Date (or any replacement or renewals thereof or any guarantee given by the same members of the Group in respect of any permitted refinancing of the obligations guaranteed by such existing guarantee provided that any limit on the amount guaranteed is not subsequently increased (other than as a result of the capitalisation of interest));

(e)	customary indemnities to purchasers under sale agreements for any disposal that is permitted under Clause 24.4 (Disposals);

(f)	guarantees, indemnities and performance or similar bonds guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of business or lease of premises entered into in the ordinary course of business;

(g)	guarantees in respect of the Financial Indebtedness of members of the Group which are not Guarantors where such Financial Indebtedness is not prohibited by the terms of this Agreement;

(h)	guarantees given by a member of a Group in favour of another member of the Group;

(i)	any joint and several liability (hoofdelijke aansprakelijkheid), including any netting or set-off, as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes as a result of the existence of a VAT group under section 15 of the VAT Act or any analogous arrangement in any other jurisdiction, in each case, of which any Obligor is or has been a member;

(j)	guarantees given to a landlord of a member of the Group in relation to lease agreements entered into in the ordinary course of business including:

(i)	a guarantee or performance bond given by a member of a Group for the obligations of another member of such Group under such agreements; or

(ii)	a guarantee given by a member of a Group in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or other instrument issued by a bank or financial institution (on normal commercial terms) to support the obligations of a member of such Group under such agreements;

(k)	guarantees given with the consent of the Agent (acting on the instructions of the Majority Lenders);

(l)	any guarantees granted pursuant to or in connection with a Permitted Receivables Securitisation; and

(m)	any guarantees given pursuant to section 357 of the Irish Companies Act.

Permitted Holdco Reorganisation means:

(a)	the Combination; or

(b)	any other transaction pursuant to which the Parent at such time (the Existing Parent) becomes a direct or indirect wholly-owned subsidiary of another person, and such other person (the Replacement Parent) is designated by the Obligors’ Agent in writing to the Agent as such provided that:

(i)	the beneficial owners of the voting stock of the Replacement Parent immediately following that transaction are substantially the same as the holders of the voting stock of the Existing Parent immediately prior to that transaction and such that no Change of Control has occurred; and

(ii)	the Replacement Parent is (or becomes as soon as reasonably practicable and in any event within five Business Days of being designated as the Replacement Parent) a Guarantor.

A Permitted Holdco Reorganisation may take place at any time and there shall be no limit to the number of Permitted Holdco Reorganisations during the term of this Agreement.

Permitted Receivables Securitisation means a financing of receivables on a Non-Recourse basis by a member or members of the Group (including the Existing Rabobank Securitisation).

Permitted Reorganisation means:

(a)	an amalgamation, merger, demerger, consolidation, reconstruction, solvent winding up, solvent liquidation or other reorganisation of a member of the Group where:

(i)	all of the business and assets of that member of the Group remain within the Group unless otherwise not prohibited by this Agreement;

(ii)	if that member of the Group was an Obligor immediately prior to such reorganisation being implemented, any surviving entity of, or any entity resulting from, any such reorganisation is liable, subject to the Guarantee Principles, for the obligations of that Obligor; and

(iii)	in the case of a Borrower, the surviving entity is located in a jurisdiction that is permitted for Borrowers under this Agreement; and

(b)	any other reorganisation of one or more members of the Group approved by the Agent (acting on the instructions of the Majority Lenders).

Plan means any employee benefit plan (as defined in section 3(3) of ERISA) which is covered by ERISA and with respect to which any Obligor or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Pre-Approved Borrower means WRKCo Inc. (incorporated in Delaware, US with registered number 5688407).

Pre-Approved Currency means euro, Sterling, Swedish Kronor, Canadian Dollars, Japanese Yen and Swiss Francs.

Pre-Approved Jurisdiction means, in respect of Facility B, any province of Canada, Ireland, the Netherlands, any jurisdiction within the United Kingdom, and the states of Delaware and Georgia in the United States.

Primary Term Rate means the rate specified as such in the applicable Reference Rate Terms.

Prohibited Payment means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organisation (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable law or regulation.

Quotation Day means the day specified as such in the applicable Reference Rate Terms.

Quotation Time means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

Quoted Tenor means, in relation to a Primary Term Rate or an Alternative Term Rate, any period for which (at the date of this Agreement) that rate is customarily published.

Rate Switch CAS means, in relation to any Loan or Unpaid Sum in a Rate Switch Currency which is or becomes a “Compounded Rate Loan” pursuant to Clause 11 (Rate Switch), any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or

(b)	if a methodology is specified in the applicable Reference Rate Terms, as determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with that methodology.

Rating means the long term corporate credit rating of the Parent (or, as the case may be, any Affiliate of the Parent given such a rating).

Rating Agency means each of Moody’s Investors Service Limited, Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc. and Fitch Ratings Limited.

Reference Rate Supplement means, in relation to any currency, a document which:

(a)	is agreed in writing by the Obligors’ Agent, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms;

(c)	specifies whether that currency is a Compounded Rate Currency or a Term Rate Currency; and

(d)	has been made available to the Obligors’ Agent and each Finance Party.

Reference Rate Terms means, in relation to:

(a)	a currency;

(b)	a Loan or an Unpaid Sum in that currency;

(c)	an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or

(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Loan, Unpaid Sum or accrual, in Schedule 14 (Reference Rate Terms) or in any Reference Rate Supplement.

Regulation T, U or X means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Market means the market specified as such in the applicable Reference Rate Terms.

Repayment Instalment means each payment made pursuant to Clause 9.1 (Repayment of Facility A Loans).

Repeating Representations means each of the representations set out in Clause 22.1 (Status), Clause 22.2 (Binding obligations), Clause 22.3 (Non-conflict with other obligations), Clause 22.4 (Power and authority), Clause 22.5 (Validity and admissibility in evidence), Clause 22.6 (Governing law and enforcement), paragraph (a) of Clause 22.9 (No default), Clause 22.10 (Financial statements) and Clause 22.12 (Anti-corruption) to Clause 22.14 (Pari passu ranking) (inclusive).

Reportable Event means any of the events set out in Section 4043(c) of ERISA.

Reporting Day means the day (if any) specified as such in the applicable Reference Rate Terms.

Reporting Time means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

Restricted Party means a person that is listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on the Specially Designated Nationals and Blocked Persons list maintained by the US Department of the Treasury Office of Foreign Assets Control, the Consolidated List of Financial Sanctions Targets maintained by His Majesty's Treasury, or any similar list maintained by, or public announcement of sanctions designation made by, any Sanctions Authority.

RFR means the rate specified as such in the applicable Reference Rate Terms.

RFR Banking Day means any day specified as such in the applicable Reference Rate Terms.

Rollover Loan means one or more Facility B Loans:

(a)	made or to be made on the same day that a maturing Facility B Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Facility B Loan;

(c)	in the same currency as the maturing Facility B Loan (unless arising as a result of the operation of Clause 7.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Facility B Loan.

Sanctions means any Sanctions Laws and Anti-Money Laundering Laws.

Sanctions Authorities means:

(a)	the United States;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom;

(e)	Canada; or

(f)	the respective governmental and official institutions and agencies of any of the foregoing, including, without limitation, the US Department of the Treasury Office of Foreign Assets Control, the United States Department of State, His Majesty's Treasury and Global Affairs Canada.

Sanctions Laws means:

(a)	the Executive Order;

(b)	the International Emergency Economic Powers Act (50 USC. §§ 1701 et seq.);

(c)	the Trading with the Enemy Act (50 USC. App. §§ 1 et seq.);

(d)	the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act;

(e)	any other law or regulation promulgated from time to time and administered by the US Department of the Treasury Office of Foreign Assets Control, or the US State Department or the US Department of Commerce, or any similar law enacted in the United States after the date of this Agreement; or

(f)	any other trade, economic or financial sanctions laws, regulations, embargos, rules or restrictive measures administered, enacted or enforced by any Sanctions Authority including (without limitation) those relating to restrictive measures against specific countries or territories, including (without limitation) Donetsk, Luhansk, Crimea, Cuba, Iran, Syria, Sudan, Burma (Myanmar), North Korea and Libya.

Securitisation SPV means:

(a)	WestRock Financial, Inc., incorporated in Delaware, US, with registered number 3309598; and

(b)	any other company, fund or other entity (other than the Parent) established for the purposes of a Permitted Receivables Securitisation which the Obligors' Agent designates as such by notice to the Agent at a time when (and the Obligors' Agent confirms that) no Event of Default is continuing, in each case provided that, and for so long as, it has no assets or operations other than in connection with one or more Permitted Receivables Securitisations.

Security means a mortgage, charge, pledge, hypothec, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Selection Notice means a notice substantially in the form set out in Part 3 of Schedule 3 (Requests) given in accordance with Clause 13 (Interest Periods) in relation to Facility A.

Separate Loan has the meaning given to that term in paragraph (c) of Clause 9.2 (Repayment of Facility B Loans).

SLL Commencement Date means the date on which the KPIs and SPTs are approved by the Majority Facility B Lenders under paragraphs (d) or (e) of Clause 12.6 (Margin adjustments - sustainability).

SLL Commencement Form means a document substantially in the form set out in Schedule 19 (SLL Commencement Form).

SLL Facility means Facility B on and from the SLL Commencement Date.

SLL Longstop Date means the second anniversary of the Closing Date, being the date on or before which (subject to paragraph (e) of Clause 12.6 (Margin adjustments - sustainability)) the SLL Commencement Form is required to be delivered to the Agent by the Obligors' Agent or the Parent.

SLL Reference Period means each Financial Year of the Parent.

SLLP means the Sustainability-Linked Loan Principles published by the LMA from time to time.

Smurfit Kappa 2019 RCF means the €1,350,000,000 revolving facility agreement dated 28 January 2019 between, among others, Smurfit Kappa Investments Limited as the Obligors' Agent and National Westminster Bank plc as Agent.

Smurfit Kappa Group means Smurfit Kappa Group plc, a public limited company incorporated under the laws of Ireland with company number 433527 and having its registered office at Beech Hill, Clonskeagh, Dublin, Ireland.

Smurfit WestRock means Smurfit WestRock Limited (a private limited company) intended to be re-registered and renamed as Smurfit WestRock plc (a public limited company), incorporated under the laws of Ireland with company number 607515 and having its registered office at Beech Hill, Clonskeagh, Dublin, Ireland.

Specified Time means a day or time determined in accordance with Schedule 10 (Timetables).

SPT means, in relation to each KPI and each SLL Reference Period, each sustainability performance target as specified in a SLL Commencement Form.

Subsidiary means, in relation to a company, corporation or partnership, another company, corporation or partnership (in each case other than a Securitisation SPV):

(a)	which is controlled, directly or indirectly, by the first-mentioned company, corporation or partnership;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company, corporation or partnership; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned company, corporation or partnership,

and, for these purposes, a company, corporation or partnership shall be treated as being controlled by another if that other company, corporation or partnership is able to direct its affairs generally and/or to control the composition of a majority of its board of directors or equivalent body.

Substitute Affiliate Lender has the meaning given to it in paragraph (a)(ii) of Clause 27.8 (Lender Affiliates and Facility Office).

Sustainability Amendment Event means:

(a)	the:

(i)	sale, lease, transfer or other disposal of an asset;

(ii)	acquisition of an asset, business or undertaking (or, in each case, any interest in any of them) by any member of the Group; or

(iii)	entry into of any amalgamation, demerger, merger, consolidation or corporate restructuring by any member of the Group; or

(b)	the introduction of or a change in a law or regulation which means that any KPI, SPT or Calculation Methodology is no longer relevant, appropriate and/or ambitious or that it can no longer be calculated, which, in each case, could reasonably be expected to affect any KPI, SPT, Calculation Methodology or any other Sustainability Provision (in the reasonable opinion of the Parent or the Obligors' Agent).

Sustainability Auditor means an independent professional services firm, environmental consultancy firm or ratings agency which is regularly engaged in the application and monitoring of ESG standards and ESG calculation methodologies, and which is not a member of the Group, as may be appointed from time to time by the Obligors' Agent or the Parent.

Sustainability Breach means:

(a)	an Obligor does not comply with Clause 23.3 (Sustainability Compliance Certificate, Sustainability Report and Verification Report), provided that no Sustainability Breach will occur under this paragraph (a) if the failure to comply is capable of remedy and is remedied within 40 Business Days of the earlier of (i) the Agent giving notice to the Parent, the Obligors’ Agent or the relevant Obligor, and (ii) the Parent, the Obligors’ Agent or an Obligor becoming aware of the failure to comply; or

(b)	the representation made by an Obligor pursuant to Clause 22.19 (Sustainability Information) is or proves to have been incorrect or misleading when made or deemed to be made and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 40 Business Days of the earlier of (i) the Agent giving notice to the Parent, the Obligors’ Agent or the relevant Obligor, and (ii) the Parent, the Obligors’ Agent or an Obligor becoming aware of the misrepresentation.

Sustainability Compliance Certificate means a certificate substantially in the form set out in Schedule 18 (Form of Sustainability Compliance Certificate).

Sustainability Compliance Certificate Delay has the meaning given to that term in Clause 23.4 (Sustainability Compliance Certificate Inaccuracy or Delay).

Sustainability Compliance Certificate Inaccuracy has the meaning given to that term in Clause 23.4 (Sustainability Compliance Certificate Inaccuracy or Delay).

Sustainability Coordinator means such Facility B Lender(s) (or their respective Affiliates) as may be appointed by the Obligors' Agent from time to time with the agreement of those Facility B Lender(s).

Sustainability Information means all written material factual information which has been provided by or on behalf of a member of the Group to a Finance Party and/or to the Sustainability Coordinator(s) solely in connection with, and to the extent it relates to, any Sustainability Compliance Certificate, any Sustainability Report, any Verification Report, a KPI, a SPT, a Calculation Methodology or a Baseline.

Sustainability Margin Adjustment has the meaning given to that term in Clause 12.6 (Margin adjustments - sustainability).

Sustainability Margin Adjustment Date has the meaning given to that term in Clause 12.6 (Margin adjustments - sustainability).

Sustainability Provisions means each of Clause 23.3 (Sustainability Compliance Certificate, Sustainability Report and Verification Report), Clause 23.4 (Sustainability Compliance Certificate Inaccuracy or Delay), Clause 25.2 (Sustainability Publicity), Clause 25.3 (SLL Commencement Date), Clause 38.3 (Sustainability Amendment Event) and any other provision in the Finance Documents relating to Sustainability Information, KPIs, SPTs or Calculation Methodology.

Sustainability Report has the meaning given to that term in Clause 23.3 (Sustainability Compliance Certificate, Sustainability Report and Verification Report).

Swingline Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in New York.

Swingline Commitment means:

(a)	in relation to an Original Swingline Lender, the amount in US Dollars set opposite its name under the heading "Swingline Commitment" in Part 3 of Schedule 1 (The Original Parties) and the amount of any other Swingline Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase after cancellation); and

(b)	in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase after cancellation), to the extent not cancelled, reduced or transferred by it under this Agreement.

Swingline Facility means the US Dollar Swingline Loan facility made available under this Agreement as described in Clause 2 (The Facilities).

Swingline Lender means:

(a)	an Original Swingline Lender; or

(b)	any other person which has become a Party as a "Lender" in respect of a Swingline Commitment or a participation in a Swingline Loan in accordance with Clause 2.2 (Increase after cancellation) or Clause 27 (Changes to the Lenders), which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

Swingline Loan means a loan made or to be made under the Swingline Facility or the principal amount outstanding for the time being of that loan.

T2 means the real time gross settlement system operated by the Eurosystem, or any successor system.

Takeover Code means the City Code on Takeovers and Mergers issued by the Panel on Takeovers and Mergers.

TARGET Day means any day on which T2 is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Term Rate Currency means:

(a)	US Dollars;

(b)	euro;

(c)	Swedish Kronor; and

(d)	any other currency specified as such in a Reference Rate Supplement relating to that currency,

to the extent, in any case, not specified otherwise in a subsequent Reference Rate Supplement.

Term Rate Loan means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency to the extent that it is not, or has not become, either: a "Compounded Rate Loan" for its then current Interest Period pursuant to Clause 14.1 (Interest calculation if no Primary Term Rate); or a "Compounded Rate Loan" pursuant to Clause 11 (Rate Switch).

Term Reference Rate means, in relation to a Term Rate Loan:

(a)	the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 14.1 (Interest calculation if no Primary Term Rate),

and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero.

Termination Date means:

(a)	in respect of Facility A, the date falling five years after the date of this Agreement; and

(b)	in respect of Facility B and the Swingline Facility, subject to Clause 9.4 (Extension of Termination Date), the Initial Termination Date.

Total Commitments means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being $5,100,000,000 at the date of this Agreement.

Total Facility A Commitments means the aggregate of the Facility A Commitments, being $600,000,000 at the date of this Agreement.

Total Facility B Commitments means the aggregate of the Facility B Commitments, being $4,500,000,000 at the date of this Agreement.

Total Swingline Commitments means the aggregate of the Swingline Commitments, being $500,000,000 at the date of this Agreement.

Transaction means:

(a)	the Combination;

(b)	the raising of Financial Indebtedness and repayment of existing Financial Indebtedness contemplated by this Agreement; and

(c)	any steps relating to the matters referred to in paragraphs (a) and (b) above.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Obligors' Agent.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

UK means the United Kingdom.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US and United States means the United States of America, any state of it and/or the District of Columbia.

US GAAP means generally accepted accounting principles in the US from time to time.

US Tax Obligor means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation means a utilisation of a Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means:

(a)	in respect of a Loan under Facility A or Facility B, a notice substantially in the form set out in Part 1 of Schedule 3 (Requests); and

(b)	in respect of a Loan under the Swingline Facility, a notice substantially in the form set out in Part 2 of Schedule 3 (Requests).

VAT means:

(a)	any value added tax imposed by the VAT Act;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

VAT Act means the Value-Added Tax Consolidation Act 2010 of Ireland.

Verification Report has the meaning given to that term in Clause 23.3 (Sustainability Compliance Certificate, Sustainability Report and Verification Report).

WestRock Company means WestRock Company, incorporated in Delaware, US with registered number 6727858.

WestRock Farm Credit System Credit Agreement means the $600,000,000 credit agreement dated 7 July 2022 between, among others, WestRock Southeast LLC, the lenders party thereto and CoBank, ACB.

WestRock Group means WestRock Company and its Subsidiaries for the time being.

WestRock Rabobank Credit Agreement means the €700,000,000 credit agreement dated 7 July 2022 between, among others, WRKCo Inc., WestRock Company, WRK Luxembourg S.à.r.l., Multi Packaging Solutions Limited, the lenders party thereto and Coöperatieve Rabobank U.A., New York Branch.

WestRock Wells Fargo Revolving Credit Agreement means the $2.3 billion credit agreement dated 7 July 2022 between, among others, WestRock Company, WRKCo Inc., WestRock Company of Canada Corp./Compagnie WestRock du Canada Corp., WRK Luxembourg S.à.r.l., the lenders party thereto and Wells Fargo Bank, National Association.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	Adjusted EBITDA shall be a reference to Adjusted EBITDA as determined and/or reported in the relevant Financial Statements;

(ii)	the Agent, any Coordinator, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(iii)	the Agent acting reasonably shall mean the Agent acting reasonably or acting on the instructions of the relevant Lenders (which themselves shall act reasonably in giving those instructions);

(iv)	assets includes present and future properties, revenues and rights of every description;

(v)	a Lender's cost of funds in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(vi)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vii)	including shall mean "including but not limited to";

(viii)	jurisdiction of incorporation in the case of an Obligor that is a partnership, an unlimited liability company, a public limited company, a private company limited by shares, a designated activity company or a limited liability company, will be deemed to be a reference to its jurisdiction of incorporation or its jurisdiction of formation and registration, as applicable;

(ix)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	an Interest Period includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated;

(xi)	a Lender includes a Swingline Lender unless the context otherwise requires;

(xii)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xiii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law being one with which it is the practice of the relevant person to comply of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation);

(xiv)	cash includes, without limitation, cash in hand or cash on deposit (including cash on current accounts); and

(xv)	a provision of law is a reference to that provision as amended or re-enacted and to any subordinate or secondary legislation, rules or regulations made under it.

(b)	The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Borrower providing cash cover for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility) to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Ancillary Lender for which that cash cover is to be provided;

(ii)	until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Finance Party with which that account is held, creating a first ranking security interest over that account.

(f)	A Default or an Event of Default is continuing if it has not been remedied or waived.

(g)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Obligors' Agent.

(h)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(i)	Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:

(i)	Schedule 14 (Reference Rate Terms); or

(ii)	any earlier Reference Rate Supplement.

(j)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Schedule 15 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 16 (Cumulative Compounded RFR Rate), as the case may be; or

(ii)	any earlier Compounding Methodology Supplement.

(k)	Any accounting or financial term shall, unless otherwise indicated, be construed in accordance with the Accounting Principles.

(l)	A Borrower repaying or prepaying Ancillary Outstandings means:

(i)	that Borrower providing cash cover in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(m)	An amount borrowed includes any amount utilised by way of an Ancillary Facility.

1.3	Foreign exchange rate fluctuations

When applying baskets, thresholds and other exceptions to the representations, warranties, undertakings and Events of Default, the equivalent to an amount in the Base Currency shall be calculated using the Agent's Spot Rate of Exchange on the date of the Group incurring or making the relevant disposal, investment, loan, debt or guarantee or taking other relevant action. No Event of Default or breach of any representation and warranty or undertaking shall arise merely as a result of a subsequent change in the Base Currency equivalent, in any currency or currencies, of any relevant amount due to fluctuations in exchange rates.

1.4	Financial calculations

For the purposes of calculating and/or determining Consolidated Total Assets, Adjusted EBITDA and/or unconsolidated earnings before interest, tax, depreciation and amortisation for any period prior to any transaction (including the Combination) being consolidated for a full twelve month period and reported as such in the applicable Financial Statements, the Parent (or the Obligors’ Agent) may calculate Consolidated Total Assets, Adjusted EBITDA and/or unconsolidated earnings before interest, tax, depreciation and amortisation as it may determine acting reasonably and in good faith.

1.5	Currency symbols and definitions

(a)	$, USD and US Dollars denote the lawful currency of the United States of America.

(b)	£, GBP and Sterling denote the lawful currency of the United Kingdom.

(c)	€, EUR and euro denote the single currency of the Participating Member States.

(d)	SEK and Swedish Kronor means the lawful currency for the time being of Sweden.

(e)	CAD and Canadian Dollars means the lawful currency for the time being of Canada.

(f)	¥, JPY and Japanese Yen means the lawful currency for the time being of Japan.

(g)	CHF and Swiss Francs means the lawful currency for the time being of Switzerland

1.6	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Subject to paragraph (c) of Clause 38.2 (Exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.7	Personal liability

No personal liability shall attach to any director, officer or employee of any member of the Group or the WestRock Group for any representation or statement made by that member of the Group or the WestRock Group in any Finance Document or certificate signed by a director, officer or employee save in the case of fraud in which case liability (if any) will be determined in accordance with applicable law.

1.8	Dutch terms

In this Agreement, where it relates to a Dutch entity or the context so requires, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)	works council means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;

(c)	constitutional documents means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(d)	The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;

(e)	a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijke zekerheid);

(f)	a winding-up, administration or dissolution includes a bankruptcy (faillissement) or dissolution (ontbinding);

(g)	a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;

(h)	any procedure or step taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);

(i)	an administrator includes a bewindvoerder or a beoogd bewindvoerder;

(j)	a liquidator includes a curator or a beoogd curator;

(k)	an attachment includes a beslag;

(l)	a composition includes an akkoordprocedure buiten faillissement;

(m)	an other similar officer includes a restructuring expert (herstructureringsdeskundige) or observer (observator); and

(n)	reorganisation includes statutory proceedings for the restructuring of debt (akkoordprocedure) under the Dutch Bankruptcy Act (Faillissementswet).

1.9	Irish terms

In this Agreement, where it relates to an Irish entity or the context so requires, a reference to:

(a)	examiner means an examiner or interim examiner appointed pursuant to Section 509 of the Irish Companies Act and examinership shall be construed accordingly;

(b)	inability to pay its debts shall be deemed to mean the relevant Irish Obligor is unable to pay its debts within the meaning of section 509(3) or section 570 of the Irish Companies Act;

(c)	Ireland means the island of Ireland, exclusive of Northern Ireland; and

(d)	process advisor has the meaning given to that term in section 558A of the Irish Companies Act.

2.	The Facilities

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available to the relevant Borrowers:

(i)	a US Dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(ii)	a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility B Commitments

(b)	Subject to the terms of this Agreement, the Swingline Lenders make available to the relevant Borrowers a US Dollar Swingline Loan facility in an aggregate amount equal to the Total Swingline Commitments.

2.2	Increase after cancellation

(a)	The Obligors' Agent may by giving prior notice to the Agent by no later than the date falling 30 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 10.9 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender under any Facility in accordance with:

(A)	Clause 10.2 (Illegality); or

(B)	paragraph (a) of Clause 10.8 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments relating to that Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Commitments relating to that Facility so cancelled as follows:

I.	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Obligors' Agent and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

II.	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

III.	each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

IV.	the Commitments of the other Lenders shall continue in full force and effect; and

V.	any increase in the Commitments shall take effect on the date specified by the Obligors' Agent in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)	The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Obligors' Agent and the Increase Lender upon being so satisfied.

(d)	Each Increase Lender, by executing the Increase Confirmation, confirms that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)	The Obligors' Agent shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably and properly incurred by it in connection with any increase in Commitments under this Clause 2.2.

(f)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 27.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 27.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(g)	The Obligors' Agent may pay to the Increase Lender a fee in the amount and at the times agreed between the Obligors' Agent and the Increase Lender in a Fee Letter.

(h)	Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(i)	Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii)	the New Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

2.3	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents, and any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors' Agent

(a)	Each Obligor (other than the Obligors' Agent) by its execution of this Agreement or an Accession Letter irrevocably appoints the Obligors' Agent (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Obligors' Agent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests and Selection Notices), to execute on its behalf any Accession Letter and any guarantee or security confirmation, extension or ratification (subject to any applicable limitations on such guarantee or security referred to in Clause 21 (Guarantee and Indemnity)), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Obligors' Agent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests and Selection Notices) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication and each Finance Party may rely on any action taken by the Obligors' Agent on behalf of that Obligor.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

(c)	The Parent or the existing Obligors' Agent may at any time, designate another Obligor as Obligors' Agent.

(d)	Unless otherwise provided in this Agreement, if the Obligors' Agent ceases to be an Obligor, the Parent will automatically become the Obligors' Agent.

(e)	Each Obligor acknowledges and agrees to paragraphs (c) and (d) above and agrees that, upon any operation of those paragraphs, it authorises the replacement Obligors' Agent as Obligors' Agent in the terms set out in paragraphs (a) and (b) above.

2.5	Closing Date Obligors

Smurfit Kappa Group shall ensure that on or before the Closing Date:

(a)	each Closing Date Guarantor becomes an Additional Guarantor (and any conditions to the effectiveness of its guarantee, as set out in the relevant Accession Letter, are satisfied); and

(b)	Smurfit WestRock becomes the Parent in accordance with Clause 28.5 (Accession of Parent).

3.	Purpose

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it under Facility A directly or indirectly towards:

(i)	refinancing all or part of the indebtedness outstanding under the WestRock Farm Credit System Credit Agreement;

(ii)	to the extent any member of the Group made any payment (directly or indirectly) on or prior to the Closing Date towards the refinancing of any indebtedness under the WestRock Farm Credit System Credit Agreement, reimbursing any such payment; and

(iii)	financing other amounts, including any hedging payments, fees, costs and expenses and other amounts incurred in connection with the Transaction and/or any other transactions contemplated by the Finance Documents.

(b)	Each Borrower shall apply all amounts borrowed by it under Facility B directly or indirectly towards financing or refinancing the general corporate purposes and working capital purposes of the Group.

(c)	Each Borrower shall apply all amounts borrowed by it under the Swingline Facility directly or indirectly towards financing or refinancing any note or other instrument maturing under a commercial paper programme of a member of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	No Loan may be advanced unless the Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Obligors' Agent and the Lenders promptly upon this condition being met.

(b)	If a Loan is requested before the Agent has given the notice under paragraph (a) above, each Finance Party shall perform its obligations under this Agreement in relation to that Loan, and each Lender shall make its participation in such a Loan available to the Agent in accordance with this Agreement, but the Agent will not advance that Loan to the relevant Borrower (or make any other payments as directed in the relevant Utilisation Request) unless and until it has given that notice under paragraph (a) above. Clause 18.2 (Other indemnities) shall apply to any such Loan. If a requested Loan is not advanced on its proposed Utilisation Date as a result of the operation of this paragraph, the Agent will, promptly after such proposed Utilisation Date, repay to each Lender the amount which it had made available to the Agent under this paragraph.

(c)	The Agent shall notify the Obligors' Agent upon request of the status of each condition precedent listed in Part 1 of Schedule 2 (Conditions Precedent).

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.5 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Declared Default has occurred and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency at the Specified Time and on the Utilisation Date for that Loan;

(ii)	it is a Pre-Approved Currency or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan; and

(iii)	there are Reference Rate Terms for that currency.

(b)	If the Agent has received a request from the Obligors' Agent for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Obligors' Agent by the Specified Time:

(i)	in the case of a currency that is not a Pre-Approved Currency, whether or not the relevant Lenders participating in that Loan have granted their approval; and

(ii)	if approval has been granted or in respect of a Pre-Approved Currency, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency (other than for euros or Sterling where the minimum amount shall be in accordance with paragraphs (d)(ii) and (d)(iii) of Clause 5.4 (Currency and amount).

4.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than one Facility A Loan would be outstanding; or

(ii)	more than 40 Facility B Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 7.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(c)	Any Separate Loan shall not be taken into account in this Clause 4.4.

4.5	Certain Funds – Facility A Loans

(a)	In this Agreement:

Major Default means the Events of Default set out in:

(i)	Clause 26.1 (Non-payment);

(ii)	Clause 26.2 (Other obligations) in so far as it relates to a breach of a Major Undertaking;

(iii)	Clause 26.5 (Insolvency);

(iv)	Clause 26.6 (Insolvency proceedings) other than paragraph (a)(iv) of that Clause;

(v)	Clause 26.3 (Misrepresentation), but only in so far as it relates to any Major Representation; and

(vi)	Clause 26.9 (Unlawfulness) and Clause 26.10 (Repudiation); and Clause 26.11 (United States Bankruptcy Laws),

in each case with respect only to any person which is an Original Obligor (other than an obligation on an Original Obligor to procure compliance by a person which is not an Original Obligor).

Major Representations means the representations set out in:

(i)	Clause 22.1 (Status);

(ii)	Clause 22.2 (Binding obligations);

(iii)	Clause 22.3 (Non-conflict with other obligations), other than paragraph (c) of that Clause; and

(iv)	Clause 22.4 (Power and authority);

(v)	Clause 22.5 (Validity and admissibility in evidence);

(vi)	Clause 22.6 (Governing law and enforcement);

(vii)	Clause 22.12 (Anti-corruption);

(viii)	Clause 22.13 (Sanctions); and

(ix)	and Clause 22.14 (Pari passu ranking),

in each case with respect only to any person which is an Original Obligor (other than an obligation on an Original Obligor to procure compliance by a person which is not an Original Obligor).

Major Undertakings means the undertakings set out in

(i)	Clause 24.2 (Compliance with laws)

(ii)	Clause 24.3 (Negative pledge);

(iii)	Clause 24.4 (Disposals);

(iv)	Clause 24.5 (Financial Indebtedness);

(v)	Clause 24.6 (Mergers);

(vi)	Clause 24.8 (Pari passu ranking); and

(vii)	Clause 24.9 (Sanctions),

in each case with respect only to any person which is an Original Obligor (other than an obligation on an Original Obligor to procure compliance by a person which is not an Original Obligor).

(b)	During the Availability Period, no Lender may refuse to make its participation in a Facility A Loan available, cancel any Facility A Commitment, exercise any right of rescission, set-off or similar right or remedy, cancel, accelerate or cause repayment or prepayment of any amounts owing under any Finance Document to the extent to do so would prevent or limit the making of a Facility A Loan unless:

(i)	any of the conditions precedent set out in Part 1 (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent) have not been satisfied;

(ii)	any Major Representation is not correct or would be incorrect immediately after the making of the Loan;

(iii)	any Major Default is outstanding or would result from the making of the Loan;

(iv)	any Change of Control has occurred; or

(v)	it is unlawful for that Lender to perform its obligations under the Finance Documents.

(c)	Immediately upon the expiry of the Availability Period for Facility A, all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during that Availability Period.

5.	Utilisation – Facility A and Facility B Loans

5.1	General

This Clause 5 does not apply to Swingline Loans.

5.2	Delivery of a Utilisation Request

A Borrower (or the Obligors' Agent on its behalf) may utilise Facility A or Facility B by delivery to the Agent of a duly completed Utilisation Request not later than:

(a)	the Specified Time; or

(b)	in relation to Loans to be drawn on the first Utilisation Date and denominated in US Dollars, 11:00 am (New York time) two Business Days before the proposed Utilisation Date.

5.3	Completion of a Utilisation Request

(a)	Subject to paragraph (b) and (e) below, each Utilisation Request is irrevocable.

(b)	The Obligors' Agent may revoke any Utilisation Request which is delivered prior to the Closing Date, by notice to the Agent, at any time before the Closing Date has occurred.

(c)	If any Utilisation Request is revoked under paragraph (b) then the Agent will promptly notify the Lenders, and Clause 18.2 (Other indemnities) shall apply.

(d)	A Utilisation Request will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	it identifies the Borrower to borrow the Loan, which is a Borrower in relation to the relevant Facility;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.4 (Currency and amount); and

(v)	the proposed Interest Period complies with Clause 13 (Interest Periods).

(e)	A Utilisation Request delivered in connection with the initial Utilisation of Facility A or Facility B may be conditional on the Closing Date having occurred, in which case such Utilisation Request may be revoked by the Borrower giving notice to the Agent if the Closing Date has not occurred on or before the proposed Utilisation Date.

(f)	Only one Loan may be requested in each Utilisation Request.

5.4	Currency and amount

(a)	The currency specified in a Utilisation Request for a Facility A Loan must be the Base Currency.

(b)	The currency specified in a Utilisation Request for a Facility B Loan must be the Base Currency or an Optional Currency.

(c)	The amount of a proposed Facility A Loan must be a minimum of $1,000,000.

(d)	The amount of a proposed Facility B Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of $5,000,000 or, if less, the Available Facility;

(ii)	if the currency selected is euro, a minimum of €5,000,000 or, if less, the Available Facility;

(iii)	if the currency selected is Sterling, a minimum of £5,000,000 or, if less, the Available Facility; or

(iv)	if the currency selected is an Optional Currency other than euro or Sterling, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility, and in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.5	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 9.2 (Repayment of Facility B Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	Other than as set out in paragraph (c) below, the amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	If a Loan is made to repay Ancillary Outstandings, each Lender's participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Loans then outstanding bearing the same proportion to the aggregate amount of the Loans then outstanding as its Commitment bears to the Total Commitments.

(d)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, in the case of a Facility B Loan and if different, the amount of that participation to be made available in accordance with Clause 32.1 (Payments to the Agent), in each case by the Specified Time.

5.6	Debt pushdown – Facility A

(a)	If the Obligors' Agent delivers a duly completed Debt Pushdown Notice to the Agent, then the Debt Pushdown Borrower specified in that Debt Pushdown Notice will be deemed to have delivered a Utilisation Request for a Facility A Loan (the Debt Pushdown Loan) which differs from the Facility A Loan then owing (the Original Loan) only in so far as:

(i)	the Debt Pushdown Loan is owed by the Debt Pushdown Borrower rather than the original Borrower;

(ii)	the Utilisation Date of the Debt Pushdown Loan is the date specified as such in the Debt Pushdown Notice (the Debt Pushdown Date); and

(iii)	the first Interest Period of the Debt Pushdown Loan will be the period from its Utilisation Date to the last day of the then current Interest Period (the Current Interest Period) of the Original Loan.

(b)	A Debt Pushdown Notice will only be considered duly completed if:

(i)	it provides the information set out in the form of Debt Pushdown Notice; and

(ii)	the Debt Pushdown Date is no less than two Business Days after the date of the notice.

(c)	Only one Debt Pushdown Notice may be delivered.

(d)	On the Debt Pushdown Date, provided that the Closing Date has occurred or occurs on the Debt Pushdown Date:

(i)	each Lender shall (subject to the other provisions of this Agreement) be deemed to make its participation in the Debt Pushdown Loan available to the Debt Pushdown Borrower, in accordance with the Utilisation Request deemed delivered for that Debt Pushdown Loan;

(ii)	the proceeds of the Debt Pushdown Loan shall be deemed applied by the Debt Pushdown Borrower in or towards repayment of the Original Loan (on behalf of the Borrower which had borrowed the Original Loan); and

(iii)	each Lender's participation in the Debt Pushdown Loan shall be treated as having been made available to, and applied by, the Debt Pushdown Borrower in or towards repayment of that Lender's participation in the Original Loan.

(e)	Paragraphs (d)(i) to (iii) above shall operate on a cashless basis. No Lender shall be required to make any part of its participation in any Debt Pushdown Loan available in cash and the Debt Pushdown Borrower shall not be required to make repayment (on behalf of the other Borrower) of any Original Loan in cash.

(f)	On the Debt Pushdown Date, provided that the Closing Date has occurred or occurs on the Debt Pushdown Date, the Debt Pushdown Borrower irrevocably:

(i)	acknowledges and agrees to the Debt Pushdown Notice given by the Obligors’ Agent; and

(ii)	agrees to borrow the Debt Pushdown Loan for which it is deemed, under paragraph (a) above, to have delivered a Utilisation Request,

and each of the Debt Pushdown Borrower and the other Obligors authorises each Lender to apply that Lender's participation in each Debt Pushdown Loan in or towards repayment of that Lender's participation in the Original Loan.

(g)	This Clause 5.6 applies notwithstanding that the Availability Period for Facility A may have ended before the Debt Pushdown Date or that any Utilisation Request deemed delivered under paragraph (a) above may be deemed delivered after any relevant Specified Time.

(h)	No Break Costs shall apply to the repayment of the Original Loan under paragraph (d) above.

(i)	Interest accrued in respect of the Original Loan to the date of its repayment under paragraph (d) above will be payable by the Borrower of the Original Loan on the last day of the Current Interest Period applicable to the Original Loan.

6.	Utilisation – Swingline Loans

6.1	General

The following Clauses:

(a)	Clause 4.2 (Further conditions precedent) and Clause 4.3 (Conditions relating to Optional Currencies);

(b)	Clause 5 (Utilisation – Facility A and Facility B Loans);

(c)	Clause 7 (Optional Currencies);

(d)	Clause 12 (Interest), other than Clause 12.3 (Interest – Swingline Loans) or Clause 12.7 (Default interest);

(e)	Clause 13 (Interest Periods), other than Clause 13.3 (Interest Periods: Swingline Loans); and

(f)	Clause 14 (Changes to the Calculation of Interest),

do not apply to Swingline Loans.

6.2	Delivery of a Utilisation Request for Swingline Loans

(a)	A Borrower (or the Obligors' Agent on its behalf) may utilise the Swingline Facility by delivery to the Agent of a duly completed Utilisation Request no later than 9:00 am (New York time) on the Utilisation Date.

(b)	Each Utilisation Request for a Swingline Loan must be sent to the Agent to the address or, if relevant, electronic mail address or other such information in New York notified by the Agent for this purpose with a copy to its address or, if relevant, electronic mail address or other such information referred to in Clause 34 (Notices).

6.3	Completion of a Utilisation Request for Swingline Loans

(a)	Each Utilisation Request for a Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower, which is a Borrower in relation to Facility B;

(ii)	it specifies that it is for a Swingline Loan;

(iii)	the proposed Utilisation Date is a Swingline Business Day within the Availability Period applicable to Facility B;

(iv)	the proposed Swingline Loan is denominated in US Dollars;

(v)	the amount of the proposed Swingline Loan is not more than the Available Swingline Facility and is a minimum of $5,000,000 or, if less, the Available Swingline Facility; and

(vi)	the proposed Interest Period:

(A)	does not extend beyond the Termination Date applicable to Facility B;

(B)	ends on a Swingline Business Day; and

(C)	is a period of not more than five Swingline Business Days or if the fifth Swingline Business Day after the proposed Utilisation Date is not a Business Day, the proposed Interest Period may end on the next Swingline Business Day which is a Business Day.

(b)	Only one Swingline Loan may be requested in each Utilisation Request.

(c)	A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

6.4	Swingline Lenders' participation

(a)	If the conditions set out in this Agreement have been met:

(i)	the Agent shall notify the Lenders of a Utilisation Request no later than 10:00 am (New York time) on the proposed Utilisation Date; and

(ii)	each Swingline Lender shall make its participation in each Swingline Loan available in accordance with the terms of this Agreement.

(b)	The Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	The amount of each Swingline Lender's participation in each Swingline Loan will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Loan, adjusted to take account of any limit applying under Clause 6.5 (Relationship with Facility B).

(d)	The Agent shall notify each Swingline Lender of its participation in that Swingline Loan by no later than 10.00 am (New York time) on the proposed Utilisation Date.

6.5	Relationship with Facility B

(a)	This Clause 6.5 applies when a Swingline Loan is outstanding or is to be borrowed.

(b)	Facility B may be used by way of Swingline Loans. The Swingline Facility is not independent of Facility B.

(c)	Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Facility B Loan or a Swingline Loan to the extent that it would not result in the Base Currency Amount of its participation and the participation of its Affiliate which is a Swingline Lender (if any) in the Facility B Loans and Swingline Loans exceeding its Overall Facility B Commitment.

(d)	Where, but for the operation of paragraph (c) above, the Base Currency Amount of a Lender's participation and the participation of its Affiliate which is a Swingline Lender (if any) in the Facility B Loans and Swingline Loans would have exceeded its Overall Facility B Commitment, the excess will be apportioned among the other Lenders required under this Agreement to make available a participation in the relevant Loan pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until participations in the Loan are apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

6.6	Cancellation of Swingline Commitment

The Swingline Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

6.7	Loss sharing

(a)	If a Facility B Loan (including a Swingline Loan) or interest on a Facility B Loan (including a Swingline Loan) is not paid in full on its due date, the Agent (if requested to do so by any affected Lender) shall calculate the amount (if any) which needs to be paid or received by each Lender with a Facility B Commitment to place that Lender in the position it would have been in had each Lender (or its Affiliate) with a Facility B Commitment participated in that Loan in the proportion borne by its Facility B Commitment to the Total Facility B Commitments or, if the Total Facility B Commitments are then zero, the proportion borne by its Facility B Commitment to the Total Facility B Commitments immediately prior to their reduction to zero.

(b)	The calculation of the Agent is designed solely to allocate the unpaid amount proportionally between the Lenders with a Facility B Commitment according to their Facility B Commitments and will not take into account any commitment fee or other amount payable under the Finance Documents.

(c)	On each occasion which this Clause 6.7 applies, the Agent will set a date (the Loss Sharing Date) on which payments must be made under this Clause 6.7. The Agent shall give at least three Business Days' notice to each affected Lender of this date and the amount of the payment (if any) to be paid or received by it on this date.

(d)	On the Loss Sharing Date:

(i)	each affected Lender who has to make a payment shall pay to the Agent the relevant amount set out in the notice referred to in paragraph (c) above and

(ii)	out of the amounts the Agent receives, the Agent shall pay to each affected Lender who is entitled to receive a payment the amount set out in that notice.

(e)	If the amount actually received by the Agent from the Lenders under paragraph (d) above is insufficient to pay the full amount required to be paid under that paragraph, the Agent shall distribute the amount it actually receives among the affected Lenders pro rata to the amounts they are entitled to receive under that paragraph.

(f)	If a Lender makes a payment to the Agent under this Clause 6.7 then, to the extent that that payment is distributed by the Agent under paragraph (d) or (e) above, as between the relevant Obligor and that Lender an amount equal to the amount of that distributed payment will be treated as not having been paid by the relevant Obligor.

(g)	Any payment under this Clause 6.7 will not reduce the obligations in aggregate of any Obligor.

7.	Optional Currencies

7.1	Selection of currency

A Borrower (or the Obligors' Agent on behalf of a Borrower) shall select the currency of a Facility B Loan in a Utilisation Request.

7.2	Unavailability of a currency

(a)	Other than in respect of Sterling or euro, if before the Specified Time:

(i)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(ii)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 7.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

(b)	Any part of a Loan treated as a separate Loan under this Clause 7 will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(c)	A Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Clause 7.

7.3	Agent's calculations

(a)	All calculations made by the Agent pursuant to this Clause 7 will take into account any repayment, prepayment, consolidation or division of Loans.

(b)	Each Lender's participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.5 (Lenders' participation).

8.	Ancillary Facilities

8.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Obligors' Agent with an Ancillary Lender.

8.2	Availability

(a)	If the Obligors' Agent and a Lender agree and except as otherwise provided in this Agreement, the Lender (or Affiliate of such Lender) may provide all or part of its Facility B Commitment as an Ancillary Facility.

(b)	Other than as provided in Clause 8.12 (Existing Ancillary Facilities), an Ancillary Facility shall not be made available unless, not later than three Business Days prior to the Ancillary Commencement Date for an Ancillary Facility (or such later date as the Agent may agree), the Agent has received from the Obligors' Agent:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) (or Affiliates of a Borrower) which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount (in each case, if applicable); and

(F)	the proposed currency of the Ancillary Facility (as agreed between the proposed Borrower or proposed Affiliate of a Borrower and the relevant Ancillary Lender); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility (other than an Existing Ancillary Facility).

(d)	Subject to compliance with paragraph (b) above:

(i)	the Lender (or Affiliate of such Lender) concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Obligors' Agent and the Ancillary Lender.

8.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Obligors' Agent.

(b)	Those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 8.9 (Affiliates of Borrowers)) at the time of the Ancillary Commencement Date to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow a Lender's Ancillary Commitment to exceed that Lender's Available Commitment (before taking into account the effect of the Ancillary Facility on that Available Commitment); and

(v)	must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 35.3 (Day count convention and interest calculation) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 15.6 (Interest, commission and fees on Ancillary Facilities).

8.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date applicable in respect of the Lender providing that Ancillary Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.

(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless it is permitted to do so under the terms of the Ancillary Facility and:

(i)	it is required to reduce the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount;

(ii)	the Total Commitments have been cancelled in full or all outstanding Loans have become due and payable in accordance with the terms of this Agreement;

(iii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility or it becomes unlawful for any Affiliate of the Ancillary Lender that has an Ancillary Commitment to do so; or

(iv)	both:

(A)	the Available Commitments relating to the Facility; and

(B)	the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower (or Affiliate of a Borrower) funding the repayment of those Ancillary Outstandings in full by way of Loans.

(d)	If a Loan is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

8.5	Limitation on Ancillary Outstandings

Each Borrower (or Affiliate of a Borrower) shall procure that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

(b)	in relation to a Multi-account Overdraft:

(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

8.6	Adjustment for Ancillary Facilities upon acceleration

(a)	In this Clause 8.6:

(i)	Outstandings means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:

(A)	its participation in each Loan then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender); and

(B)	if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility); and

(ii)	Total Outstandings means the aggregate of all Outstandings.

(b)	If a notice is served under Clause 26.12 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall (subject to paragraph (g) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Outstandings) their claims in respect of amounts outstanding to them under the Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Outstandings of each Lender bear the same proportion to the Total Outstandings as such Lender's Commitment bears to the Total Commitments, each as at the date the notice is served under Clause 26.12 (Acceleration).

(c)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)	Any transfer of rights and obligations relating to Outstandings made pursuant to this Clause 8.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer, pursuant to Clause 27.11 (Pro rata interest settlement)).

(e)	Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(f)	All calculations to be made pursuant to this Clause 8.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Agent's Spot Rate of Exchange.

(g)	This Clause 8.6 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Loan or in another currency which is acceptable to that Lender.

8.7	Information

Each Borrower (or the relevant Affiliate of a Borrower) (or the Obligors' Agent on its behalf) and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower (or the relevant Affiliate of a Borrower) consents to all such information being released to the Agent and the other Finance Parties.

8.8	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Commitment is the amount set out opposite the relevant Lender's name in Part 2 of Schedule 1 (The Original Parties) and/or the amount of any Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.

(b)	The Obligors' Agent shall specify any relevant Affiliate of a Lender in any notice delivered by the Obligors' Agent to the Agent pursuant to paragraph (b)(i) of Clause 8.2 (Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender must accede to this Agreement by delivering to the Agent an Ancillary Lender Accession Letter duly executed by the Obligors' Agent and the Ancillary Lender.

(d)	An Affiliate of a Lender referred to in paragraph (c) above will become an Ancillary Lender on the date on which the Agent enters into the Ancillary Lender Accession Letter delivered under paragraph (c) above.

(e)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(f)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

8.9	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower may with the approval of the relevant Ancillary Lender become a borrower with respect to an Ancillary Facility.

(b)	The Obligors' Agent shall specify any relevant Affiliate of a Borrower in any notice delivered by the Obligors' Agent to the Agent pursuant to paragraph (b)(i) of Clause 8.2 (Availability).

(c)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(d)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

8.10	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment is not less than:

(a)	its Ancillary Commitment; or

(b)	the Ancillary Commitment of its Affiliate.

8.11	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including under this Clause 8). In such a case, Clause 38 (Amendments and Waivers) will apply.

8.12	Existing Ancillary Facilities

(a)	A Borrower or the Obligors' Agent may by notice (an Existing Ancillary Facility Election Notice) to the Agent prior to the Closing Date request that any Existing Ancillary Facility be deemed to be an Ancillary Facility established under Facility B (in place of the Facility B Commitments of the Lender which, or the Affiliate of which, provides that Existing Ancillary Facility).

(b)	An Existing Ancillary Facility Election Notice must:

(i)	give the information referred to in paragraph (b) of Clause 8.2 (Availability) in relation to the proposed Existing Ancillary Facility; and

(ii)	specify the date on which the relevant Existing Ancillary Facility is to become an Ancillary Facility (which must be a date within the Availability Period for Facility B and may be conditional upon the occurrence of the Closing Date).

(c)	With effect from the date specified in an Existing Ancillary Facility Election Notice (or if later, the date on which the relevant Borrower becomes an Obligor), the Existing Ancillary Facility shall be an Ancillary Facility for all purposes under this Agreement.

(d)	The Agent shall promptly, and in any event, on the date it receives an Existing Ancillary Facility Election Notice, deliver a copy of the Existing Ancillary Facility Election Notice to the Lender which (or the Affiliate of which) provides that Existing Ancillary Facility.

9.	Repayment

9.1	Repayment of Facility A Loans

(a)	Each Borrower which has drawn a Facility A Loan shall:

(i)	on the third and fourth anniversaries of this Agreement, repay an amount equal to one third of the amount of the Facility A Loan drawn on the first Utilisation Date; and

(ii)	on the Termination Date, repay any amount of the Facility A Loan then outstanding.

(b)	No Borrower may reborrow any part of Facility A which is repaid.

9.2	Repayment of Facility B Loans

(a)	Each Borrower which has drawn a Facility B Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if:

(i)	one or more Facility B Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Facility B Loan is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Facility B Loan (unless it arose as a result of the operation of Clause 7.2 (Unavailability of a currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Facility B Loan; and

(ii)	the proportion borne by each Lender's participation in the maturing Facility B Loan to the amount of that maturing Facility B Loan is the same as the proportion borne by that Lender's participation in the new Facility B Loans to the aggregate amount of those new Facility B Loans, the aggregate amount of the new Facility B Loans shall, unless the Obligors' Agent notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Facility B Loan so that:

(A)	if the amount of the maturing Facility B Loan exceeds the aggregate amount of the new Facility B Loans:

I.	the relevant Borrower will only be required to make a payment under Clause 32.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

II.	each Lender's participation in the new Facility B Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Facility B Loan and that Lender will not be required to make a payment under Clause 32.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans; and

(B)	if the amount of the maturing Facility B Loan is equal to or less than the aggregate amount of the new Facility B Loans:

I.	the relevant Borrower will not be required to make a payment under Clause 32.1 (Payments to the Agent); and

II.	each Lender will be required to make a payment under Clause 32.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans only to the extent that its participation in the new Facility B Loans exceeds that Lender's participation in the maturing Facility B Loan and the remainder of that Lender's participation in the new Facility B Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Facility B Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date and will be treated as separate Loans (the Separate Loans) denominated in the currency in which the relevant participations are outstanding.

(d)	If the Borrower makes a prepayment of a Facility B Loan pursuant to Clause 10.6 (Voluntary prepayment of Facility B Loans), a Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than three Business Days' prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower (or the Obligors' Agent on its behalf) by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to the Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (a) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

9.3	Repayment of Swingline Loans

Each Borrower that has drawn a Swingline Loan shall repay that Swingline Loan on the last day of its Interest Period.

9.4	Extension of Termination Date

(a)	Each Lender under Facility B agrees that the Obligors' Agent may (at its sole discretion) by delivering an Extension Request (as defined below) to the Agent not less than 30 days and not more than 60 days prior to:

(i)	the first anniversary of the date of this Agreement, request the extension of the Termination Date for Facility B and the Swingline Facility by a period of one year (the First Extension Request) commencing on the Initial Termination Date (the First Extension Termination Date); and

(ii)	the second anniversary of the date of this Agreement, request the extension of the then applicable Termination Date for a period of:

(A)	if the Termination Date for Facility B and the Swingline Facility has been extended, pursuant to paragraph (i) above, one year commencing on the First Extension Termination Date; or

(B)	if paragraph (A) above does not apply, either one or two years (at the election of the Obligors' Agent) commencing on the Initial Termination Date (the Second Extension Request and together with the First Extension Request an Extension Request), provided that, in each case, the Termination Date in respect of Facility B and the Swingline Facility shall only be extended if no Event of Default is continuing at the time the applicable Extension Request is delivered.

(b)	A Lender under Facility B may agree to an Extension Request at its sole discretion by delivering an executed Extension Request Acknowledgment in respect of that Extension Request to the Agent. If an Extension Request provides for a deadline for responding to that Extension Request and a Lender does not deliver an executed Extension Request Acknowledgment to the Agent in respect of that Extension Request by such deadline, then that Lender shall be deemed not to have agreed to the Extension Request.

(c)	Subject to paragraphs (d) and (e) below:

(i)	the Commitment of each Lender that has not agreed or consented to:

(A)	a First Extension Request; or

(B)	a Second Extension Request (provided that a First Extension Request has not been accepted by that Lender),

(in each case, a Non-Consenting Lender) will automatically be cancelled on the Initial Termination Date and each Borrower must repay or prepay all amounts, including accrued interest and fees, owing to each Non-Consenting Lender on the Initial Termination Date; and

(ii)	the Commitment of each Lender that has agreed to a First Extension Request, but has not agreed or consented to a Second Extension Request (a Second Non-Consenting Lender) will automatically be cancelled on the First Extension Termination Date and each Borrower must repay or prepay all amounts, including accrued interest and fees, owing to each Second Non-Consenting Lender on the First Extension Termination Date.

(d)	A Lender that does not consent to an Extension Request may, at the Obligors' Agent's sole discretion, be:

(i)	repaid in full and its Commitment cancelled in full in accordance with Clause 10.8 (Right of replacement or repayment and cancellation in relation to a single Lender)

(ii)	replaced in full in accordance with Clause 38.5 (Replacement of Lender).

(e)	The Obligors' Agent may (at its sole discretion) revoke an Extension Request at any time on or before the date falling five Business Days before the Initial Termination Date (in respect of the First Extension Request) or the First Extension Termination Date (in respect of the Second Extension Request), if:

(i)	one or more Lenders under Facility B have not agreed or consented to that Extension Request; or

(ii)	where any Lender under Facility B agrees or consents to that Extension Request subject to certain conditions proposed by that Lender and the Obligors' Agent does not accept any of the conditions proposed by that Lender, provided that the Obligors' Agent may not revoke that Extension Request in respect of any Lender who has agreed or consented to that Extension Request if the Obligors' Agent has confirmed its acceptance of the consent of that Lender to that Extension Request and, if applicable, the conditions to the extension proposed by that Lender. The Obligors' Agent shall be under no obligation to accept an extension offer made by any Lender in response to an Extension Request.

(f)	Any extension fee payable in relation to an Extension Request shall only be payable on or after the date on which the Termination Date in respect of Facility B and the Swingline Facility has been extended pursuant to that Extension Request.

10.	Prepayment and Cancellation

10.1	Cancellation of Commitment

(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)	The Facility B Commitments which, at that time, are unutilised (taking into account a utilisation of Facility B by way of Swingline Loan) shall be immediately cancelled at the end of the Availability Period for Facility B.

10.2	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender which has an Ancillary Commitment for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Obligors' Agent, each Available Commitment of that Lender and of any Affiliate of that Lender which is a Swingline Lender will be immediately cancelled; and

(c)	to the extent that the Lender's (and any such Affiliate's) participation has not been transferred pursuant to Clause 38.5 (Replacement of Lender), each Borrower shall repay that Lender's (and any such Affiliate's) participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Obligors' Agent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's (and any such Affiliate's) corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

10.3	Change of control

(a)	If there is a Change of Control:

(i)	the Obligors' Agent shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)	if a Lender so requires and notifies the Agent within 20 Business Days of the Obligors' Agent notifying the Agent of the event, the Agent shall, by not less than 60 days' notice to the Obligors' Agent, cancel each Commitment of that Lender and of any Affiliate of that Lender which is a Swingline Lender and declare the participation of that Lender and of any such Affiliate in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable. Any such notice will take effect in accordance with its terms.

(b)	For the purpose of paragraph (a) above acting in concert has the meaning given to it in the Takeover Code.

10.4	Voluntary cancellation

(a)	Subject to paragraph (b) below, the Obligors' Agent may, if it gives the Agent not less than two Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $1,000,000 (or its equivalent)) of Available Commitments. Any cancellation under this Clause 10.4 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)	The Obligors' Agent may not make a cancellation pursuant to paragraph (a) above to the extent that that cancellation would result in a Lender (or its Affiliate) failing to meet the requirement set out in paragraph (h) of Clause 27.2 (Conditions of assignment or transfer).

10.5	Voluntary prepayment of Facility A Loans

(a)	A Borrower to which a Facility A Loan has been made may, if it gives the Agent not less than:

(i)	in the case of a Term Rate Loan, three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice; or

(ii)	in the case of a Compounded Rate Loan, five RFR Banking Days' (or such shorter period as the Majority Lenders may agree) prior notice,

prepay the whole or any part of any Facility A Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility A Loan by a minimum amount of $1,000,000 (or its equivalent)).

(b)	A Facility A Loan may only be prepaid after the last day of the Availability Period for Facility A (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	Any prepayment under this Clause 10.5 shall satisfy the obligations under Clause 9.1 (Repayment of Facility A Loans) to the extent of the repayment, in chronological order of future payment unless the Obligors' Agent specifies otherwise at the time of the prepayment.

10.6	Voluntary prepayment of Facility B Loans

(a)	The Borrower to which a Facility B Loan has been made may, if it gives the Agent not less than:

(i)	in the case of a Term Rate Loan, three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice; or

(ii)	in the case of a Compounded Rate Loan, five RFR Banking Days' (or such shorter period as the Majority Lenders may agree) prior notice,

prepay the whole or any part of any Facility B Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility B Loan by a minimum amount of $1,000,000 (or its equivalent)).

(b)	A Borrower (or the Obligors' Agent on its behalf) may apply any prepayment to be made under this Clause 10.6 against any Loan as it may choose in its sole discretion.

(c)	If, in any twelve-month period, more than six prepayments are made in whole or any part of a Compounded Rate Loan, a Borrower making any further prepayment shall pay to the Agent (for its own account) an administration fee of $2,500 on the date of the prepayment.

10.7	Voluntary Prepayment of Swingline Loans

(a)	The Borrower to which a Swingline Loan has been made may, without notice, prepay at any time the whole or part of that Swingline Loan but, if in part, by a minimum of $1,000,000.

(b)	Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.

10.8	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 16.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Obligors' Agent under Clause 16.3 (Tax indemnity) or Clause 17.1 (Increased Costs); or

(iii)	any Lender's Commitment is cancelled pursuant to paragraph (d) of Clause 9.4 (Extension of Termination Date),

the Obligors' Agent may, while the circumstance giving rise to the requirement for that cancellation, increase or indemnification (as applicable) continues, (A) give the Agent notice of cancellation in full of the Commitment(s) of that Lender and of any Affiliate of that Lender which is a Swingline Lender and its intention to procure the repayment in full of that Lender's and any such Affiliate's participation in the Loans or (B) give the Agent notice of its intention to replace that Lender (together with any Affiliate of that Lender) in accordance with Clause 38.5 (Replacement of Lender).

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment(s) of that Lender and of any such Affiliate shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Obligors' Agent has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Obligors' Agent in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan and that Lender's corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

10.9	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Obligors' Agent may, at any time while the Lender continues to be a Defaulting Lender, give the Agent three Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

10.10	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of Facility A which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility B which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Subject to Clause 2.2 (Increase after cancellation), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 10 it shall promptly forward a copy of that notice to either the Obligors' Agent or the affected Lender, as appropriate.

(h)	If all or part of any Lender's participation in a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

10.11	Application of prepayments

Any prepayment of a Loan pursuant to Clause 10.5 (Voluntary prepayment of Facility A Loans) or Clause 10.6 (Voluntary prepayment of Facility B Loans) shall be applied pro rata to each Lender's participation in that Loan.

11.	Rate Switch

11.1	Switch to Compounded Reference Rate

Subject to Clause 11.2 (Delayed switch for existing Term Rate Loans), on and from the Rate Switch Date for a Rate Switch Currency:

(a)	use of the Compounded Reference Rate will replace the use of the Term Reference Rate for the calculation of interest for Loans in that Rate Switch Currency; and

(b)	any Loan or Unpaid Sum in that Rate Switch Currency shall be a "Compounded Rate Loan" and Clause 12.2 (Calculation of interest – Compounded Rate Loans) shall apply to each such Loan or Unpaid Sum.

11.2	Delayed switch for existing Term Rate Loans

If the Rate Switch Date for a Rate Switch Currency falls before the last day of an Interest Period for a Term Rate Loan in that currency:

(a)	that Loan shall continue to be a Term Rate Loan for that Interest Period and Clause 12.1 (Calculation of interest – Term Rate Loans) shall continue to apply to that Loan for that Interest Period;

(b)	any provision of this Agreement which is expressed to relate to a Compounded Rate Currency shall not apply in relation to that Loan for that Interest Period; and

(c)	on and from the first day of the next Interest Period (if any) for that Loan:

(i)	that Loan shall be a "Compounded Rate Loan"; and

(ii)	Clause 12.2 (Calculation of interest – Compounded Rate Loans) shall apply to that Loan.

11.3	Notifications by Agent

(a)	Following the occurrence of a Rate Switch Trigger Event for a Rate Switch Currency, the Agent shall:

(i)	promptly upon becoming aware of the occurrence of that Rate Switch Trigger Event, notify the Obligors' Agent and the Lenders of that occurrence; and

(ii)	promptly upon becoming aware of the date of the Rate Switch Trigger Event Date applicable to that Rate Switch Trigger Event, notify the Obligors' Agent and the Lenders of that date.

(b)	The Agent shall, promptly upon becoming aware of the occurrence of the Rate Switch Date for a Rate Switch Currency, notify the Obligors' Agent and the Lenders of that occurrence.

11.4	Rate switch definitions

In this Agreement:

Backstop Rate Switch Date means in relation to a Rate Switch Currency:

(a)	the date (if any) specified as such in the applicable Reference Rate Terms; or

(b)	any other date agreed as such between the Agent, the Majority Lenders and the Obligors' Agent in relation to that currency.

Rate Switch Currency means a Term Rate Currency:

(a)	which is specified as a "Rate Switch Currency" in the applicable Reference Rate Terms; and

(b)	for which there are Reference Rate Terms applicable to Compounded Rate Loans.

Rate Switch Date means:

(a)	in relation to a Rate Switch Currency, the earlier of:

(i)	the Backstop Rate Switch Date; and

(ii)	any Rate Switch Trigger Event Date,

for that Rate Switch Currency; or

(b)	in relation to a Rate Switch Currency which becomes a Rate Switch Currency after the date of this Agreement, the date specified as the "Rate Switch Date" in the applicable Reference Rate Terms.

Rate Switch Trigger Event means:

(a)	in relation to any Rate Switch Currency and the Primary Term Rate applicable to Loans in that Rate Switch Currency:

(i)	(A)	the administrator of that Primary Term Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Primary Term Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Primary Term Rate;

(ii)	the administrator of that Primary Term Rate publicly announces that it has ceased or will cease to provide that Primary Term Rate for any Quoted Tenor permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Primary Term Rate for that Quoted Tenor;

(iii)	the supervisor of the administrator of that Primary Term Rate publicly announces that such Primary Term Rate has been or will be permanently or indefinitely discontinued for any Quoted Tenor; or

(iv)	the administrator of that Primary Term Rate or its supervisor publicly announces that that Primary Term Rate for any Quoted Tenor may no longer be used; and

(b)	the supervisor of the administrator of that Primary Term Rate publicly announces or publishes information stating that that Primary Term Rate for any Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market and the economic reality that it is intended to measure and that such representativeness will not be restored (as determined by such supervisor).

Rate Switch Trigger Event Date means, in relation to a Rate Switch Currency:

(a)	in the case of an occurrence of a Rate Switch Trigger Event for that Rate Switch Currency described in paragraph (a)(i) of the definition of "Rate Switch Trigger Event", the date on which the relevant Primary Term Rate ceases to be published or otherwise becomes unavailable;

(b)	in the case of an occurrence of a Rate Switch Trigger Event for that Rate Switch Currency described in paragraph (a)(ii), (a)(iii) or (a)(iv) of the definition of "Rate Switch Trigger Event", the date on which the relevant Primary Term Rate for the relevant Quoted Tenor ceases to be published or otherwise becomes unavailable; and

(c)	in the case of an occurrence of a Rate Switch Trigger Event for that Rate Switch Currency described in paragraph (b) of the definition of "Rate Switch Trigger Event", the date on which the relevant Primary Term Rate for the relevant Quoted Tenor ceases to be representative of the underlying market and the economic reality that it is intended to measure (as determined by the supervisor of the administrator of such Primary Term Rate).

12.	Interest

12.1	Calculation of interest – Term Rate Loans

The rate of interest on each Term Rate Loan for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Term Reference Rate.

12.2	Calculation of interest – Compounded Rate Loans

(a)	The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)	If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

12.3	Interest – Swingline Loans

(a)	The rate of interest on each Swingline Loan for any day during its Interest Period is 0.50% per annum over the rate per annum determined by the Agent to be the Federal Funds Rate for that day.

(b)	The Agent shall promptly notify the Swingline Lenders and the relevant Borrower of the determination of the rate of interest under paragraph (a).

(c)	If any day during an Interest Period is not a Swingline Business Day, the rate of interest on a Swingline Loan on that day will be the rate applicable to the immediately preceding Swingline Business Day.

(d)	Each Borrower shall pay accrued interest on each Swingline Loan made to it on the last day of its Interest Period.

12.4	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

12.5	Margin adjustments – rating

(a)	The initial Margin is:

(i)	for Facility A: 1.45% per annum; and

(ii)	for Facility B: 0.45% per annum.

(b)	Subject to Clause 12.6 (Margin adjustments - sustainability) and the other provisions of this Clause 12.5, the Margin will be calculated by reference to the table below and the information set out in the most recent Margin Certificate delivered to the Agent pursuant to paragraph (c) below:

Rating			Facility A Margin % per annum	Facility B Margin % per annum
Moody's Investor Services Limited	Fitch Ratings Ltd	Standard & Poor's Rating Services

A3 or higher	A- or higher	A- or higher	1.30	0.30

Baa1	BBB+	BBB+	1.35	0.35

Baa2	BBB	BBB	1.45	0.45

Baa3	BBB-	BBB-	1.60	0.60

Ba1 or lower	BB+ or lower	BB+ or lower	1.85	0.85

(c)	The Obligors' Agent must notify the Agent of any notification to it by a Rating Agency of a change in its Rating by delivering a Margin Certificate promptly and in any case, within five Business Days, after the relevant change in Rating.

(d)	Within three Business Days of the Closing Date, the Obligors' Agent must notify the Agent of the Ratings then given by each Rating Agency, unless those Ratings are such that would (under the provisions of this Clause 12.5) result in a Margin of 1.45% per annum for Facility A and 0.45% per annum for Facility B.

(e)	The Parent (or, if applicable, an Affiliate of the Parent) shall be under no obligation to obtain and/or maintain a Rating from all of the Rating Agencies.

(f)	Subject to paragraph (g) below, for any period during which the equivalent Ratings given by the Rating Agencies differ, the applicable Margin will be determined by reference to the average applicable percentage rate per annum of the Margins applicable to the relevant Ratings as set out in the table above.

(g)	If three Ratings are maintained by the Parent (or, if applicable, an Affiliate of the Parent) from the three Rating Agencies, and two of the Rating Agencies give a rating of Baa3/BBB- or higher (an IG Rating) and the other gives a rating of Ba1/BB+ or below, then the Margin shall be determined only by reference to the two IG Ratings.

(h)	If only one Rating Agency provides a Rating, the Margin shall be calculated on the basis of that Rating.

(i)	For so long as:

(i)	the Obligors' Agent is in default of its obligations under this Agreement to notify the Agent of any change in its Rating under paragraph (c) above;

(ii)	an Event of Default is continuing; or

(iii)	no Rating is obtained or maintained from any of the Rating Agencies,

the Margin shall be calculated on the basis of a Rating of Ba1/BB+ or lower.

(j)	Any increase or decrease in the Margin for a Loan shall take effect on the date which is three Business Days after receipt by the Agent of the notification delivered pursuant to paragraph (c) above.

12.6	Margin adjustments - sustainability

(a)	Until an SLL Commencement Date has occurred:

(i)	no definitions, terms, provisions and mechanisms relating to the adjustment of the Margin as contemplated by this Clause 12.6 shall apply;

(ii)	the Margin shall be calculated on the basis that no adjustment to the Margin under this Clause 12.6 is effected; and

(iii)	no member of the Group shall be required to deliver any Sustainability Compliance Certificate or Verification Report.

(b)	Following receipt of an SLL Commencement Form from the Obligors' Agent:

(i)	the Agent shall promptly notify the Facility B Lenders;

(ii)	each Facility B Lender (acting reasonably) may decide whether to accept the SLL Commencement Form by the date falling 15 Business Days from the date of the SLL Commencement Form (the Acceptance Date); and

(iii)	if any Facility B Lender fails to respond to the SLL Commencement Form by the Acceptance Date (or such longer time period as the Obligors' Agent and the Agent (acting on the instructions of the Majority Facility B Lenders) may agree):

(A)	its Commitment shall not be included for the purpose of the Total Facility B Commitments when ascertaining whether the agreement of the Majority Facility B Lenders has been obtained to accept the SLL Commencement Form; and

(B)	its status as a Facility B Lender shall be disregarded for the purpose of ascertaining whether the agreement of the Majority Facility B Lenders has been obtained to accept the SLL Commencement Form.

(c)	The Agent shall promptly notify the Obligors' Agent of any acceptances, rejections, non-responses and any other replies (including the names of any Lenders) in respect of the SLL Commencement Form by the Facility B Lenders.

(d)	Subject to paragraph (b)(iii) above, if the Agent has received acceptances in respect of the SLL Commencement Form from the Majority Facility B Lenders on or prior to the Acceptance Date:

(i)	the Agent shall promptly (and within three Business Days of the Acceptance Date) countersign the SLL Commencement Form and circulate the countersigned SLL Commencement Form to the Obligors' Agent and the Facility B Lenders;

(ii)	the proposals included in the SLL Commencement Form shall become effective on the date which the Agent has countersigned the SLL Commencement Form provided that the Obligors' Agent has confirmed that no Event of Default has occurred and is continuing on the SLL Commencement Date; and

(iii)	subject to Clause 25.2 (Sustainability Publicity), on and from the SLL Commencement Date, the Parent and the other members of the Group shall be entitled to refer to Facility B as "sustainability-linked" in public communications.

(e)	Subject to paragraph (b)(iii) above, if, following the Acceptance Date, the SLL Commencement Form has not been approved by the Majority Facility B Lenders, the Obligors' Agent and the Facility B Lenders shall enter into negotiations in good faith to revise and agree a revised SLL Commencement Form (including KPIs and SPTs) and the SLL Longstop Date shall automatically be extended to any date agreed between the Obligors' Agent and the Agent (acting on the instructions of the Majority Facility B Lenders). If a revised SLL Commencement Form is approved by the Obligors' Agent and the Agent (acting on the instructions of the Majority Facility B Lenders) then it shall take effect as the SLL Commencement Form, and sub-paragraphs (i) to (iii) of paragraph (d) above shall apply to it.

(f)	Subject to Clause 25.1 (Declassification Event) and the other paragraphs of this Clause 12.6, following:

(i)	the occurrence of the SLL Commencement Date, and

(ii)	the receipt by the Agent of the Sustainability Compliance Certificate in respect of a SLL Reference Period in accordance with Clause 23.3 (Sustainability Compliance Certificate, Sustainability Report and Verification Report), the Margin applicable to each Loan made available under the SLL Facility shall be adjusted (a Sustainability Margin Adjustment) (or not adjusted, as the case may be) to the applicable rate by reference to the table set out in the SLL Commencement Form, and the number of SPTs that the Sustainability Compliance Certificate for that SLL Reference Period certifies have been met.

(g)	Subject to paragraph (j) below, any Sustainability Margin Adjustment in respect of the Margin for a Loan shall take effect on the date which falls three Business Days after receipt by the Agent of the Sustainability Compliance Certificate for the most recently completed SLL Reference Period pursuant to Clause 23.3 (Sustainability Compliance Certificate, Sustainability Report and Verification Report) (the Sustainability Margin Adjustment Date).

(h)	Subject to paragraph (j) below and to Clause 23.4 (Sustainability Compliance Certificate Inaccuracy or Delay), only one Sustainability Compliance Certificate may be delivered in respect of any SLL Reference Period, and any Sustainability Margin Adjustment made by reference to that SLL Reference Period shall only apply until:

(i)	the date on which the Sustainability Compliance Certificate is required to be delivered for the following SLL Reference Period pursuant to Clause 23.3 (Sustainability Compliance Certificate, Sustainability Report and Verification Report); or

(ii)	where a Sustainability Compliance Certificate has been delivered for the following SLL Reference Period pursuant to Clause 23.3 (Sustainability Compliance Certificate, Sustainability Report and Verification Report), the relevant Sustainability Margin Adjustment Date.

(i)	The calculation of any Sustainability Margin Adjustment which is applied to the Margin in respect of any SLL Reference Period shall disregard any Sustainability Margin Adjustment which was applied to the Margin in respect of the preceding SLL Reference Period.

(j)	If a revised or delayed Sustainability Compliance Certificate is received by the Agent in respect of any SLL Reference Period pursuant to Clause 23.4 (Sustainability Compliance Certificate Inaccuracy or Delay), any Sustainability Margin Adjustment which is applied to the Margin for a Loan by reference to that SLL Reference Period shall:

(i)	be recalculated in accordance with the revised Sustainability Compliance Certificate; and

(ii)	take effect on the date which falls three Business Days after receipt by the Agent of the revised or delayed Sustainability Compliance Certificate for the relevant SLL Reference Period pursuant to Clause 23.4 (Sustainability Compliance Certificate Inaccuracy or Delay).

(k)	If a revised or delayed Sustainability Compliance Certificate received by the Agent pursuant to Clause 23.4 (Sustainability Compliance Certificate Inaccuracy or Delay) shows that a higher Margin should have applied during a certain period, then the amount of interest payment on the following interest payment date shall be adjusted as necessary to put the relevant Borrower, the Agent and the Facility B Lenders in the position they would have been in had the appropriate rate of the Margin applied retrospectively during such period (provided that such adjustments shall only apply to the Loans (and the respective Commitments) of those Facility B Lenders who were participating in the relevant SLL Facility both at the time to which the adjustments relate and the time when the adjustments are actually made).

(l)	For so long as a Sustainability Breach is continuing the SPTs will, for the purposes of this Clause 12.6, be deemed not to have been met for the applicable SLL Reference Period.

(m)	In determining the applicable Margin in accordance with the Sustainability Provisions, at no point will the Sustainability Margin Adjustment exceed 0.05% per annum and accordingly, the applicable Margin will never be increased by more than 0.05% per annum in total and/or decreased by more than 0.05% per annum in total as a result of the Sustainability Provisions.

(n)	For the avoidance of doubt, a Sustainability Margin Adjustment shall only apply after the occurrence of the SLL Commencement Date and only to a Loan made available under the SLL Facility.

12.7	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 12.7 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Term Rate Loan and which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 % higher than the rate which would have applied if the overdue amount had not become due.

(c)	Interest and default interest (in each case, if unpaid) will be compounded with the principal amount of the Loans or the overdue amount (as applicable) at the end of each Interest Period applicable to that amount but will remain immediately due and payable.

12.8	Notifications of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Term Rate Loan under this Agreement.

(b)	The Agent shall, no later than three RFR Banking Days before any Compounded Rate Interest Payment is payable, notify:

(i)	the relevant Borrower of that Compounded Rate Interest Payment;

(ii)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender's participation in the relevant Compounded Rate Loan; and

(iii)	the relevant Lenders and the relevant Borrower of:

(A)	each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.

This paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 14.4 (Cost of funds).

(c)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

(d)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Compounded Rate Loan to which Clause 14.4 (Cost of funds) applies.

(e)	This Clause 12.8 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

12.9	Criminal Interest (Canada)

If any provision of this Agreement would oblige a Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(a)	first, by reducing the amount or rate of interest required to be paid to the affected Lender; and

(b)	thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

13.	Interest Periods

13.1	Selection of Interest Periods

(a)	A Borrower (or the Obligors' Agent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Obligors' Agent on behalf of a Borrower) to which that Facility A Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Obligors' Agent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 13.2 (Changes to Interest Periods), be the period specified in the applicable Reference Rate Terms.

(d)	Subject to this Clause 13, a Borrower (or the Obligors' Agent) may select an Interest Period of:

(i)	any period specified in the applicable Reference Rate Terms;

(ii)	any duration of more than one week but less than six Months to facilitate the implementation of, and payments under, any hedging transaction entered into by a member of the Group (including to ensure that the last day of such Interest Period matches any relevant payment date under any hedging transaction entered into by a member of the Group); or

(iii)	any other period agreed between the Obligors' Agent, the Agent and all the Lenders in relation to the relevant Loan.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility. If the Termination Date has been extended pursuant to Clause 9.4 (Extension of Termination Date), the Interest Period in respect of any Loan that is outstanding prior to the Initial Termination Date or, if applicable, the First Extension Termination Date, may not extend beyond the Initial Termination Date or, if applicable, the First Extension Termination Date if any Lender in respect of that Loan has not accepted the relevant Extension Request.

(f)	Each Interest Period for a Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Facility B Loan has one Interest Period only.

(h)	No Interest Period shall be longer than six Months.

(i)	The length of an Interest Period of a Term Rate Loan shall not be affected by that Term Rate Loan becoming a "Compounded Rate Loan" for that Interest Period pursuant to Clause 14.1 (Interest calculation if no Primary Term Rate).

13.2	Changes to Interest Periods

(a)	Prior to the earlier of:

(i)	the Agent determining the interest rate for the Facility A Loan; and

(ii)	the first day of an Interest Period for the Facility A Loan,

the Agent may shorten an Interest Period for the Facility A Loan to ensure that the Facility A Loan has an Interest Period ending on the relevant Facility A Repayment Date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 13.2, it shall promptly notify the Obligors' Agent and the Lenders.

13.3	Interest Periods: Swingline Loans

(a)	Each Swingline Loan has one Interest Period only.

(b)	The Interest Period for a Swingline Loan must be selected in the relevant Utilisation Request.

13.4	Non-Business Days

Any rules specified as "Business Day Conventions" in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.

14.	Changes to the Calculation of Interest

14.1	Interest calculation if no Primary Term Rate

(a)	Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(b)	Shortened Interest Period: If paragraph (a) above applies but it is not possible to calculate the Interpolated Primary Term Rate, the Interest Period of the Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Term Reference Rate shall be determined pursuant to the definition of "Term Reference Rate".

(c)	Shortened Interest Period and Historic Primary Term Rate: If paragraph (b) above applies but no Primary Term Rate is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the Historic Primary Term Rate for that Loan.

(d)	Shortened Interest Period and Interpolated Historic Primary Term Rate: If paragraph (c) above applies but no Historic Primary Term Rate is available for the Interest Period of the Loan, the applicable Term Reference Rate shall be the Interpolated Historic Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(e)	Alternative Term Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Primary Term Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable Term Reference Rate shall be the aggregate of:

(i)	the Alternative Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; and

(ii)	any applicable Alternative Term Rate CAS.

(f)	Interpolated Alternative Term Rate: If paragraph (e) above applies but no Alternative Term Rate is available for the Interest Period of that Loan, the applicable Term Reference Rate shall be the aggregate of:

(i)	the Interpolated Alternative Term Rate for a period equal in length to the Interest Period of that Loan; and

(ii)	any applicable Alternative Term Rate CAS.

(g)	Compounded Reference Rate or cost of funds: If paragraph (f) above applies but it is not possible to calculate the Interpolated Alternative Term Rate then:

(i)	if "Compounded Reference Rate will apply as a fallback" is specified in the Reference Rate Terms for that Loan and there are Reference Rate Terms applicable to Compounded Rate Loans in the relevant currency:

(A)	there shall be no Term Reference Rate for that Loan for that Interest Period and Clause 12.1 (Calculation of interest – Term Rate Loans) will not apply to that Loan for that Interest Period; and

(B)	that Loan shall be a "Compounded Rate Loan" for that Interest Period and Clause 12.2 (Calculation of interest – Compounded Rate Loans) shall apply to that Loan for that Interest Period; or

(ii)	if "Cost of funds will apply as a fallback" is specified in the Reference Rate Terms for that Loan, Clause 14.4 (Cost of funds) shall apply to that Loan for that Interest Period.

14.2	Interest calculation if no RFR or Central Bank Rate

If:

(a)	there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(b)	"Cost of funds will apply as a fallback" is specified in the Reference Rate Terms for that Loan,

Clause 14.4 (Cost of funds) shall apply to that Loan for that Interest Period.

14.3	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms for a Loan; and

(b)	before the Reporting Time for that Loan the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 40 % of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 14.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

14.4	Cost of funds

(a)	If this Clause 14.4 applies to a Loan for an Interest Period neither Clause 12.1 (Calculation of interest – Term Rate Loans) nor Clause 12.2 (Calculation of interest – Compounded Rate Loans) shall apply to that Loan for that Interest Period and the rate of interest on each Lender's share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)	the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event by the Reporting Time for that Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)	If this Clause 14.4 applies and the Agent or the Obligors' Agent so requires, the Agent and the Obligors' Agent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Obligors' Agent, be binding on all Parties.

(d)	If this Clause 14.4 applies pursuant to Clause 14.3 (Market disruption) and:

(i)	a Lender's Funding Rate is less than the relevant Market Disruption Rate; or

(ii)	a Lender does not notify a rate to the Agent by the relevant Reporting Time,

that Lender's cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

(e)	Subject to paragraph (d) above, if this Clause 14.4 applies but any Lender does not notify a rate to the Agent by the Reporting Time for the relevant Loan the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

(f)	If this Clause 14.4 applies the Agent shall, as soon as is practicable, notify the Obligors' Agent.

14.5	Break Costs

(a)	If an amount or method of calculation is specified as Break Costs in the Reference Rate Terms for a Loan or Unpaid Sum, each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of that Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

15.	Fees

15.1	Commitment fee

(a)	The Obligors' Agent shall pay (or procure that there is paid) to the Agent (for the account of each Lender) a fee in the Base Currency computed at the following rates:

(i)	in respect of Facility A:

(A)	20% of the applicable Margin on that Lender's Available Commitment under Facility A for the period from (and excluding) the date falling 60 days after the date of this Agreement to (and including) the date falling 90 days after the date of this Agreement; and

(B)	30% of the applicable Margin on that Lender's Available Commitment under Facility A for the period from (and excluding) the date falling 90 days after the date of this Agreement to (and including) the last day of the Availability Period applicable to Facility A; and

(ii)	provided that the Closing Date has occurred, in respect of Facility B, 35% of the applicable Margin on that Lender's Available Commitment under Facility B for the period from and including the date on which (as indicated by any notice of cancellation provided under Part 1 of Schedule 2 (Conditions Precedent)) the Smurfit Kappa 2019 RCF will be cancelled in full (or, if no such notice is provided, the Closing Date).

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

15.2	Coordination fee

Subject to Clause 15.7 (Fees payable upon occurrence of Closing Date), the Obligors' Agent shall pay (or procure the payment by another member of the Group) to the Coordinators a coordination fee in the amount and at the times agreed in a Fee Letter.

15.3	Arrangement fee

Subject to Clause 15.7 (Fees payable upon occurrence of Closing Date), the Obligors' Agent shall pay (or procure the payment by another member of the Group) to the Lenders an arrangement fee in the amount and at the times agreed in a Fee Letter.

15.4	Utilisation fee

(a)	The Obligors' Agent shall pay (or procure the payment by another member of the Group) to the Agent for each Lender under a Facility B Loan, a utilisation fee computed at the rate of:

(i)	for each day on which the aggregate amount of Facility B Loans equals or exceeds 33⅓% of the Total Facility B Commitments (as at the date of this Agreement) but is less than 66⅔% of the Total Facility B Commitments (as at the date of this Agreement), 0.20% per annum on Facility B Loans; and

(ii)	for each day on which the aggregate amount of the Facility B Loans equals or exceeds 66⅔% of the Total Facility B Commitments (as at the date of this Agreement), 0.40% per annum on Facility B Loans.

(b)	The utilisation fee is payable on the amount of each Lender's share in the Facility B Loans.

(c)	The accrued utilisation fee is payable on the last day of each successive period of three Months which ends during the Availability Period applicable to Facility B, on the last day of the Availability Period and, if a Lender's Facility B Commitment is cancelled in full and its participation in the Facility B Loans is prepaid or repaid in full, on the date of such cancellation and repayment or prepayment.

15.5	Agency fee

Subject to Clause 15.7 (Fees payable upon occurrence of Closing Date), the Obligors' Agent shall pay (or procure the payment by another member of the Group) to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

15.6	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower (or the Obligors' Agent on its behalf) of that Ancillary Facility based upon normal market rates and terms.

15.7	Fees payable upon occurrence of Closing Date

(a)	Notwithstanding any other provision of any Finance Document, no fees, commissions, costs or expenses under any Finance Document shall be payable if the Closing Date does not occur, other than:

(i)	any coordination fee required to be paid pursuant to the terms of a mandate letter dated 3 May 2024 between the Agent, Smurfit Kappa Treasury and the Parent;

(ii)	the commitment fee in respect of Facility A specified in Clause 15.1 (Commitment fee) (to the extent payable under that Clause); and

(iii)	reasonable and properly incurred legal fees and expenses in connection with the drafting and negotiating of the Finance Documents, subject to any separate arrangements agreed between the Coordinators and the Obligors' Agent.

(b)	Any fees stated in a Fee Letter to be payable on the Closing Date may, notwithstanding any contrary statement in the Fee Letter, be paid within five Business Days after the Closing Date.

16.	Tax Gross Up and Indemnities

16.1	Definitions

(a)	In this Agreement:

Borrower DTTP Filing means an HM Revenue & Customs' Form DTTP2 or DTTP2A duly completed and filed by the relevant Borrower, which:

(i)	where it relates to a UK Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Part 2 or Part 3 of Schedule 1 (The Original Parties), and

(A)	where the UK Borrower is an Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(B)	where the UK Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes an Additional Borrower; or

(ii)	where it relates to a UK Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender; and

(A)	where the UK Borrower is a UK Borrower as at the date on which that Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or

(B)	where the Borrower is not a Borrower as at the date on which that Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower.

Canadian Obligor means an Obligor incorporated or tax resident in Canada.

Canadian Qualifying Lender means a Lender which:

(i)	fulfils the conditions imposed by the law of Canada in order for any payment of interest not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(ii)	is a Canadian Treaty Lender.

Canadian Treaty Lender means a Lender which:

(i)	is treated as a resident of a Canadian Treaty State for the purposes of the relevant Treaty;

(ii)	does not carry on a business in Canada through a permanent establishment, fixed place of business or a permanent representative with which that Lender's participation in that Loan is effectively connected; and

(iii)	meets all other conditions in the relevant Treaty for full exemption from Tax imposed by Canada on interest, subject to the completion of procedural formalities.

Canadian Treaty State means a jurisdiction having a Treaty with Canada which makes provision for full exemption from tax imposed by Canada on interest.

Dutch Obligor means an Obligor incorporated, established or tax resident in The Netherlands.

Dutch Qualifying Lender means, in relation to a payment by or in respect of a Dutch Obligor under a Finance Document, a Lender which is:

(i)	entitled to interest payable to that Lender in respect of an advance under a Finance Document and is a Lender to whom such payment of interest paid by a Dutch Obligor can be made without any Tax Deduction being imposed under the laws of The Netherlands; or

(ii)	a Dutch Treaty Lender.

Dutch Treaty Lender means, in relation to a payment of interest by or in respect of a Dutch Obligor under a Finance Document, a Lender which:

(i)	is treated as a resident of a Dutch Treaty State for the purposes of the relevant Treaty;

(ii)	does not carry on a business in The Netherlands through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	fulfils all other conditions which must be fulfilled in order to benefit from full exemption under the relevant Treaty from Tax imposed by The Netherlands on interest payable to that Lender in respect of an advance under a Finance Document, including for the avoidance of doubt the completion of any necessary procedural formalities in respect of the implementation regulations of the Dutch Withholding Tax Act 2021 (uitvoeringsvoorschriften bronbelasting).

Dutch Treaty State means a jurisdiction having a Treaty with The Netherlands which makes provision for a full exemption from Tax imposed by The Netherlands on interest.

Irish Borrower means any Borrower incorporated under Irish law, resident for tax purposes in Ireland or operating in Ireland through a branch or agency with which this Agreement is connected.

Irish Obligor means an Obligor incorporated, established or resident for the purposes of tax in Ireland under Irish law.

Irish Qualifying Lender means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a bank within the meaning of section 246(1) of the TCA that is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) of the TCA; or

(ii)	(A)	a body corporate that is resident for the purposes of tax in a member state of the European Union (other than Ireland) or in a territory with which Ireland has concluded a Treaty that is in effect by virtue of section 826(1) of the TCA or in a territory with which Ireland has signed a Treaty which will come into effect once all the ratification procedures set out in section 826(1) of the TCA have been completed (residence for these purposes to be determined in accordance with the laws of the territory of which the Lender claims to be resident) where that member state or territory imposes a tax that generally applies to interest receivable in that member state or territory by companies from sources outside that member state or territory; or

(B)	a body corporate where interest payable in respect of an advance:

(1)	is exempted from the charge to income tax under a Treaty that is in effect by virtue of section 826(1) of the TCA; or

(2)	would be exempted from the charge to income tax under a Treaty if such Treaty was in effect by virtue of Section 826(1) of the TCA;

(C)	a US company, provided the US company is incorporated in the US and is taxed in the US on its worldwide income; or

(D)	a US limited liability company (LLC) where, provided the ultimate recipients of the interest payable to that LLC under a Finance Document would, if they were themselves Lenders, be Irish Qualifying Lenders within paragraph (A), (B) or (C) above of this definition and the business conducted through the LLC is so structured for non-tax commercial reasons and not for tax avoidance purposes;

provided in each case at paragraph (A), (B), (C) or (D) the Lender is not (or, in the case of (D), the ultimate recipient of the interest are not) carrying on a trade or business in Ireland through an agency or branch with which the interest payment is connected; or

(iii)	a body corporate:

(A)	which advances money in the ordinary course of a trade which includes the lending of money; and

(B)	in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of the company; and

(C)	which has complied with all of the provisions of Section 246(5)(a) of the TCA as amended, including making the appropriate notifications thereunder; or

(iv)	a qualifying company within the meaning of Section 110 of the TCA;

(v)	an investment undertaking within the meaning of Section 739B of the TCA; or

(vi)	an Irish Treaty Lender.

Irish Treaty Lender means a Lender (other than a Lender falling within paragraph (ii) (A), (B), (C) or (D) of the definition of Irish Qualifying Lender) which:

(i)	is treated as a resident of an Irish Treaty State for the purposes of the relevant Treaty;

(ii)	does not carry on a business in Ireland through a permanent establishment (as defined in the relevant Treaty), with which that Lender's participation in that Loan is effectively connected; and

(iii)	meets all other conditions in the relevant Treaty for full exemption from Tax imposed by Ireland on interest, subject to the completion of procedural formalities.

Irish Treaty State means a jurisdiction having a Treaty with Ireland which is in effect and makes provision for full exemption from Tax imposed by Ireland on interest.

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Confirmation means a written confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is;

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

Tax Credit means a credit against, relief from, rebate of, or repayment or remission of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity).

TCA means the Taxes Consolidation Act 1997 of Ireland.

Treaty means a double taxation treaty or agreement providing for full exemption from Tax imposed on interest.

Treaty Lender means:

(i)	a Canadian Treaty Lender;

(ii)	a Dutch Treaty Lender;

(iii)	an Irish Treaty Lender; or

(iv)	a UK Treaty Lender.

UK Borrower means any Borrower created or organised in the UK.

UK Non-Bank Lender means a Lender which is not an Original Lender and which gives a Tax Confirmation in the documentation which it executes on becoming a Party as a Lender.

UK Obligor means an Obligor incorporated or tax resident in the United Kingdom.

UK Qualifying Lender means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)	a UK Treaty Lender; or

(ii)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.

UK Treaty Lender means a Lender which:

(i)	is treated as a resident of a UK Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(iii)	meets all other conditions in the relevant Treaty for full exemption from Tax imposed by the UK on interest, subject to the completion of procedural formalities.

UK Treaty State means a jurisdiction having a Treaty with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

US Borrower means any Borrower created or organised in the US.

US Guarantor means a Guarantor created or organised in the US.

US Obligor means an Obligor created or organised in the US.

US Qualifying Lender means, in relation to payments to be made by a US Borrower, or by a Guarantor on behalf a US Borrower, a Lender that is:

(i)	a United States person within the meaning of the IRS Code that supplies to the Agent for transmission to the US Borrower or, as the case may be, the Guarantor making payments on behalf of such US Borrower, two original copies of IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as a United States person that is exempt from United States back-up withholding Taxes;

(ii)	eligible for the benefits of a tax treaty with the United States and that supplies to the Agent for transmission to the US Borrower or, as the case may be, the Guarantor making payments on behalf of such US Borrower, two original copies of IRS Form W-8BEN-E (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive such payments without any deduction or withholding in respect of United States federal income Taxes under such tax treaty;

(iii)	entitled to receive such payments without deduction or withholding of any United States federal income Taxes as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States and that supplies to the Agent for transmission to the US Borrower or, as the case may be, the Guarantor making payments on behalf of such US Borrower, two original copies of IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that such payments are effectively connected with the conduct by that Lender of a trade or business within the United States;

(iv)	entitled to receive such payments without deduction or withholding of any United States federal income Taxes under the "portfolio interest" exemption under Section 881(c) of the IRS Code and that supplies to the Agent for transmission to the US Borrower, or as the case may be, the Guarantor making payments on behalf of such US Borrower, making such payments two original copies of IRS Form W-8BEN-E (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form), along with a statement certifying that such Lender (A) is not a "bank" for purposes of Section 881(c)(3)(A) of the IRS Code, (B) is not a "10% shareholder" of the relevant US Borrower within the meaning of Section 881(c)(3)(B) of the IRS Code and (C) is not a "controlled foreign corporation" described in Section 881(c)(3)(C) of the IRS Code with respect to which the relevant US Borrower is a "United States shareholder"; or

(v)	entitled to receive such payments without deduction or withholding of any United States federal income Tax under another applicable exemption and that supplies to the Agent for transmission to the US Borrower or, as the case may be, the Guarantor making payments on behalf of such US Borrower, two original copies of such other applicable form prescribed by the IRS certifying as to such Lender's entitlement to exemption from United States withholding Tax with respect to such payments.

For these purposes, in the case of a Lender that is not treated as the beneficial owner of the payment (or a portion thereof) under the IRS Code, the term "Lender" shall mean the person who is so treated as the beneficial owner of the payment (or portion thereof). In addition, in order to be a US Qualifying Lender, such Lender must (A) supply the applicable forms described above to the Agent as soon as practicable after the date the relevant US Borrower becomes a Party (and in any event no later than ten Business Days thereafter), and from time to time thereafter upon the reasonable request of the US Borrower or Agent and (B) promptly notify the Agent and the US Borrower at any time it determines that it is no longer in a position to provide any previously delivered form to the Agent (or any other form or certification adopted by the US taxing authorities for such purpose).

(b)	Unless a contrary indication appears, in this Clause 16 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

16.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If an Obligor or a Lender becomes aware that an Obligor is required by law to make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) it shall as soon as is reasonably practicable notify the Agent of such requirement or change. If the Agent receives such notification from a Lender or an Obligor it shall promptly notify the affected Parties.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required by law to make a Tax Deduction that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall, if requested by the relevant Finance Party, deliver to the Agent for that Finance Party, an original receipt or certified copy thereof, or, if such original receipt or certified copy thereof is unavailable, evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) any payment which is required to be made in connection with any Tax Deduction has been paid to the relevant taxing authority.

(f)	An Obligor is not required to make any increased payment to a Lender under paragraph (c) above:

(i)	by reason of a Tax Deduction on account of Tax imposed by Canada if the relevant payment is in the respect of a Loan to a Canadian Borrower and at the time that the payment falls due:

(A)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Canadian Qualifying Lender, but on that date that Lender is not or has ceased to be a Canadian Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Canadian Treaty or any published practice or published concession of any relevant taxing authority; or

(B)	that Lender is a Canadian Treaty Lender and the Obligor is able to demonstrate that that payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 16.5 (Filings);

(ii)	by reason of a Tax Deduction on account of Tax imposed by The Netherlands if the relevant payment is in the respect of a Loan to a Dutch Obligor and at the time that the payment falls due:

(A)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Dutch Qualifying Lender, but on that date that Lender is not or has ceased to be a Dutch Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Dutch Treaty or any published practice or published concession of any relevant taxing authority; or

(B)	that Lender is a Dutch Treaty Lender and the Dutch Obligor is able to demonstrate that that payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 16.5 (Filings).

(iii)	by reason of a Tax Deduction on account of Tax imposed by Ireland if the relevant payment is in the respect of a Loan to an Irish Borrower and at the time that the payment falls due:

(A)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been an Irish Qualifying Lender, but on that date that Lender is not or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(B)	that Lender is an Irish Treaty Lender and the Obligor is able to demonstrate that that payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 16.5 (Filings); or

(iv)	by reason of a Tax Deduction on account of Tax imposed by the UK if the relevant payment is in respect of a Loan to a UK Borrower and at the time the payment falls due:

(A)	the payment could have been made to the relevant Lender without a Tax Deduction imposed by the UK if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority; or

(B)	the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of UK Qualifying Lender and:

I.	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment a certified copy of the Direction; and

II.	the payment could have been made to the Lender without any Tax Deduction imposed by the UK if that Direction had not been made; or

(C)	the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of UK Qualifying Lender and:

I.	the relevant Lender has not given a Tax Confirmation to the Obligor; and

II.	the payment could have been made to the Lender without any Tax Deduction imposed by the UK if the Lender had given a Tax Confirmation to the Obligor, on the basis that the Tax Confirmation would have enabled the Obligor to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(D)	that Lender is a UK Treaty Lender and the Obligor is able to demonstrate that that payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clauses 16.2(g), 16.2(h) (Tax gross-up) and 16.5 (Filings);

(v)	by reason of a Tax Deduction on account of Tax imposed by the US if the relevant payment is in respect of a Loan to an US Borrower and at the time that payment falls due, the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a US Qualifying Lender, but on that date that Lender is not or has ceased to be a US Qualifying Lender other than as a result of any change in (or in the official interpretation, administration or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority after the date (A) it became a Lender under this Agreement or (B) changes its office for receiving payments under this Agreement.

(g)

(i)	Subject to paragraph (ii) below, a UK Treaty Lender and each Obligor which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)

(A)	A UK Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part 2 or Part 3 (as applicable) of Schedule 1 (The Original Parties); and

(B)	a UK Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i)	a UK Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	a UK Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing; or

(C)	HM Revenue & Customs has given the Borrower authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired (or is due to expire within six months), and, in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(j)	A UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(k)	A UK Non-Bank Lender which is an Original Lender gives a Tax Confirmation to the Obligors by entering into this Agreement.

(l)	A UK Non-Bank Lender shall promptly notify the Obligors’ Agent if there is any change in the position from that set out in the Tax Confirmation.

(m)	Following a reasonable request from an Obligor in writing, the relevant Lender shall provide to the Agent for each Obligor which makes a payment to which that Lender is entitled (or cause to be provided and updated) all correct, complete and accurate information reasonably requested and available to the Lender and necessary in order to permit such Obligor to comply with any obligations it may have under sections 891A, 891E, 891F and 891G of the TCA and all regulations made pursuant to those sections.

16.3	Tax indemnity

(a)	The Obligors' Agent shall or shall procure that another member of the Group will, within ten Business Days of demand by the Agent pay to a Protected Party an amount equal to any loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party under the law of the jurisdiction in which:

(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes; or

(B)	that Finance Party has a permanent establishment to which income under this Agreement is attributed in respect of amounts received or receivable in that jurisdiction; or

(C)	that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(D)	that is suffered or incurred for or on account of any Tax under the laws of The Netherlands to the extent levied on the basis of article 17a, paragraph c or any replacement of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) in case of any Finance Party having a substantial interest (aanmerkelijk belang) in a Dutch Obligor, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under paragraph (c) of Clause 16.2 (Tax gross-up);

(B)	would have been compensated for by an increased payment under paragraph (c) of Clause 16.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (f) of Clause 16.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	is suffered or incurred with respect to any Bank Levy (or payment attributable to, or liability arising as a consequence of, a Bank Levy) but only to the extent that such Bank Levy is no more onerous than:

I.	in respect of a Bank Levy not yet enacted into law, any draft of such proposed Bank Levy as at the date of this Agreement; or

II.	in respect of any other Bank Levy, as set out under existing law as at the date of this Agreement.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Obligors' Agent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Agent.

16.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5	Filings

A Treaty Lender and each Obligor which makes a payment to which a Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for that Obligor to make that payment without a Tax Deduction. Such procedural formalities shall include, where applicable (but not be limited to) the timely submission of an application for treaty relief to the relevant authorities, including for the avoidance of doubt in respect of the implementation regulations of the Dutch Withholding Tax Act 2021 (uitvoeringsvoorschriften bronbelasting).

16.6	Lender status confirmation

(a)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate in the Transfer Certificate, Assignment Agreement, Increase Confirmation or Designation Notice which it executes on becoming a Party and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(i)	in respect of a Canadian Obligor:

(A)	not a Canadian Qualifying Lender;

(B)	a Canadian Qualifying Lender (other than a Canadian Treaty Lender); or

(C)	a Canadian Qualifying Lender solely on account of being a Canadian Treaty Lender,

(ii)	in respect of a Dutch Obligor:

(A)	not a Dutch Qualifying Lender;

(B)	a Dutch Qualifying Lender other than a Dutch Treaty Lender; or

(C)	a Dutch Qualifying Lender solely on account of being a Dutch Treaty Lender.

(iii)	in respect of an Irish Obligor:

(A)	not an Irish Qualifying Lender;

(B)	an Irish Qualifying Lender (other than an Irish Treaty Lender); or

(C)	an Irish Qualifying Lender on account of being an Irish Treaty Lender,

(iv)	in respect of a UK Obligor:

(A)	not a UK Qualifying Lender;

(B)	a UK Qualifying Lender (other than a UK Treaty Lender); or

(C)	a UK Qualifying Lender solely on account of being a UK Treaty Lender,

(v)	in respect of a US Obligor:

(A)	not a US Qualifying Lender; or

(B)	a US Qualifying Lender.

(b)	If a New Lender, Increase Lender or Substitute Affiliate Lender fails to indicate its status in accordance with this Clause 16.6 then such New Lender, Increase Lender or Substitute Affiliate Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Canadian Qualifying Lender, a Dutch Qualifying Lender, an Irish Qualifying Lender, a UK Qualifying Lender or a US Qualifying Lender until such time as it notifies the Agent which category applies. A Transfer Certificate, Assignment Agreement, Increase Confirmation or Designation Notice shall not be invalidated by any failure of a Lender to comply with this Clause 16.6.

16.7	Stamp taxes

The Obligors' Agent shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, except for:

(a)	any such Tax payable in connection with any Assignment Agreement or Transfer Certificate (as the case may be) or other document effecting the assignment, transfer, sub-participation, sub-contract or designation by any Finance Party of any of its rights and/or obligations under any Finance Document other than any such document entered into in accordance with Clause 19 (Mitigation by the Lenders) or Clause 38.5 (Replacement of Lender); or

(b)	to the extent that such stamp duty, registration or other similar Tax becomes payable upon a voluntary registration made by any Finance Party save where the relevant Finance Party determines (acting reasonably) that such registration is required to maintain or enforce the rights of such Finance Party under the Finance Document.

16.8	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 16.8 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

16.9	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where a Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;

(iii)	where a Borrower is a US Tax Obligor on a date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase after cancellation) and the relevant Lender is an Increase Lender which was not a Lender immediately prior to the relevant increase, the relevant date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase after cancellation);

(iv)	the date a new US Tax Obligor accedes as a Borrower; or

(v)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Obligors' Agent.

(g)	Each Lender agrees that if any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Obligors' Agent.

(h)	The Agent and any Obligor may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. Neither the Agent nor any Obligor shall be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above (as applicable).

16.10	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Obligors' Agent and the Agent, and the Agent shall notify the other Finance Parties.

17.	Increased Costs

17.1	Increased Costs

(a)	Subject to Clause 17.3 (Exceptions) the Obligors' Agent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Agreement;

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(iv)	the implementation or application of or compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives under it or issued in connection with it or in implementation of it.

(b)	In this Agreement

Increased Costs means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

Basel III means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

CRD IV means:

(i)

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, in each case as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018; and

(ii)

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

17.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Obligors' Agent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs. For the avoidance of doubt, each Finance Party will not be obliged to divulge any confidential or sensitive information.

(c)	A Finance Party (or its Affiliate) shall not be entitled to claim for Increased Costs pursuant to paragraph (a) of Clause 17.1 (Increased Costs) to the extent that such Increased Costs arose or were incurred or suffered by it (or its Affiliate) more than six months prior to the date on which the Agent notified the relevant claim to the Obligors' Agent pursuant to paragraph (a) above.

17.3	Exceptions

(a)	Clause 17.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 16.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(vi)	attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy), but only to the extent that such Bank Levy is no more onerous for the Finance Parties concerned than:

(A)	in respect of a Bank Levy not yet enacted into law, any draft of such proposed Bank Levy as at the date of this Agreement; or

(B)	in respect of any other Bank Levy, as set out under existing law as at the date of this Agreement.

(b)	In this Clause 17.3, a reference to a "Tax Deduction" has the same meaning given to that term in Clause 16 (Tax Gross Up and Indemnities).

18.	Other Indemnities

18.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2	Other indemnities

The Obligors' Agent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the revocation of that Utilisation Request under paragraph (b) of Clause 5.3 (Completion of a Utilisation Request) or of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Obligors' Agent.

18.3	Indemnity to the Agent

The Obligors' Agent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

18.4	Indemnity to the Sustainability Coordinator

(a)	The Obligors’ Agent shall promptly indemnify the Sustainability Coordinator(s) against:

(i)	any cost, loss or liability incurred by the Sustainability Coordinator(s) (acting reasonably) as a result of acting or relying on any notice, request, instruction or communication which it reasonably believes to be genuine, correct and appropriately authorised; and

(ii)	any cost, loss or liability incurred by the Sustainability Coordinator(s) (otherwise than by reason of the Sustainability Coordinator's gross negligence or wilful misconduct) in acting as Sustainability Coordinator(s) in relation to the Facilities.

(b)	The Sustainability Coordinator(s) may rely on this Clause 18.4 subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

19.	Mitigation by the Lenders

19.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Obligors' Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10.2 (Illegality), Clause 16 (Tax Gross Up and Indemnities) or Clause 17 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

19.2	Limitation of liability

(a)	The Obligors' Agent shall promptly indemnify each Finance Party for all costs and expenses reasonably and properly incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20.	Costs and Expenses

20.1	Transaction expenses

The Obligors' Agent shall promptly on demand pay the Agent and the Coordinators (subject to any applicable limits agreed between the Obligors' Agent and the Agent from time to time) all costs and expenses (including, among others, legal or notarial, if applicable, fees) reasonably and properly incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

20.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent;

(b)	an amendment is required pursuant to Clause 32.10 (Change of currency); or

(c)	an amendment is required pursuant to Clause 38.3 (Sustainability Amendment Event),

the Obligors' Agent shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including, among others, legal or notarial, if applicable, fees) reasonably and properly incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

20.3	Enforcement costs

The Obligors' Agent shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including, among others, legal or notarial, if applicable, fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

20.4	Transfer costs and expenses

Notwithstanding any other term of the Finance Documents but without prejudice to paragraph (a) of Clause 19.2 (Limitation of liability), if a Finance Party assigns, transfers, sub-participates or designates any of its rights, benefits or obligations under the Finance Documents (other than in accordance with Clause 19 (Mitigation by the Lenders) or Clause 38.5 (Replacement of Lender)) no member of the Group shall be required to pay any fees, costs, expenses or other amounts relating to or arising in connection with that assignment, transfer, sub-participation or designation (including, without limitation, any Taxes).

21.	Guarantee and Indemnity

21.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

21.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents (including any sums payable in connection with any Utilisation of the Commitments as increased pursuant to Clause 2.2 (Increase after cancellation)) regardless of any intermediate payment or discharge in whole or in part.

21.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration, examinership or otherwise, without limitation, then the liability of each Guarantor under this Clause 21 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

21.4	Waiver of defences

The obligations of each Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

21.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 21.

21.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 21:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 21.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for or, to the extent that the relevant Guarantor is not able to hold such amount on trust under the laws of its jurisdiction of incorporation, for and on behalf of the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment Mechanics).

21.8	Release of Guarantors' right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

21.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

21.10	Supported QFCs

(a)	In this Clause 21.10:

(i)	Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

(ii)	BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(iii)	Covered Entity means any of the following:

(A)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iv)	Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(v)	QFC has the meaning given to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 United States Code 5390(c)(8)(D).

(b)	Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, to the extent that any Finance Document provides support, through a guarantee, Security or otherwise, for any agreement or instrument that is a QFC (any such support, QFC Credit Support, and any such QFC, a Supported QFC), each Party acknowledges and agrees as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated under it, the US Special Resolution Regimes) in respect of such Supported QFC and such QFC Credit Support (with the provisions below applicable notwithstanding that any Finance Document or any Supported QFC may in fact be stated to be governed by the laws of the United States of America or a state of it):

(i)	in the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and any obligation in or under such Supported QFC or such QFC Credit Support, and any right in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if such Supported QFC and such QFC Credit Support (and any such interest, obligation and right in property) were governed by the laws of the US or a state of the US; and

(ii)	in the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under any Finance Document that may otherwise apply to such Supported QFC or such QFC Credit Support and that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if such Supported QFC and each Finance Document were governed by the laws of the US or a state of the US. Without limiting the foregoing, each Party understands and agrees that its rights and remedies with respect to a Defaulting Lender or an Impaired Agent shall not affect any right of any Covered Party with respect to any Supported QFC or any QFC Credit Support.

21.11	Guarantee limitations: general

Without limiting any specific exemptions set out below, each Guarantor's obligations and liabilities under this Clause 21 or under any other guarantee or indemnity provision in a Finance Document with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Letter applicable to such Additional Guarantor (as such limitations may be agreed with the Agent or otherwise in accordance with the terms of the Guarantee Principles).

21.12	Guarantee limitations: England

Each Guarantor's obligations and liabilities under this Clause 21 or under any other guarantee or indemnity provision in a Finance Document will not extend to include any obligation or liability that would constitute unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under laws applicable to any relevant Guarantor.

21.13	Guarantee limitations: Ireland

The obligations and liabilities under this Clause 21 or under any other guarantee or indemnity provision in a Finance Document does not apply to any liability to the extent that it would result in or constitute unlawful financial assistance within the meaning of section 82 of the Irish Companies Act (or any analogous provision of any other applicable law) or a breach of section 239 of the Irish Companies Act (or any analogous provision of any other applicable law).

21.14	Guarantee limitations: US

(a)	Notwithstanding anything to the contrary contained in this Agreement or in any other Finance Document, the maximum liability of each US Guarantor under this Clause 21 shall in no event exceed an amount equal to the greatest amount that would not render such US Guarantor’s obligations hereunder and under any other Finance Document subject to avoidance under the US Bankruptcy Code or to being set aside, avoided or annulled under any applicable US Bankruptcy Code or any applicable US state fraudulent transfer or conveyance law (each a Fraudulent Transfer Law), in each case subject to applicable law and after giving effect to:

(i)	all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to any Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder); and

(ii)	the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to applicable law.

(b)	Without prejudice to any of the other provisions of this Agreement or any other Finance Document, each Party agrees that, in the event any payment or distribution is made on any date by a US Guarantor under this Clause 21, each such US Guarantor shall be entitled to be indemnified by each other Guarantor in an amount equal to such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the contributing Guarantor and the denominator shall be the aggregate net worth of all Guarantors.

(c)	Notwithstanding any other provision of this Agreement or any other Finance Document to the contrary, no obligation of a US Obligor shall be (or be deemed) guaranteed by, or otherwise supported directly or indirectly by the assets of, any member of the Group to the extent its guarantee could, as determined by the Obligors' Agent (acting reasonably and in good faith), result in material adverse US tax consequences for any member of the Group or any of its direct or indirect owners.

(d)	Each US Guarantor and each Finance Party (by its acceptance of the guarantee under this Clause 21) hereby confirms that it is its intention that the guarantee under this Clause 21 shall not constitute a fraudulent transfer or conveyance for the purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act of the United States or any similar federal, state or foreign law.

22.	Representations

Each Obligor makes the representations and warranties set out in this Clause 22 (other than the representations and warranties set out in Clause 22.10 (Financial statements) which are made by the Parent only) to each Finance Party on the date of this Agreement.

22.1	Status

(a)	Each Obligor is duly incorporated, organised or formed and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries which is a Material Company has the power to own its assets and carry on its business as it is being conducted in all material respects.

22.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

22.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it, to the extent this would have a Material Adverse Effect;

(b)	its constitutional documents in any material respect; or

(c)	any agreement or instrument binding upon it or any of its assets, in each case to an extent or in a manner which would have a Material Adverse Effect.

22.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

22.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	by it to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

22.6	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

22.7	Deduction of Tax

No Irish Borrower is required to make any Tax Deduction from any payment it may make under any Finance Document to a Lender which is an Irish Qualifying Lender, provided that, in the case of an Irish Treaty Lender, all necessary procedural formalities have been completed.

22.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to the Finance Documents which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Documents (to the extent required).

22.9	No default

(a)	No Event of Default is continuing or would reasonably be expected to result from the making of any Utilisation, other than any Utilisation of a Rollover Loan.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject, in each case, which would have a Material Adverse Effect.

22.10	Financial statements

Its most recent financial statements delivered pursuant to this Agreement:

(a)	have been prepared in accordance with the Accounting Principles which are stated to apply; and

(b)	fairly represent in all material respects the consolidated financial condition and operations of the Parent during the relevant period to which they relate, subject, in the case of quarterly and/or half-yearly financial statements, to normal year-end adjustments and the absence of certain notes, unless, in each case, otherwise referred to in those financial statements or the notes to them.

22.11	Environment

It and each Material Company has obtained all requisite Environmental Approvals required for the carrying on of its business as currently conducted and is in compliance with:

(a)	the terms and conditions of such Environmental Approvals; and

(b)	all other applicable Environmental Laws,

where, in each case, if not obtained or complied with the failure or its consequences would have a Material Adverse Effect.

22.12	Anti-corruption

It and each Material Company, as far as it is aware (having made reasonable enquiry):

(a)	is conducting its businesses and is in compliance with applicable anti-corruption laws in all material respects;

(b)	maintains policies and procedures reasonably designed to promote and achieve compliance with such laws applicable to it in the jurisdictions in which it operates;

(c)	is not subject or party to any material transaction pursuant to which it has made, offered to make, promised to make or authorised any Prohibited Payment; and

(d)	is not subject to any investigation by any governmental entity with regard to any actual or alleged Prohibited Payment which is reasonably likely to be adversely determined and which, if adversely determined, would reasonably be likely to have a Material Adverse Effect.

22.13	Sanctions

(a)	Neither it nor any Material Company:

(i)	is a Restricted Party; or

(ii)	has received written notice of or is or has been the subject of any claim, action, suit, proceeding or investigation with respect to Sanctions.

(b)	The representations and warranties made under paragraph (a) above are made by any Obligor only if and to the extent that the making of such representations and warranties does not result in a violation of, or conflict with, section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes) or any similar applicable anti-boycott law or regulation.

(c)	For a Finance Party that notifies the Agent that it is to be regarded as a "Non-Eligible Finance Party" for this purpose (each a Non-Eligible Finance Party), this Clause 22 shall only apply for the benefit of that Non-Eligible Finance Party to the extent that such application does not result in (i) any violation of, or conflict with, section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes), (ii) any violation of the Blocking Regulation, or (iii) any violation of, or conflict with any similar applicable anti-boycott law or regulation.

(d)	In connection with any amendment, waiver, determination or direction relating to any part of this Clause 22 of which a Non-Eligible Finance Party does not have the benefit, the Commitments of that Non-Eligible Finance Party will be excluded for the purpose of determining whether the consent of the Majority Lenders or all the Lenders has been obtained or whether the determination of the Majority Lenders or all the Lenders has been made.

22.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.15	No proceedings

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, are reasonably likely to be adversely determined, and which if so adversely determined would reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened in writing against it.

22.16	Compliance with ERISA

(a)	Each Obligor and its ERISA Affiliates administers its Plans, in compliance in all respects with all laws and regulations applicable to each of its Plans except as would not have a Material Adverse Effect.

(b)	No event or condition exists in relation to a Plan which is reasonably likely to result in the imposition of a lien or other encumbrance on any of its assets which is reasonably likely to have a Material Adverse Effect.

(c)	None of the following events have occurred with respect to any of the Obligors or their ERISA Affiliates:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, the filing of a notice of intent to terminate, the institution by the PBGC of proceeding to terminate, or the appointment of a trustee to administer, any Plan subject to Title IV of ERISA; and

(iii)	the engagement in any non-exempt prohibited transaction within the meaning of section 4975 of the IRS Code or section 406 of ERISA;

(iv)	the incurrence of any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); and

(v)	a determination or receipt by the Obligor of notification that a Plan is, or is expected to be, in "at risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the IRS Code), or "endangered" or "critical status" within the meaning of Section 305 of ERISA, in each case, except as would not have a Material Adverse Effect.

22.17	Investment Company Act

It is not required to be registered as an Investment Company under the United States Investment Company Act of 1940.

22.18	Margin Stock and United States Securities Exchange Act

No part of the proceeds of a Facility shall be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States (the Federal Reserve Board). Neither the execution and delivery hereof by the Borrowers, nor the performance by them of any of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Facilities) will violate or result in a violation of Regulation T, U or X of the Federal Reserve Board.

22.19	Sustainability Information

As far as the Obligors’ Agent is aware (having made reasonable inquiry), all Sustainability Information was true, complete and accurate in all material respects and is not misleading in any material respect, in each case, as at the date it was prepared.

22.20	Repetition

(a)	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(i)	the date of this Agreement;

(ii)	other than in the case of the Repeating Representation made under Clause 22.10 (Financial statements), the date of each Utilisation Request and the first day of each Interest Period;

(iii)	in the case of the Repeating Representation made under Clause 22.10 (Financial statements), on the date of delivery of, and by reference to, the relevant set of financial statements delivered pursuant to Clause 23.1 (Financial statements); and

(iv)	in the case of an Additional Obligor, the day on which the company becomes an Additional Obligor.

(b)	The representation in Clause 22.19 (Sustainability Information) is deemed to be made by the Obligors’ Agent on the date of each Sustainability Compliance Certificate.

23.	Information Undertakings

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Financial statements

(a)	Subject to paragraph (b) below, the Obligors' Agent shall supply to the Agent in sufficient copies for all the Lenders (or provide in accordance with Clause 23.7 (Use of websites)):

(i)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, the audited consolidated financial statements of the Parent for that financial year (the Annual Financial Statements);

(ii)	commencing with the financial statements in respect of the first half of the financial year ending on 31 December 2025, as soon as the same becomes available, but in any event within 90 days of the end of the first half of each of its financial years, the consolidated financial statements of the Parent for that financial half-year provided that any financial statements delivered in respect of the second financial quarter of each relevant financial year of the Parent shall be deemed to satisfy this requirement (in either case the Interim Financial Statements).

(b)	If the common stock of the Parent is listed or registered with an internationally recognised exchange and the regulators or other relevant authority of such exchange grant dispensation for the Parent to delay the publication of its financial statements, the time period for the delivery of financial statements in accordance with paragraph (a) above will be automatically extended to any new date by which the Parent is required by such regulator or authority to publish those financial statements.

23.2	Requirements as to financial statements

(a)	The Parent (or the Obligors' Agent on behalf of the Parent) must notify the Agent of any material change in the Accounting Principles, practices or standards used in any Annual Financial Statements or Interim Financial Statements.

(b)	If requested by the Agent, the Parent (or the Obligors' Agent on behalf of the Parent) must supply to the Agent (or provide in accordance with Clause 23.7 (Use of websites)):

(i)	a full description of any change notified under paragraph (a) above; and

(ii)	a reconciliation statement (the Reconciliation Statement) showing sufficient information in such detail and format as may be reasonably required by the Agent to enable the Lenders to make a proper comparison between the financial position shown by the set of Financial Statements prepared on the changed basis and the most recent Annual Financial Statements delivered to the Agent under this Agreement and prepared according to the Accounting Principles.

(c)	Following any change referred to in paragraph (a) above, the Agent shall if requested by the Parent (or the Obligors' Agent on behalf of the Parent), or the Parent (or the Obligors' Agent on behalf of the Parent) shall if requested by the Agent, enter into discussions for a period of not more than 30 days and use reasonable endeavours to agree any amendments required to be made to any provisions of this Agreement which the Parties consider appropriate to ensure that the change does not result in a material alteration to the commercial effect of the terms of this Agreement. Any agreement between the Parent (or the Obligors' Agent on behalf of the Parent) and the Agent, with the prior consent of the Majority Lenders, will be binding on all the Parties and from the time of such agreement, no Reconciliation Statements will be required to be delivered under this Agreement in respect of the relevant changes.

(d)	If no agreement is reached under paragraph (c) above on the required amendments to this Agreement, the Parent (or the Obligors' Agent on behalf of the Parent) or the Agent may, at the expiry of the 30 day period mentioned in paragraph (c) above (or earlier if the Agent and the Obligors' Agent acknowledge that no agreement will be reached within such period), appoint an independent firm of auditors or accountants (in each case acting as experts and not arbitrators) to determine any amendment required to be made to any provisions of this Agreement which those auditors or accountants consider appropriate to ensure that the change does not result in a material alteration to the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by those auditors or accountants, and from the time of such determination no Reconciliation Statements will be required to be delivered under this Agreement in respect of the relevant changes. The cost and expense of those auditors or accountants shall be for the account of the Parent.

(e)	All financial statements and reports to be delivered shall be prepared on the basis of the applicable Accounting Principles.

(f)	Any ratios, computations and other determinations shall be calculated in conformity with applicable Accounting Principles (provided that no Default or Event of Default shall arise from a breach of, or non-compliance with, this Agreement solely due to the re-calculation of a ratio, computation or determination under this Agreement in conformity with such applicable Accounting Principles).

23.3	Sustainability Compliance Certificate, Sustainability Report and Verification Report

(a)	From the SLL Commencement Date, the Obligors' Agent shall supply to the Agent in sufficient copies for all the Facility B Lenders (or provide in accordance with Clause 23.7 (Use of websites)), as soon as the same becomes available but in any event within 180 days after the end of each SLL Reference Period (commencing from the later of (i) the SLL Reference Period ending on or about 31 December 2025, and (ii) the first SLL Reference Period ending after the SLL Commencement Date) a Sustainability Compliance Certificate for that SLL Reference Period.

(b)	The Sustainability Compliance Certificate shall:

(i)	set out (in reasonable detail):

(A)	the Group's performance (in accordance with the relevant Calculation Methodology) in respect of each SPT for each KPI for the relevant SLL Reference Period, together with the relevant calculations; and

(B)	any Sustainability Margin Adjustment to be applied in accordance with Clause 12.6 (Margin adjustments - sustainability) following application of such Sustainability Margin Adjustment (if any);

(ii)	attach a correct and complete copy of an annual sustainability assessment report prepared by or on behalf of the Parent setting out the Group's sustainability-related information for each KPI for the relevant SLL Reference Period (a Sustainability Report);

(iii)	attach a correct and complete copy of the verification report prepared for that SLL Reference Period by a Sustainability Auditor in respect of each KPI that such Sustainability Auditor has been appointed to review and (in respect of the first Sustainability Compliance Certificate) the Baseline relating to that KPI (a Verification Report); and

(iv)	confirm that the Sustainability Report and each Verification Report relating to the relevant SLL Reference Period and attached to the Sustainability Compliance Certificate is a correct and complete copy of the original and has not been amended or superseded as at the date of the Sustainability Compliance Certificate.

(c)	Each Sustainability Compliance Certificate shall be signed by a Certifying Officer.

(d)	From the SLL Commencement Date, the Parent (or the Obligors' Agent) shall procure that each Verification Report measures, calculates and verifies each KPI to which it relates (in accordance with the relevant Calculation Methodology) for the applicable SLL Reference Period and confirms whether or not the applicable SPTs for that SLL Reference Period have been met.

23.4	Sustainability Compliance Certificate Inaccuracy or Delay

(a)	The Obligors’ Agent shall notify the Agent upon becoming aware of any material inaccuracy in a Sustainability Compliance Certificate (a Sustainability Compliance Certificate Inaccuracy). Such notice shall be provided together with:

(i)	a description (in reasonable detail) of the relevant Sustainability Compliance Certificate Inaccuracy; and

(ii)	a revised Sustainability Compliance Certificate which complies with the requirements of paragraph (b) of Clause 23.3 (Sustainability Compliance Certificate, Sustainability Report and Verification Report) and which corrects the relevant Sustainability Compliance Certificate Inaccuracy.

(b)	If the Obligors' Agent has failed to deliver to the Agent any Sustainability Compliance Certificate in accordance with Clause 23.3 (Sustainability Compliance Certificate, Sustainability Report and Verification Report) within the timeframe prescribed therein but subsequently delivers the relevant Sustainability Compliance Certificate within a period of 40 Business Days after the final date for delivering such Sustainability Compliance Certificate in accordance with Clause 23.3 (Sustainability Compliance Certificate, Sustainability Report and Verification Report) (a Sustainability Compliance Certificate Delay), the Agent shall accept such Sustainability Compliance Certificate and the Margin shall be re-calculated in accordance with Clause 12.6 (Margin adjustments - sustainability).

(c)	Notwithstanding any other provision of this Clause 23.4, neither a Sustainability Compliance Certificate Inaccuracy nor a Sustainability Compliance Certificate Delay shall constitute a Sustainability Breach, a Default or an Event of Default or be treated as a failure to deliver a Sustainability Compliance Certificate for the purposes of determining whether a Declassification Event has occurred.

23.5	Information: miscellaneous

(a)	The Obligors' Agent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(i)	at the same time, or as soon as reasonably practicable after, all documents dispatched by the Parent to its shareholders (or any class of them) or its creditors generally;

(ii)	at the same time as, or as soon as reasonably practicable after, copies of periodic reporting delivered to the holders of any public debt securities of any member of the Group;

(iii)	details of any litigation, arbitration or administrative proceedings which are current or pending against any Material Company and which are reasonably likely to be adversely determined and would if adversely determined, have a Material Adverse Effect; and

(iv)	such other information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

(b)	Any obligation to provide information in paragraph (a) above shall be deemed satisfied to the extent the relevant information is published on a Designated Website or filed with the United States Securities and Exchange Commission via the EDGAR filing system or any successor system and such information is publicly available.

23.6	Notification of default

Each Obligor shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

23.7	Use of websites

(a)	The Obligors' Agent may satisfy any obligation under this Agreement to deliver any information by:

(i)	filing the information with the United States Securities and Exchange Commission via the EDGAR filing system (or any successor system), provided that such information is publicly available; and/or

(ii)	posting the information onto an electronic website designated by the Obligors' Agent and the Agent (the Designated Website) if:

(A)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(B)	both the Obligors' Agent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(C)	the information is in a format previously agreed between the Obligors' Agent and the Agent.

Each Lender agrees that www.smurfitkappa.com shall be a Designated Website for the purposes of this Agreement, without prejudice to any other website so designated pursuant to this Clause 23.7.

(b)	The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors' Agent and the Agent.

(c)	The Obligors' Agent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Obligors' Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Obligors' Agent notifies the Agent under paragraph (i) or (v) above, all information to be provided by the Obligors' Agent under this Agreement after the date of that notice shall be supplied in paper form or in accordance with paragraph (a)(i) above unless and until the Agent, the Obligors' Agent and each Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors' Agent shall comply with any such request within ten Business Days.

23.8	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement;

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer; or

(iv)	any increase in Commitment pursuant to Clause 2.2 (Increase after cancellation)

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	Except in respect of the Pre-Approved Borrower and the Closing Date Guarantors, the Obligors' Agent shall, by not less than ten Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Obligors' Agent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

23.9	Sustainability Information

(a)	The Parent (or the Obligors' Agent) shall supply to the Agent, promptly upon request, any additional information which any Facility B Lender (through the Agent) may reasonably request in order to:

(i)	determine and confirm if any SPT has been met; or

(ii)	otherwise determine a member of the Group's compliance with its obligations under any Sustainability Provision.

(b)	After the SLL Commencement Date has occurred, each Obligor shall notify the Agent of any Sustainability Breach (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(c)	The Parties acknowledge and agree that the Agent, any Sustainability Coordinator and the Lenders may rely, without independent verification, upon the accuracy, adequacy and completeness of the Sustainability Information, and that neither the Agent, any Sustainability Coordinator nor any Lender:

(i)	assumes any responsibility or has any liability for the Sustainability Information; or

(ii)	has an obligation to conduct any appraisal of any Sustainability Information.

Any Sustainability Coordinator may, if not a Party, rely on this paragraph (c) subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

24.	General Undertakings

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect, any authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure (subject to the Legal Reservations) the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

24.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it is subject, if failure to do so would have a Material Adverse Effect.

24.3	Negative pledge

In this Clause 24.3, Quasi-Security means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any Security or Quasi-Security existing on the Closing Date (including pursuant to the Transaction) and/or any replacement or renewals thereof (including in respect of any refinancing of the obligations secured by such existing Security or Quasi-Security) provided that any limit on the amount secured is not subsequently increased other than as a result of the capitalisation of interest;

(ii)	any Security or Quasi-Security arising pursuant to any banker's liens or rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary, cash management, netting or set-off arrangement, in each case, entered into by any member of the Group in the ordinary course of its day to day business or its banking arrangements for the purpose of netting debit and credit balances (and if customary in the relevant jurisdiction, any other Security or Quasi-Security over cash balances granted in favour of an account bank in accordance with its general terms and conditions);

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging or derivative transaction entered into by a member of the Group which is not for speculative purposes and is not otherwise prohibited by the Finance Documents (excluding any Security or Quasi-Security under a credit support arrangement in relation to a hedging or derivative transaction);

(iv)	any lien arising by operation of law or by agreement to substantially the same effect or in the course of its day to day business and not as a result of any default or omission by any member of the Group;

(v)	any Security or Quasi-Security over or affecting any asset or undertaking acquired by a member of the Group after the date of this Agreement if:

(A)	the principal amount secured has not been incurred or increased in contemplation of or since the acquisition of that asset or undertaking by a member of the Group (other than as a result of the capitalisation of interest); and

(B)	the maturity date of the principal amount secured has not been extended in contemplation of or since the acquisition (other than by way of replacing or refinancing that principal amount);

(vi)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(A)	the principal amount secured has not been incurred or increased in contemplation of or since the acquisition of that company (other than as a result of the capitalisation of interest); and

(B)	the maturity date of the principal amount secured has not been extended in contemplation of or since the acquisition (other than by way of replacing or refinancing that principal amount);

(vii)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(viii)	any interest of title of an owner of equipment or inventory on loan or consignment to, or subject to any title retention or similar arrangement with, any member of the Group, and any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group (including any related Uniform Commercial Code financing statements, or equivalent filings, registrations or agreements in any other jurisdiction) in the ordinary course of trading and not arising as a result of any default or omission by any member of the Group, or which are contained in any supplier's standard conditions of supply;

(ix)	any Security or Quasi-Security over goods and documents of title thereto arising under documentary credit transactions entered into in the ordinary course of trade and on terms customary in that trade;

(x)	any Security or Quasi-Security under leases, hire purchase agreements, conditional sale agreements or other agreements for the acquisition of assets or undertakings on deferred payment terms to the extent such Security or Quasi-Security relates only to the asset or undertaking leased or acquired;

(xi)	any Security or Quasi-Security created over any undertaking or asset acquired or developed provided that such Security or Quasi-Security is for the sole purpose of financing or refinancing the acquisition or development of such undertaking or asset and provided that the principal amount of indebtedness secured does not exceed the cost of that acquisition or development;

(xii)	any Security or Quasi-Security granted pursuant to or in connection with a Permitted Receivables Securitisation;

(xiii)	rights over cash deposits granted in favour of a landlord for the purposes of securing performance of rent and service charge obligations under licences, subleases or leases of real property not prohibited by this Agreement in respect of the Group;

(xiv)	liens for taxes not yet due or statutory liens imposed by the taxing authorities of any applicable jurisdiction in respect of any taxes, assessments or levies which are being contested in good faith by appropriate proceedings, provided in each case, that adequate reserves with respect to such contested taxes are maintained on the books of the appropriate members of the Group in conformity with the Accounting Principles;

(xv)	any Security or Quasi-Security arising by operation of law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes and/or VAT purposes or any analogous arrangement in any other jurisdiction, in each case, of which any Obligor is or has been a member;

(xvi)	cash cover relating to a letters of credit or other documentary credits entered into in the ordinary course of trading;

(xvii)	any Security or Quasi-Security arising from or in connection with a disposal not prohibited under Clause 24.4 (Disposals);

(xviii)	any Security or Quasi-Security arising from or in connection with cash deposits, escrow arrangements or similar arrangements in connection with a letter of intent or purchase agreement for an acquisition or other transaction not prohibited under this Agreement;

(xix)	any Security or Quasi-Security granted by any member of the Group:

(A)	pursuant to or in connection with workmen's compensation, unemployment insurance, social security health, disability, or other employee benefits, or property, casualty or liability insurance, assessments or other similar charges or deposits incidental to the conduct of the business of the relevant members of the Group (including security deposits posted with landlords and utility companies) or the ownership of any of their assets or properties or incurred pursuant to any analogous laws or regulations, in each case in the ordinary course of business and provided that such Security or Quasi-Security does not secure Financial Indebtedness;

(B)	pursuant to or in connection with letters of credit, bank guarantees or similar instruments issued for the account of any member of the Group supporting obligations of the type set forth in paragraph (A) above;

(C)	pursuant to or in connection with any carriers, warehousemen, mechanics, materialmen and other Security or Quasi-Security imposed by law;

(D)	pursuant to or in connection with performance or surety bonds and other obligations of a like nature;

(E)	pursuant to or in connection with zoning restrictions, easements, and similar restrictions on use of real property;

(F)	pursuant to or in connection with interests of a licensor, lessor, sublicensor or sublessor (including any related Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in other jurisdictions)) under any lease, licence, sublease or sublicence not otherwise prohibited by this Agreement;

(G)	pursuant to or in connection with precautionary Uniform Commercial Code financing statements regarding leases not otherwise prohibited by this Agreement;

(H)	in favour of the United States of America or any department or agency of it, or in favour of any state government or political subdivision of it, or in favour of a prime contractor under a government contract of the United States, or of any state government or any political subdivision of it, and, in each case, resulting from acceptance of partial, progress, advance or other payments under government contracts of the United States, or of any state government or any political subdivision of it, or subcontracts under them;

(I)	of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon; or

(J)	in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xx)	any Security or Quasi-Security securing indebtedness issued (including via exchange offer and regardless of when issued) in the capital markets if and to the extent that the obligations under this Agreement are secured by Security or Quasi-Security (as applicable) equal and rateable with the Security or Quasi-Security (as applicable) securing such indebtedness;

(xxi)	any Security or Quasi-Security arising as a result of any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency;

(xxii)	any Security or Quasi-Security granted by a member of the Group in favour of any other member of the Group;

(xxiii)	any Security or Quasi-Security constituting contractual rights of set-off not securing any Financial Indebtedness;

(xxiv)	any Security, Quasi-Security or other restriction or encumbrance granted in favour or for the benefit of a joint venture partner with respect to the pledge or transfer of the equity interests of any joint venture;

(xxv)	any Security or Quasi-Security created with the prior written consent of the Agent (acting on the instructions of the Majority Lenders); and

(xxvi)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (xxv) above) does not exceed $3,000,000,000 (or its equivalent in another currency or currencies) or, if higher, 7.5% of Consolidated Total Assets.

24.4	Disposals

No Obligor shall (and the Parent shall ensure that no other member of the Group will) sell, lease, transfer or otherwise dispose of assets constituting all or substantially all of the business or assets of the Group except:

(a)	between one or more members of the Group;

(b)	pursuant to a Permitted Reorganisation or a Permitted Holdco Reorganisation;

(c)	pursuant to the Transaction; or

(d)	with the consent of the Agent (acting on the instructions of the Majority Lenders).

24.5	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, the Parent shall ensure that no member of the Group which is not a Guarantor will incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	incurred under the Finance Documents;

(ii)	any Financial Indebtedness of a member of the Group existing on the date of this Agreement (as amended, restated, replaced or refinanced from time to time but not increased other than as a result of the capitalisation of interest);

(iii)	any Financial Indebtedness (as amended, restated, replaced or refinanced from time to time) of any person acquired by a member of the Group on or after the Closing Date (including pursuant to the Transaction) which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased (other than as a result of the capitalisation of interest) or its maturity date extended in contemplation of, or since, that acquisition (other than by way of a replacement or a refinancing);

(iv)	any Financial Indebtedness arising under any hedging or derivative transaction entered into in the ordinary course of business and not for speculative purposes;

(v)	any Financial Indebtedness arising under any cash management agreement (including any short term exposure overdrafts and related liabilities arising from treasury, depositary, cash management services, cash pooling arrangements or in connection with any automated clearinghouse transfers of funds) entered into by a member of the Group in the ordinary course of its day to day business or banking arrangements;

(vi)	any Financial Indebtedness arising as a result of or in connection with:

(A)	any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of share capital (or any class of share capital);

(B)	the repayment or distribution of any dividend or share premium reserve; or

(C)	the redemption, repurchase, defeasance, retirement or repayment any of share capital;

(vii)	any Financial Indebtedness arising under a Permitted Guarantee, including any guarantee by a Guarantor of Financial Indebtedness that is otherwise permitted to exist or be incurred pursuant to the terms of the Finance Documents;

(viii)	any Financial Indebtedness arising by operation of law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes, or analogous arrangement in any other jurisdiction, in each case, of which any Obligor is or has been a member;

(ix)	any Financial Indebtedness to the extent covered by a letter of credit or guarantee issued under an Ancillary Facility;

(x)	any Financial Indebtedness consisting of letters of credit and bank guarantees to support rental obligations, performance bonds, completion guarantees, surety bonds, custom bonds or similar obligations;

(xi)	any Financial Indebtedness incurred or outstanding pursuant to or in connection with a Permitted Receivables Securitisation;

(xii)	any Financial Indebtedness incurred under any lease (including any finance or capital lease, concession, licence, operating lease or other arrangement (or guarantee thereof));

(xiii)	any Financial Indebtedness arising as a result of any judgment or order of a court, arbitral body or agency pursuant to or in connection with any litigation, arbitration or administrative proceedings;

(xiv)	any Financial Indebtedness (including obligations in respect of letters of credit, bank guarantees and similar instruments) providing workers' compensation, social security, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(xv)	any Financial Indebtedness arising in the ordinary course of its day-to-day business as a result of participation in any customer-sponsored supply chain financing program;

(xvi)	not permitted by the preceding paragraphs and the outstanding principal amount of which (when aggregated with the principal amount of any other indebtedness of any member of the Group which is not a Guarantor other than any indebtedness permitted under paragraphs (i) to (xv) above) does not exceed $3,000,000,000 (or its equivalent in another currency or currencies) or, if higher, 7.5% of the Consolidated Total Assets in aggregate at any time.

24.6	Mergers

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction, other than any Permitted Reorganisation, Permitted Holdco Reorganisation or pursuant to the Transaction.

24.7	Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Group (taken as a whole) from that carried on at the date of this Agreement.

24.8	Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents will at all times rank at least pari passu with all its other unsecured and unsubordinated creditors, except those whose claims are mandatorily preferred by law.

24.9	Sanctions

(a)	No Obligor shall, and shall not knowingly permit or authorise any other person to:

(i)	directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any utilisation under this Agreement:

(A)	to fund any trade, business or other activities for the benefit of or for any Restricted Party; or

(B)	in any other manner that would reasonably be expected to result in any Obligor or any Lender being in breach of any Sanctions or becoming a Restricted Party; or

(ii)	fund all or part of any payment in connection with a Finance Document out of proceeds derived from business or transactions with a Restricted Party.

(b)	Paragraph (a) above applies to any Obligor only if and to the extent that making of or compliance with such undertakings does not result in a violation of, or conflict with, section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes) or any similar applicable anti-boycott law or regulation.

(c)	For a Finance Party that notifies the Agent that it is to be regarded as a "Non-Eligible Finance Party" for this purpose, this Clause 24.9 shall only apply for the benefit of that Non-Eligible Finance Party to the extent that such application does not result in (i) any violation of, or conflict with, section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes), (ii) any violation of the Blocking Regulation, or (iii) any violation of, or conflict with, similar applicable anti-boycott law or regulation.

(d)	In connection with any amendment, waiver, determination or direction relating to any part of this Clause 24.9 of which a Non-Eligible Finance Party does not have the benefit, the Commitments of that Non-Eligible Finance Party will be excluded for the purpose of determining whether the consent of the Majority Lenders or all the Lenders has been obtained or whether the determination of the Majority Lenders or all the Lenders has been made.

24.10	ERISA

(a)	Each Obligor shall, and shall ensure that its ERISA Affiliates will, administer its Plans and shall comply in all respects with all laws and regulations applicable to each of its Plans, in each case except as would not have a Material Adverse Effect.

(b)	Each of the Obligors and its ERISA Affiliates shall ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a lien or other encumbrance on any of its assets which is reasonably likely to have a Material Adverse Effect.

(c)	Each Obligor shall procure that none of the following events have occurred with respect to it or its ERISA Affiliates, and each Obligor shall promptly (and in any event within 20 Business Days) notify the Agent upon becoming aware of any of the following events:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, the filing of a notice of intent to terminate, the institution by the PBGC of any proceeding to terminate, or the appointment of a trustee to administer, any Plan subject to Title IV of ERISA; and

(iii)	the engagement in any non-exempt prohibited transaction within the meaning of section 4975 of the IRS Code or section 406 of ERISA;

(iv)	the incurrence of any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); and

(v)	a determination or receipt by the Obligor of notification that a Plan is, or is expected to be, in "at risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the IRS Code), or "endangered" or "critical status" within the meaning of Section 305 of ERISA, in each case, except as would not have a Material Adverse Effect.

25.	Sustainability

25.1	Declassification Event

(a)	On and at any time after the occurrence of a Declassification Event the Agent may (and shall if so directed by the Majority Facility B Lenders) by notice to the Obligors' Agent declassify Facility B as "sustainability-linked".

(b)	With effect on and from the Declassification Date:

(i)	Clause 12.6 (Margin adjustments - sustainability) and each Sustainability Provision shall cease to apply; and

(ii)	no Sustainability Margin Adjustment will apply to any Utilisation.

(c)	No Facility may be re-classified as sustainability-linked on or after the Declassification Date without the consent of the Agent (acting on the instructions of the Majority Facility B Lenders).

25.2	Sustainability Publicity

At any time before the SLL Commencement Date or after any Declassification Date, the Parent shall not (and shall ensure that no other member of the Group will) make any disclosure that references any Facility or any Utilisation as "sustainability-linked".

25.3	SLL Commencement Date

No Obligor shall be obliged to comply with any Sustainability Provision before the SLL Commencement Date.

26.	Events of Default

Each of the events or circumstances set out in this Clause 26 is an Event of Default, save for Clause 26.12 (Acceleration), Clause 26.13 (Excluded matters), Clause 26.14 (Permitted Receivables Securitisations) and Clause 26.15 (Clean-Up Period).

26.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within:

(i)	(in the case of paragraph (a)(i) above) five Business Days of its due date; or

(ii)	(in the case of paragraph (a)(ii) above) ten Business Days of its due date.

26.2	Other obligations

(a)	Subject to paragraphs (b) to (d) below, an Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment)).

(b)	Other than where paragraph (c) below applies, no Event of Default will occur under paragraph (a) above if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the Obligors' Agent and (ii) the relevant Obligor or the Obligors' Agent becoming aware of the failure to comply.

(c)	No Default will occur under paragraph (a) above in relation to a failure to comply with paragraph (a) of Clause 2.5 (Closing Date Obligors), provided that the failure to comply is remedied within 60 days after the Closing Date.

(d)	Paragraph (b) above does not apply to a failure to comply with paragraph (b) of Clause 2.5 (Closing Date Obligors).

(e)	No Event of Default will occur under this Clause 26.2 by reason only of:

(i)	an Obligor's failure to comply with a Sustainability Provision;

(ii)	a Sustainability Compliance Certificate Inaccuracy; or

(iii)	a Sustainability Compliance Certificate Delay.

26.3	Misrepresentation

(a)	Any representation or warranty made or deemed to be made by an Obligor in this Agreement or in any other Finance Document is or proves to have been incorrect, untrue or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the event or circumstance giving rise to the representation or statement being incorrect, untrue or misleading is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the Obligors' Agent and (ii) the relevant Obligor or the Obligors' Agent becoming aware of the misrepresentation.

(c)	No Event of Default will occur under this Clause 26.3 to the extent that the representation or statement concerns, or the document consists of, Sustainability Information or relates to any Sustainability Provision.

26.4	Cross acceleration

(a)	Any Financial Indebtedness of any Obligor or Material Company is not paid when due nor within any applicable grace period, unless such failure to pay is caused by a temporary administrative error, a technical error or a Disruption Event, and in any event such payment is made within five Business Days of the end of any applicable grace period).

(b)	Any Financial Indebtedness of any Obligor or Material Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 26.4 if:

(i)	the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) above is less than $150,000,000 (or its equivalent in any other currency or currencies); or

(ii)	the Financial Indebtedness was incurred and/or is outstanding pursuant to or in connection with a Permitted Receivables Securitisation.

26.5	Insolvency

(a)	A Material Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any of the Finance Parties in their capacities as such) with a view to rescheduling any of its indebtedness.

(b)	A Material Company is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent.

(c)	A moratorium is declared in respect of any indebtedness of any Material Company.

26.6	Insolvency proceedings

(a)	Subject to paragraph (b) below, any corporate action, legal proceedings or other formal or legal procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, examinership or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Material Company;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, examiner, process advisor, compulsory manager or other similar officer in respect of any Material Company or any of its assets with an aggregate value in excess of $100,000,000 (or its equivalent in any other currency or currencies); or

(iv)	enforcement of any Security over any assets of any Material Company with an aggregate value in excess of $100,000,000 (or its equivalent in any other currency or currencies),

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any winding-up petition which is contested in good faith as being frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement; or

(ii)	any step or procedure contemplated by a Permitted Reorganisation or a Permitted Holdco Reorganisation.

26.7	Creditors' process

Any expropriation, attachment, sequestration, distress, execution or Dutch executory attachment (executoriaal beslag) affects any asset or assets of an Obligor having an aggregate value in excess of $100,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 20 Business Days.

26.8	Ownership of Obligors

An Obligor (other than the Parent) is not or ceases to be a member of the Group (other than pursuant to a Permitted Holdco Reorganisation, a Permitted Reorganisation or as a result of a disposal which is not prohibited under the terms of this Agreement).

26.9	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents to an extent which would be materially prejudicial to the Finance Parties.

26.10	Repudiation

An Obligor repudiates any Finance Document or evidences an intention to repudiate any Finance Document.

26.11	United States Bankruptcy Laws

Any of the following occurs in respect of any Obligor in each case under US Bankruptcy Law:

(a)	it makes a general assignment for the benefit of creditors;

(b)	it commences a voluntary case or proceeding under any US Bankruptcy Law; or

(c)	an involuntary case under any US Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case; or

(d)	an order for relief or other order approving any case or proceeding is entered under any US Bankruptcy Law,

or, in the case of a Canadian Borrower, an analogous proceeding in Canada, and in each case, other than in respect of any Permitted Reorganisation or a Permitted Holdco Reorganisation.

26.12	Acceleration

(a)	At any time while an Event of Default is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors' Agent:

(i)	cancel each Available Commitment of each Lender and of each Affiliate of any Lender which is a Swingline Lender whereupon each such Available Commitment shall immediately be cancelled and each Facility shall immediately cease to be available for further utilisation;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(iv)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(v)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(b)	If an Event of Default described in Clause 26.11 (United States Bankruptcy Laws) occurs with respect to the Borrower or upon the entry of an order for relief in a voluntary or involuntary bankruptcy of the Borrower, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents and owing by the Borrower will be immediately and automatically due and payable, in each case, without any requirement of notice or any other formality.

26.13	Excluded matters

(a)	Prior to the first Utilisation Date, no breach of any representation, warranty, undertaking or other term of (or default under) any document evidencing Financial Indebtedness of the Group arising as a direct or indirect result of any person entering into and/or performing its obligations under any Finance Document (or carrying out the transactions contemplated by the Finance Documents); and

(b)	no breach of any representation, warranty, undertaking or other term of (or default or event of default under) any Ancillary Document,

shall constitute or result in a breach of any representation or warranty under the Finance Documents, a breach of undertaking or other term of the Finance Documents or a Default.

(c)	No Event of Default, Default or breach of any term of any Finance Document will occur as a result of a failure to comply with any Sustainability Provision (including any Sustainability Breach).

26.14	Permitted Receivables Securitisations

Notwithstanding any provision of this Agreement to the contrary, in connection with a Permitted Receivables Securitisation any member of the Group may, without limitation, do any of the following:

(a)	establish or procure the establishment of a Securitisation SPV;

(b)	transfer receivables (including any bills of exchange and claims and rights of a person to receive payment arising from the provision of goods, credit or services and related assets (including, but not limited to, all collateral securing such receivable, proceeds collected on such receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with receivables securitisation transactions and any related hedging obligations (whether existing now or in the future)) to a Securitisation SPV either directly or indirectly;

(c)	create, in respect of the bank accounts into which the collections in respect of the transferred receivables in respect of a Permitted Receivables Securitisation (including in respect of receivables which are not purchased by a Securitisation SPV provided that the portion of cash in the relevant account which is attributable to such receivables is held on trust for members of the Group other than Securitisation SPVs or is otherwise transferred to members of the Group other than any Securitisation SPV) are paid (and provided that no other amounts are paid into such accounts), trusts, pledges, charges or other account protection arrangements, whether contractual or proprietary in nature; and/or direct customers (including in respect of receivables which are not purchased by a Securitisation SPV, provided that the portion of cash in the relevant account which is attributable to such receivables is held on trust for members of the Group other than Securitisation SPVs or is otherwise transferred to members of the Group other than any Securitisation SPV), to one or more collection accounts (whether or not in the name of a Group member or a Securitisation SPV);

(d)	grant Security or Quasi-Security over the shares of any Securitisation SPV; or

(e)	provide loans to a Securitisation SPV in connection with, and as permitted under, a Permitted Receivables Securitisation, but only to the extent consistent with the Non-Recourse nature of the Permitted Receivables Securitisation, and all the representations, warranties, covenants and other terms of each Finance Document will be construed in such a way to permit any Permitted Receivables Securitisation.

26.15	Clean-Up Period

(a)	In this Clause, Clean-Up Period means the period commencing on the Closing Date and ending on the date falling 120 days after the Closing Date.

(b)	Notwithstanding any other provision of any Finance Document, but subject to paragraphs (c) and (d) below and until the end of the Clean-Up Period, any matter or circumstance that exists in respect of the Group which would constitute a breach of representation or warranty, a breach of undertaking or an Event of Default will be deemed not to be a breach of representation or warranty, a breach of undertaking or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of undertaking or an Event of Default only by reason of circumstances relating exclusively to the WestRock Group (or any obligation to procure or ensure in relation to the WestRock Group);

(ii)	it is capable of remedy within the Clean-Up Period and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured or approved by any member of the Group (other than any member of the WestRock Group); and

(iv)	it is not reasonably likely to have a Material Adverse Effect.

(c)	Paragraph (b) above shall not apply to any matter or circumstance referred to in Clause 26.1 (Non-payment) or a failure to comply with Clause 2.5 (Closing Date Obligors).

(d)	If the relevant matter or circumstance is continuing on or after the end of the Clean-Up Period, there shall be a breach of representation or warranty, breach of undertaking or Event of Default, as the case may be notwithstanding paragraph (b) above (and without prejudice to the rights and remedies of the Finance Parties).

27.	Changes to the Lenders

27.1	Assignments and transfers by the Lenders

Subject to this Clause 27, a Lender (the Existing Lender) may:

(a)	assign any of its rights;

(b)	transfer by novation any of its rights and obligations; or

(c)	sub-participate, or enter into any other agreement or arrangement having an economic effect substantially similar to a sub-participation of, any of its obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

27.2	Conditions of assignment or transfer

(a)	The consent of the Obligors' Agent is required for an assignment, transfer or sub-participation by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender; or

(ii)	made at a time when an Event of Default is continuing.

(b)	In the case of any assignment transfer or sub-participation (other than an assignment, transfer or sub-participation by a Lender to its Affiliate), such assignment, transfer or sub-participation shall only be effective if the Existing Lender has informed the Obligors' Agent in writing at least five Business Days prior to the date of the relevant assignment, transfer or sub-participation (regardless of whether the consent of the Obligors' Agent is required).

(c)	The consent of the Obligors' Agent to an assignment, transfer or sub-participation must not be unreasonably withheld or delayed. The Obligors' Agent will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Obligors' Agent within that time.

(d)	An assignment, transfer or sub-participation of part of a Lender's participation must be, except where a designation of Loans occurs pursuant to Clause 27.8 (Lender Affiliates and Facility Office) below:

(i)	in a minimum amount of $5,000,000; and

(ii)	in an amount such that the Base Currency Amount of that Lender's remaining participation (when aggregated with its Affiliates' and Related Funds' participation) in respect of Commitments or Utilisations made under the Facility is in a minimum amount of $5,000,000.

(e)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and

(ii)	performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)	A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(g)	If:

(i)	a Lender assigns, transfers or designates any of its rights or obligations under the Finance Documents or changes or substitutes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer, designation or change occurs, an Obligor would be obliged to make a payment to the New Lender or the Lender or the Substitute Affiliate Lender acting through its new Facility Office under Clause 16 (Tax Gross Up and Indemnities) or Clause 17 (Increased Costs),

then (subject to paragraph (ii) below) the New Lender, Substitute Affiliate Lender or Lender acting through its new or substitute Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, designation or change had not occurred.

(iii)	Sub-paragraph (i) above shall not apply in relation to Clause 16.2 (Tax gross-up) (with respect to a relevant UK Borrower), to a New Lender or Substitute Affiliate Lender that is a UK Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) of Clause 16.2 (Tax gross-up) if the UK Borrower making the payment has not made a Borrower DTTP Filing in respect of that UK Treaty Lender provided that sub-paragraph (i) above shall continue to apply in respect of a payment that falls due before or less than five Business Days after the Obligors’ Agent receives a copy of the documentation containing confirmation of the UK Treaty Lender’s scheme reference number and jurisdiction of tax residence.

(h)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(i)	Each Lender shall ensure that at all times its Overall Facility B Commitment is not less than:

(i)	its Swingline Commitment; or

(ii)	if it does not have a Swingline Commitment, the Swingline Commitment (if any) of its Affiliate which is a Swingline Lender.

27.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $3,000.

27.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 27.11 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Coordinators, the New Lender and other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Coordinators and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a Lender.

27.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 27.11 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 27.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 27.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 27.2 (Conditions of assignment or transfer).

27.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Obligors' Agent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

27.8	Lender Affiliates and Facility Office

(a)	In respect of a Loan or Loans to a particular Borrower (Designated Loans) a Lender (a Designating Lender) may at any time and from time to time designate (by written notice to the Agent and the Obligors' Agent):

(i)	a substitute Facility Office from which it will make Designated Loans (a Substitute Facility Office); or

(ii)	nominate an Affiliate to act as the Lender of Designated Loans (a Substitute Affiliate Lender).

(b)	A notice to nominate a Substitute Affiliate Lender must be in the form set out in Schedule 17 (Form of Substitute Affiliate Lender Designation Notice) (the Designation Notice) and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement, in respect of the Designated Loans in respect of which it acts as Lender.

(c)	The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Obligors, the Agent and the other Finance Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the Facility Office of the Substitute Affiliate Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents.

(d)	Save as mentioned in paragraph (c) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents (other than for the purposes of the definition of US Qualifying Lender at Clause 16.1 (Tax Gross Up and Indemnities) in the case where that Substitute Affiliate Lender is not the beneficial owner of the relevant payment (or a portion thereof) under the IRS Code) and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(e)	A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agent and the Obligors' Agent provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.

(f)	If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this Clause 27.8 the provisions of paragraph (h) of Clause 27.2 (Conditions of assignment or transfer) shall apply to or in respect of any Substitute Facility Office or Substitute Affiliate Lender.

27.9	Maintenance of Register

The Agent, acting solely for this purpose as agent for the US Borrowers, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders, and the principal and interest amount owing to each Lender, pursuant to the terms hereof from time to time (the Register). Any transfer shall be effective only upon recordation of such transfer in the Register, and the US Borrowers may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The right to the principal of, and interest on, the loan facility may be transferred or assigned only if such transfer or assignment is recorded in the Register. The Register shall be available for inspection by the Obligors' Agent and any Lender, at any reasonable time upon reasonable prior notice.

27.10	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

27.11	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.5 (Procedure for transfer) or any assignment pursuant to Clause 27.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 27.11 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 27.11 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

28.	Changes to the Obligors

28.1	Assignments and transfer by Obligors

Subject to Clause 28.2 below, no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.8 ("Know your customer" checks), the Obligors' Agent may request that any member of the Group becomes an Additional Borrower.

(b)	A member of the Group shall become an Additional Borrower if:

(i)	except in the case of the Pre-Approved Borrower, either:

(A)	all the Lenders (acting reasonably) under the relevant Facility approve the addition of that member of the Group as an Additional Borrower in respect of that Facility; or

(B)	that member of the Group is incorporated in a Pre-Approved Jurisdiction;

(ii)	the Obligors' Agent delivers to the Agent a duly completed and executed Accession Letter;

(iii)	except in the case of the Pre-Approved Borrower, the Obligors' Agent confirms that no Default is continuing or would occur as a result of that member of the Group becoming an Additional Borrower; and

(iv)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably).

(c)	The Agent shall notify the Obligors' Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) or waived the requirement to receive, all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(d)	At any time on or after the Closing Date, the Pre-Approved Borrower shall become an Additional Borrower if:

(i)	the Obligors' Agent delivers to the Agent a duly completed and executed Accession Letter;

(ii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to the Pre-Approved Borrower, in form and substance satisfactory to the Agent (acting reasonably).

The Agent shall notify the Obligors' Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) or waived the requirement to receive, all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to the accession of the Pre-Approved Borrower as an Additional Borrower.

28.3	Resignation of a Borrower

(a)	The Obligors' Agent may request that a Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Obligors' Agent and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Obligors' Agent has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

28.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.8 ("Know your customer" checks), the Obligors' Agent may request that any member of the Group becomes an Additional Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	the Obligors' Agent delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received or waived the requirement to receive, all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).

(c)	The Agent shall notify the Obligors' Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) or waived the requirement to receive, all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

28.5	Accession of Parent

(a)	On the Closing Date, Smurfit WestRock shall become the Parent if:

(i)	Smurfit WestRock delivers to the Agent a duly completed and executed Accession Letter;

(ii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to Smurfit WestRock, in form and substance satisfactory to the Agent (acting reasonably), to the extent relevant to the accession of the Parent rather than of a Borrower or a Guarantor.

(b)	The Agent shall notify the Obligors' Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) or waived the requirement to receive, all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

28.6	Resignation of a Guarantor

(a)	The Obligors' Agent may request that a Guarantor (other than the Parent (unless it is simultaneously ceasing to be the Parent due to a Permitted Holdco Reorganisation)) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Obligors' Agent and the Lenders of its acceptance if:

(i)	the Obligors' Agent has confirmed that such Guarantor is not also a Borrower (or at the same time as ceasing to be a Guarantor it also ceases to be a Borrower); and

(ii)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Obligors' Agent has confirmed this is the case).

28.7	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the person becoming a Party that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29.	The Agent, the Coordinators and the Sustainability Coordinators

29.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Duties of the Agent

(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 27.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Coordinators) under this Agreement it shall promptly notify the other Finance Parties.

29.3	Role of the Coordinators

Except as specifically provided in the Finance Documents, the Coordinators have no obligations of any kind to any other Party under or in connection with any Finance Document.

29.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, the Coordinators or any Sustainability Coordinator(s) as a trustee, agent or fiduciary of any other person.

(b)	None of the Agent, the Coordinators, any Sustainability Coordinator(s) or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)	The Sustainability Coordinator(s) may rely on this Clause 29.4 subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

29.5	Business with the Group

The Agent, the Coordinators and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within their knowledge or within their power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Obligors' Agent is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Coordinators is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

29.8	Responsibility for documentation

(a)	None of the Agent nor any Coordinator or Sustainability Coordinator(s) is responsible or liable for:

(i)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Coordinators, an Ancillary Lender, the Sustainability Coordinator(s), an Obligor or any other person given in or in connection with any Finance Document;

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, or in connection with any Finance Document; or

(iii)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

(b)	Neither the Agent nor any Sustainability Coordinator is responsible or liable for the adequacy, accuracy or completeness of any Sustainability Information (whether oral or written) supplied by the Parent, any member of the Group, a Sustainability Auditor or any other person in or in connection with any Sustainability Report, any Verification Report and/or any sustainability provisions contemplated in this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any SLL Facility.

(c)	The Sustainability Coordinator(s) may rely on this Clause 29.8 subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

29.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document;

(c)	whether any other event specified in any Finance Document has occurred;

(d)	whether or not any Declassification Event, Sustainability Breach, Sustainability Amendment Event or a Sustainability Compliance Certificate Inaccuracy has occurred; or

(e)	as to the performance, default or any breach by any Obligor of its obligations under any Sustainability Provision.

29.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this paragraph (b) for the purposes of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Coordinators to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender, and each Lender confirms to the Agent and the Coordinators that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Coordinators.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

(f)	Neither the Agent nor any Coordinator or Sustainability Coordinator is acting in an advisory capacity to any person in respect of the SLLP nor will the Agent or any Coordinator or Sustainability Coordinator be obliged to verify whether any Facility will comply with the SLLP on behalf of any of the Finance Parties. Each Finance Party is solely responsible at all times for making its own independent appraisal of, and analysis in relation to, each KPI, each SPT, the Sustainability Information and any other sustainability-linked provision of this Agreement.

(g)	No Sustainability Coordinator will be liable for any action taken or not taken by it under or in connection with any Finance Document in such capacity, unless directly caused by its gross negligence or wilful misconduct.

(h)	No Party may take any proceedings against any officer, employee or agent of any Sustainability Coordinator in respect of any claim it might have against the Sustainability Coordinator or in respect of any act or omission of any kind by that officer, employee or agent in connection with Facility B.

(i)	The Sustainability Coordinator(s) and any officer, employee or agent of the Sustainability Coordinator(s) may rely on this Clause 29.10 subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

29.11	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to payment systems etc), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or Ireland as successor by giving notice to the other Finance Parties and the Obligors' Agent.

(b)	Alternatively the Agent may resign by giving 30 days' notice to the other Finance Parties and the Obligors' Agent, in which case the Majority Lenders (after consultation with the Obligors' Agent) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Obligors' Agent) may appoint a successor Agent (acting through an office in the United Kingdom or Ireland).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Any successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Obligors' Agent, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 16.9 (FATCA information) and the Obligors' Agent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 16.9 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Obligors' Agent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Obligors' Agent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Obligors' Agent or that Lender, by notice to the Agent, requires it to resign.

29.13	Replacement of the Agent

(a)	After consultation with the Obligors' Agent, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom or Ireland).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and this Clause 29 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

29.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

29.15	Relationship with the Lenders

(a)	Subject to Clause 27.11 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 34.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(ii) of Clause 34.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.16	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Coordinators and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document; and

(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

29.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.18	Swingline Agent

(a)	The Agent may perform its duties in respect of the Swingline Facility through an Affiliate acting as its agent.

(b)	Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Lender shall (in proportion to its share of the Total Facility B Commitments or, if the Total Facility B Commitments are then zero, to its share of the Total Facility B Commitments immediately prior to their reduction to zero) pay to or indemnify the Agent, within three Business Days of demand, for or against any cost, loss or liability including, without limitation, for negligence or any other category of loss whatsoever incurred by the Agent or its Affiliate (other than by reason of the Agent's or the Affiliate's gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to payment systems etc) notwithstanding the Agent's or the Affiliate's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Affiliate in acting as Agent for the Swingline Facility under the Finance Documents (unless the Agent or its Affiliate has been reimbursed by an Obligor pursuant to a Finance Document).

29.19	Amounts paid in error

(a)	If the Agent pays an amount to another Party, and within 10 Business Days of making the payment the Agent notifies that Party that such payment was an Erroneous Payment, then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent.

(b)	Neither:

(i)	the obligations of any Party to the Agent; nor

(ii)	the remedies of the Agent,

(whether arising under this Clause 29.19 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)	All payments to be made by a Party to the Agent (whether made pursuant to this Clause 29.19 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, Erroneous Payment means a payment of an amount by the Agent to another Party which the Agent determines (acting reasonably) was made in error.

30.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	Sharing among the Finance Parties

31.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 32.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

(a)	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 31, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

31.6	Ancillary Lenders

(a)	This Clause 31 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 26.12 (Acceleration).

(b)	Following service of notice under Clause 26.12 (Acceleration), this Clause 31 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount.

32.	Payment Mechanics

32.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London, as specified by the Agent) with such bank as the Agent specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Obligors' Agent of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

32.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 32.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 29.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 32.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

32.6	Partial payments

(a)	If the Agent receives a payment (other than a payment in respect of the Swingline Facility) that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents (other than in respect of the Swingline Facility), the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission which is due but unpaid;

(iii)	thirdly, in or towards payment pro rata of any principal which is due but unpaid; and

(iv)	fourthly, in or towards payment pro rata of any other amount which is due but unpaid.

The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (ii) to (iv) above.

(b)	If the Agent receives a payment in respect of the Swingline Facility that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents in respect of the Swingline Facility, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in respect of the Swingline Facility in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or its Affiliate under the Finance Documents in respect of the Swingline Facility;

(ii)	secondly, in or towards payment pro rata of any accrued interest on a Swingline Loan which is due but unpaid;

(iii)	thirdly, in or towards payment pro rata of the principal of any Swingline Loan which is due but unpaid;

(iv)	fourthly, in or towards payment pro rata of any other amount which is due but unpaid in respect of the Swingline Facility; and

(v)	fifthly, in or towards any other amount which is due but unpaid under the Finance Documents, in the order set out in paragraphs (i) to (iv) of paragraph (a) above.

(c)	The Agent shall, if so directed by the Swingline Lenders, vary the order set out in paragraphs (ii) to (iv) above.

(d)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

(e)	This Clause 32 shall not affect the right of the Lenders to claim any other amount due to them under the Finance Documents.

32.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

32.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Obligors' Agent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Obligors' Agent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

32.11	Disruption to payment systems etc

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Obligors' Agent that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Obligors' Agent, consult with the Obligors' Agent with a view to agreeing with the Obligors' Agent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Obligors' Agent in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Obligors' Agent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.	Set-Off

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

34.	Notices

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter or as specified in Clause 34.6 (Electronic communication)) electronic mail or other electronic means.

34.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Obligors:

Address:	Smurfit Kappa

Beech Hill, Clonskeagh, Dublin 4, Ireland

Attention:	Emer Murnane

Email:	[ ]

Tel:	[ ]

(b)	in the case of each Lender, each Ancillary Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent:

Address:	Wells Fargo Bank, National Association

MAC D1109-019, 1525 West W.T. Harris Blvd

Charlotte, NC 28262, USA

Attention:	Syndicated Agency Services

Email:	[ ]

Tel:	[ ]

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective: or

(i)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

(ii)	and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Obligors' Agent in accordance with this Clause 34.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5pm in the place of receipt shall be deemed only to become effective on the following day.

34.4	Notification of address

Promptly upon receipt of notification of an address or change of address pursuant to Clause 34.2 (Addresses) or changing its own address, the Agent shall notify the other Parties.

34.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

34.6	Electronic communication

(a)	Any communication to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication) and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)	Any electronic communication specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5pm in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(d)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 34.6.

34.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	Calculations and Certificates

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to two decimal places.

35.4	Interest Act (Canada) Compliance

Solely for the purposes of the Interest Act (Canada) and disclosure thereunder (if and to the extent applicable), whenever any interest or any fee to be paid under any Finance Document is to be calculated on the basis of a 360-day or 365-day year (or 366-day year, as the case may be), the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365 (or 366), as applicable.

36.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	Amendments and Waivers

38.1	Required consents

(a)	Subject to Clause 38.2 (Exceptions) and Clause 38.4 (Snooze/lose), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 38 which is agreed to by the Obligors' Agent. This includes any amendment or waiver which would, but for this paragraph (c) require the consent of all Obligors.

38.2	Exceptions

(a)	Subject to Clause 38.8 (Changes to reference rates), an amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	Clause 31 (Sharing among the Finance Parties);

(iii)	a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(iv)	any provision which expressly requires the consent of all the Lenders;

(v)	Clause 2.3 (Finance Parties' rights and obligations), Clause 27 (Changes to the Lenders), or this Clause 38;

(vi)	the nature or scope of the guarantee and indemnity granted under Clause 21 (Guarantee and Indemnity),

shall not be made without the prior consent of all the Lenders.

(b)	Subject to paragraphs (g) and (i) below and to Clause 38.3 (Sustainability Amendment Event), an amendment or waiver that has the effect of changing or which relates to:

(i)	an extension to the date of payment of any amount under the Finance Documents;

(ii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iii)	an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility; or

(iv)	a redenomination of any Commitment,

shall not be made without the prior consent of:

(A)	each Lender that is assuming an additional Commitment or an increased Commitment or whose Commitment is being extended or redenominated, or to whom any amount is due and payable which is being reduced or extended (as the case may be) (an Affected Lender); and

(B)	in the case of an increase in any Commitment, the Majority Lenders (where, for these purposes, the Commitments of the Affected Lenders shall be included in the determination of the Majority Lenders).

(c)	An amendment or waiver which relates to the rights or obligations of the Agent, the Coordinators or any Ancillary Lender may not be effected without the consent of the Agent, the Coordinators or that Ancillary Lender (as the case may be).

(d)	Any amendments to implement any limitation on any guarantee as contemplated by the Guarantee Principles and any consequential amendments, in each case, in accordance with paragraph 7 of Schedule 11 (Guarantee Principles) may be made or effected by the Obligors' Agent and the Agent without the consent of any other Party (and shall be binding on all Parties).

(e)	Any term of the Finance Documents (other than any Ancillary Document) may be amended or waived by the Obligors' Agent and the Agent without the consent of any other Party if that amendment or waiver is:

(i)	to cure defects or omissions, resolve ambiguities or inconsistencies or reflect changes of a minor, technical or administrative nature; or

(ii)	otherwise for the benefit of all or any of the Lenders.

(f)	Notwithstanding anything to the contrary, any amendment or waiver of any Finance Document made or effected in accordance with Clause 2.2 (Increase after cancellation) shall be binding on all Parties.

(g)	If, as a result of an extension of the Termination Date in accordance with Clause 9.4 (Extension of Termination Date) different Termination Dates apply in respect of certain Lenders, any conforming amendments required as a result of the extension of the Termination Date may be made by the Obligors' Agent and the Agent (and the Agent is authorised by all of the Lenders to make such changes).

(h)	Any amendment or waiver which:

(i)	relates only to the rights or obligations applicable to a particular Utilisation or Facility; and

(ii)	does not materially and adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility,

may be made in accordance with this Clause 38 (Amendments and Waivers) but as if references in this Clause 38 (Amendments and Waivers) to the specified proportion of Lenders (including the Affected Lenders) whose consent would, but for this paragraph (h), be required for that amendment or waiver, were instead to the proportion of the Lenders participating in that particular Utilisation or Facility.

(i)	An amendment or waiver:

(i)	that has the effect of changing or which relates to a reduction in the Margin in connection with Clause 12.6 (Margin adjustments - sustainability);

(ii)	that makes it less onerous for the Obligors to achieve a reduction in the Margin pursuant to Clause 12.6 (Margin adjustments - sustainability); or

(iii)	otherwise with respect to the KPIs, SPTs or any other Sustainability Provision,

may be made with the consent of the Agent (acting on the instructions of the Majority Facility B Lenders).

38.3	Sustainability Amendment Event

(a)	If a Sustainability Amendment Event has occurred (or is reasonably likely to occur) the Parent (or the Obligors' Agent) may elect (in any manner acting reasonably) to calculate the relevant KPIs on an unconsolidated basis (or otherwise on a basis which does not take into account such Sustainability Amendment Event) for a period of not more than two years from the end of the SLL Reference Period in which such election was first made.

(b)	If a Sustainability Amendment Event has occurred (or is reasonably likely to occur), the Sustainability Coordinators shall, upon the request of the Parent (or the Obligors' Agent), enter into negotiations in good faith for a period of not more than 30 days (or such other period as agreed between the Obligors' Agent and the Sustainability Coordinators) with a view to agreeing such amendments to any Calculation Methodology, KPI, SPT and/or any related terms of this Agreement as are necessary for the purposes of eliminating, accommodating or otherwise taking into account the effect of the relevant Sustainability Amendment Event on the terms of this Agreement (together, the Sustainability Amendments).

(c)	Any Sustainability Amendments referred to in paragraph (b) above may be made with the consent of the Obligors' Agent, the Sustainability Coordinators and the Majority Facility B Lenders, and shall be binding on all Parties.

38.4	Snooze/lose

If:

(a)	any Defaulting Lender fails to accept or reject a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within ten Business Days of that request being made; or

(b)	any Lender which is not a Defaulting Lender fails to respond to such a request or other such vote within 15 Business Days of that request being made,

(unless, in either case, the Obligors' Agent and the Agent agree to a longer time period in relation to any request):

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facilities when ascertaining whether any relevant percentage (including unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

38.5	Replacement of Lender

(a)	If

(i)	an Obligor becomes obliged to repay any amount in accordance with Clause 10.2 (Illegality) or to pay additional amounts pursuant to Clause 17 (Increased Costs), Clause 16.2 (Tax gross-up) or Clause 16.3 (Tax indemnity) to any Lender; or

(ii)	a Lender does not consent to an Extension Request pursuant to Clause 9.4 (Extension of Termination Date),

the Obligors' Agent may, on five Business Days' prior written notice to the Agent and such Lender and, in respect of a Lender who does not consent to an Extension Request pursuant to Clause 9.4 (Extension of Termination Date), within 18 months after the date that Lender confirms it does not consent, or is deemed not to consent, to the applicable Extension Request, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to one or more Lenders and/or any other bank, financial institution, trust, fund or other entity (in case which is an Eligible Institution) (a Replacement Lender) selected by the Obligors' Agent, which confirms its or their willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.11 (Pro rata interest settlement)), Break Costs and other amounts payable to that Lender thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 38.5 shall be subject to the following conditions:

(i)	the Obligors' Agent shall have no right to replace the Agent pursuant to this Clause 38.5;

(ii)	neither the Agent nor the Lender shall have any obligation to any Obligor to find a Replacement Lender;

(iii)	in no event shall the Lender replaced under this Clause 38.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents;

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied (acting reasonably) that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer; and

(v)	the Lender shall not be obliged to transfer its rights and obligations pursuant to paragraph (a) to the extent that the transfer would result in that Lender (or its Affiliate) failing to meet the requirement set out in paragraph (h) of Clause 27.2 (Conditions of assignment or transfer).

(c)	A Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Obligors' Agent when it is satisfied (acting reasonably) that it has complied with those checks.

38.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including unanimity) of the Total Commitments under the relevant Facilities; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender's Commitments under the relevant Facilities will be reduced by the amount of its Available Commitments under the relevant Facilities and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 38.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

38.7	Replacement of a Defaulting Lender

(a)	The Obligors' Agent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days' prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) which is an Eligible Institution and is selected by the Obligors' Agent, which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)	in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.11 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Obligors' Agent and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 38.7 shall be subject to the following conditions:

(i)	the Obligors' Agent shall have no right to replace the Agent pursuant to this Clause 38.7;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to any Obligor to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied (acting reasonably) that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Obligors' Agent when it is satisfied that it has complied with those checks.

38.8	Changes to reference rates

(a)	Subject to paragraph (c) of Clause 38.2 (Exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and

(ii)	(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)	An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR for that currency on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(c)	If any Lender fails to respond to a request for an amendment or waiver described in paragraphs (a) or (b) above within 15 Business Days (or such longer time period in relation to any request which the Obligors' Agent and the Agent may agree) of that request being made:

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d)	In this Clause 38.8:

Published Rate means:

(i)	the Screen Rate for any Quoted Tenor; or

(ii)	an RFR.

Published Rate Replacement Event means, in relation to a Published Rate:

(i)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Obligors materially changed;

(ii)	(A)	(1)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(2)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(B)	the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(C)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(D)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(E)	in the case of the Screen Rate for any Quoted Tenor, the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:

(1)	stating that that Screen Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(2)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or

(3)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and the circumstances or events leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(iii)	in the opinion of the Majority Lenders and the Obligors, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Reference Rate means a reference rate which is:

(i)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(A)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs (A) and (B) above, the "Replacement Reference Rate" will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(iii)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Published Rate.

39.	Confidential Information

39.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 29.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.10 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Obligors' Agent,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking (except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information) and that person is informed that some or all of such Confidential Information may be price-sensitive information;

(B)	in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(C)	in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors' Agent and the relevant Finance Party and if that service provider is informed that some or all of such Confidential Information may be price-sensitive information; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	the names of the Obligors;

(ii)	the country of domicile of the Obligors;

(iii)	the jurisdiction of incorporation of the Obligors;

(iv)	the date of this Agreement;

(v)	the names of the Agent and the Coordinators;

(vi)	the date of each amendment and restatement of this Agreement;

(vii)	the amount of Total Commitments;

(viii)	the currencies of the Facilities;

(ix)	the type, names and amounts of Facilities;

(x)	the ranking of the Facilities;

(xi)	the Termination Date for the Facilities;

(xii)	the governing law of this Agreement;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiv)	such other information agreed between such Finance Party and the Obligors' Agent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Obligors' Agent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

39.4	Entire agreement

This Clause 39 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside information

(a)	Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse.

(b)	Each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose and agrees with the Obligors' Agent that, without prejudice to the obligations of the Obligors' Agent or any other member of the Group to deliver or provide information to the Finance Parties as required by any Finance Document, there shall be no requirement, pursuant to this Agreement or otherwise, for the Obligors' Agent or any other member of the Group to publish or otherwise make public any unpublished price-sensitive or inside information or any other information which if known to the public would be likely to have an effect on the price of securities issued by any member of the Group (unless otherwise agreed by the Obligors' Agent).

39.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Obligors' Agent:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39.

39.7	Continuing obligations

The obligations in this Clause 39 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	Confidentiality of Funding Rates

40.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the relevant Borrower pursuant to Clause 12.8 (Notifications of rates of interest); and

(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

40.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 40.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 40.

40.3	No Event of Default

No Event of Default will occur under Clause 26.2 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 40.

41.	Bail-In

41.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

41.2	Bail-in definitions

In this Clause 41:

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Write-down and Conversion Powers means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

42.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

43.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

44.	Enforcement

44.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by local law or permitted by local courts, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

44.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Smurfit Kappa UK Limited of Cunard Buildings Water Street, Pier Head, Liverpool, L3 1SF as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and Smurfit Kappa UK Ltd by its execution of this Agreement, accepts that appointment; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Obligors' Agent (on behalf of all the Obligors) must promptly appoint another agent on terms acceptable to the Agent (acting reasonably and in good faith). Failing this, the Agent may appoint another agent for this purpose.

44.3	Waiver of immunity

Each Obligor irrevocably and unconditionally, to the extent permitted by applicable law:

(a)	agrees not to claim any sovereign immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of sovereign immunity in respect of it or its assets.

44.4	Waiver of trial by jury

Each Party waives any right it may have to a jury trial of any claim or cause of action in connection with any Finance Document or any transaction contemplated by any Finance Document. This Agreement may be filed as a written consent to trial by the court.

44.5	USA Patriot Act

Each Finance Party that is subject to the requirements of the USA Patriot Act and/or the Beneficial Ownership Regulation notifies each Obligor that pursuant to the requirements of the USA Patriot Act and/or the Beneficial Ownership Regulation, as applicable, it is required to obtain, verify and record information that identifies the Obligors, including the name and address of the Obligors and other information that will allow that Finance Party to identify the Obligors in accordance with the USA Patriot Act and/or the Beneficial Ownership Regulation, as applicable. Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for that Finance Party to satisfy the requirements of the USA Patriot Act and/or the Beneficial Ownership Regulation, as applicable, provided that such Finance Party shall provide any Obligor with a reasonable period of time to comply with any such request.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Parties

Part 1

The Original Obligors

Original Borrower	Jurisdiction of incorporation	Registration number	Facility
Smurfit Kappa Treasury Unlimited Company	Ireland	177324	Facility A and Facility B
Smurfit Kappa Acquisitions Unlimited Company	Ireland	358039	Facility B

Original Guarantor	Jurisdiction of incorporation	Registration number
Smurfit Kappa Treasury Unlimited Company	Ireland	177324
Smurfit Kappa Acquisitions Unlimited Company	Ireland	358039
Smurfit International B.V.	Netherlands	33149443
Smurfit Kappa Group plc	Ireland	433527
Smurfit Kappa Investments Limited	Ireland	380620
Smurfit Kappa Treasury Funding Designated Activity Company	Ireland	239631

Part 2

The Original Lenders

Original Lender	Facility A Commitment	Facility B Commitment	Treaty passport scheme reference number and jurisdiction of tax residence (if applicable)
Allied Irish Banks plc	$24,489,795.92	$183,673,469.39	Ireland, 12/A/15271/DTTP
Banco Santander S.A., Paris branch	$24,489,795.92	$183,673,469.39	N/A
Bank of China (Europe) S.A. Dublin Branch	$12,244,897.96	$91,836,734.69	Luxembourg, 48/B/258017/DTTP
Barclays Bank PLC	$24,489,795.92	$183,673,469.39	N/A
BNP Paribas S.A., Dublin Branch	$24,489,795.92	$183,673,469.39	France, 5/B/255139/DTTP
Citibank, N.A.	$24,489,795.92	$183,673,469.39	United States of America, 13/C/62301/DTTP
Commerzbank Aktiengesellschaft	$24,489,795.92	$183,673,469.39	Germany, 7/C/25382/DTTP
Coöperatieve Rabobank U.A.	$24,489,795.92	$183,673,469.39	The Netherlands, 1/C/0070166/DTTP
Crédit Agricole Corporate and Investment Bank	$19,591,836.70	$146,938,775.48	France, 5/C/0222082/DTTP
Crédit Industriel et Commercial, London Branch	$12,244,897.96	$91,836,734.69	N/A
Credit Lyonnais	$4,897,959.18	$36,734,693.88	France, 5/C/53145/DTTP
Danske Bank A/S, Irish Branch	$24,489,795.92	$183,673,469.39	Denmark, 8/D/316495/DTTP
Deutsche Bank Luxembourg SA	$24,489,795.92	$183,673,469.39	Luxembourg, 48/D/72718/DTTP
ING Bank N.V., Dublin Branch	$24,489,795.92	$183,673,469.39	The Netherlands, 1/I/70193/DTTP
JPMorgan Chase Bank N.A., London Branch	$24,489,795.92	$183,673,469.39	N/A

Lloyds Bank PLC	$24,489,795.92	$183,673,469.39	N/A
Mizuho Bank Europe N.V.	$24,489,795.92	$183,673,469.39	The Netherlands, 1/M/260444/DTTP
National Westminster Bank Plc	$24,489,795.92	$183,673,469.39	N/A
PNC Bank, National Association	$24,489,795.92	$183,673,469.39	United States of America, 13/P/63904/DTTP
RBC Europe Limited	$12,244,897.96	N/A	N/A
Regions Bank	$12,244,897.96	$91,836,734.69	United States of America, 13/R/330821/DTTP
Royal Bank of Canada	$12,244,897.96	$183,673,469.39	N/A
Scotiabank (Ireland) DAC	$24,489,795.92	$183,673,469.39	N/A
Skandinaviska Enskilda Banken AB (publ)	$24,489,795.92	$183,673,469.39	Sweden, 73/S/42621/DTTP
Sumitomo Mitsui Banking Corporation, Brussels Branch	$24,489,795.92	$183,673,469.39	Japan, 43/S/274647/DTTP
The Governor and Company of the Bank of Ireland	$12,244,897.96	$91,836,734.69	N/A
The Northern Trust Company	$12,244,897.96	$91,836,734.69	United States of America, 13/N/60122/DTTP
The Toronto-Dominion Bank, London Branch	$24,489,795.92	$183,673,469.39	N/A
Wells Fargo Bank, National Association	$24,489,795.92	$183,673,469.39	United States of America, 13/W/61173/DTTP
TOTAL:	$600,000,000	4,500,000,000

Part 3

The Original Swingline Lenders

Original Swingline Lender	Original Lender which is its Affiliate (if any)	Swingline Commitment	Treaty passport scheme reference number and jurisdiction of tax residence (if applicable)
Banco Santander S.A.	Banco Santander S.A., Paris branch	$22,222,222.22	N/A
Barclays Bank PLC	Barclays Bank PLC	$22,222,222.22	N/A
BNP Paribas S.A., Dublin Branch	BNP Paribas S.A., Dublin Branch	$22,222,222.22	France, 5/B/255139/DTTP
Citibank, N.A.	Citibank, N.A.	$22,222,222.22	United States of America, 13/C/62301/DTTP
Commerzbank Aktiengesellschaft	Commerzbank Aktiengesellschaft	$22,222,222.22	Germany, 7/C/25382/DTTP
Coöperatieve Rabobank U.A.	Coöperatieve Rabobank U.A.	$22,222,222.22	The Netherlands, 1/C/0070166/DTTP
Crédit Agricole Corporate and Investment Bank	Crédit Agricole Corporate and Investment Bank	$22,222,222.22	France, 5/C/0222082/DTTP
Crédit Industriel et Commercial, London Branch	Crédit Industriel et Commercial, London Branch	$11,111,111.12	N/A
Danske Bank A/S, Irish Branch	Danske Bank A/S, Irish Branch	$22,222,222.22	Denmark, 8/D/316495/DTTP
Deutsche Bank AG New York Branch	Deutsche Bank Luxembourg SA	$22,222,222.22	Germany, 7/D/70006/DTTP
ING Bank N.V., Dublin Branch	ING Bank N.V., Dublin Branch	$22,222,222.22	The Netherlands, 1/I/70193/DTTP
JPMorgan Chase Bank N.A.	JPMorgan Chase Bank N.A., London Branch	$22,222,222.22	United States, 13/M/268710/DTTP
Lloyds Bank PLC	Lloyds Bank PLC	$22,222,222.22	N/A
Mizuho Bank, Ltd.	Mizuho Bank Europe N.V.	$22,222,222.22	Japan, 43/M/274822/DTTP

Original Swingline Lender	Original Lender which is its Affiliate (if any)	Swingline Commitment	Treaty passport scheme reference number and jurisdiction of tax residence (if applicable)
National Westminster Bank Plc	National Westminster Bank Plc	$22,222,222.23	N/A
PNC Bank, National Association	PNC Bank, National Association	$22,222,222.22	United States of America, 13/P/63904/DTTP
Regions Bank	Regions Bank	$11,111,111.12	United States of America, 13/R/330821/DTTP
Royal Bank of Canada	Royal Bank of Canada, RBC Europe Limited	$22,222,222.22	N/A
Scotiabank (Ireland) DAC	Scotiabank (Ireland) DAC	$22,222,222.22	N/A
Skandinaviska Enskilda Banken AB (publ)	Skandinaviska Enskilda Banken AB (publ)	$22,222,222.22	Sweden, 73/S/42621/DTTP
Sumitomo Mitsui Banking Corporation	Sumitomo Mitsui Banking Corporation, Brussels Branch	$22,222,222.22	Japan, 43/S/274647/DTTP
The Northern Trust Company	The Northern Trust Company	$11,111,111.12	United States of America, 13/N/60122/DTTP
The Toronto-Dominion Bank, London Branch	The Toronto-Dominion Bank, London Branch	$22,222,222.22	N/A
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	$22,222,222.23	United States of America, 13/W/61173/DTTP
TOTAL		$500,000,000

Part 4

The Bookrunners and Mandated Lead Arrangers

1.	Allied Irish Banks plc

2.	Banco Santander S.A.

3.	Barclays Bank PLC

4.	BNP Paribas S.A., Dublin Branch

5.	Citibank, N.A.

6.	Commerzbank AG

7.	Coöperatieve Rabobank U.A.

8.	Crédit Agricole Corporate and Investment Bank

9.	Credit Lyonnais

10.	Danske Bank A/S, Irish Branch

11.	Deutsche Bank Luxembourg SA

12.	ING Bank N.V., Dublin Branch

13.	J.P. Morgan Securities Plc

14.	Lloyds Bank PLC

15.	Mizuho Bank Europe N.V.

16.	National Westminster Bank Plc

17.	PNC Bank, National Association

18.	RBC Capital Markets

19.	Scotiabank (Ireland) DAC

20.	Skandinaviska Enskilda Banken AB (publ)

21.	Sumitomo Mitsui Banking Corporation, Brussels Branch

22.	The Toronto-Dominion Bank, London Branch

23.	Wells Fargo Bank, N.A.

Part 5

The Mandated Lead Arrangers

1.	Bank of China (Europe) S.A., Dublin Branch

2.	Crédit Industriel et Commercial, London Branch

3.	The Governor and Company of the Bank of Ireland

4.	The Northern Trust Company

5.	Regions Bank

Schedule 2

Conditions Precedent

Part 1

Conditions Precedent to Initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents (or equivalent documents such as by-laws and certificate of incorporation) of each Original Obligor.

(b)	A copy of a resolution of the board of directors (or any other competent corporate body) of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	if applicable, approving the terms of the power of attorney referred to in paragraph (d) below and resolving that it execute that power of attorney;

(iii)	authorising a specified person or persons to execute on its behalf the Finance Documents to which it is a party;

(iv)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(v)	in the case of an Obligor other than the Obligors' Agent, authorising the Obligors' Agent to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	If applicable, a power of attorney of each Original Obligor authorising a specified person or persons to execute the Finance Documents to which that Original Obligor is a party on its behalf.

(e)	If applicable, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than the Parent), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Obligor is a party.

(f)	If applicable, a copy of:

(i)	a request for advice from the works council of each Original Obligor incorporated in The Netherlands in respect of the transactions contemplated by the Finance Documents to which it is a party; and

(ii)	an unconditional positive works council advice of the works council of each Original Obligor incorporated in The Netherlands.

(g)	A certificate of each Original Obligor signed by an authorised signatory or authorised signatories with authority to validly represent that Original Obligor certifying that:

(i)	borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;

(ii)	each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;

(iii)	in the case of the certificate delivered by each Irish Obligor only, it and each of the other Obligors are members of a group of companies within the meaning of section 8 of the Irish Companies Act and for the purposes of section 243 of the Irish Companies Act 2014; and

(iv)	in the case of the certificate delivered by each Irish Obligor only, the entry into the Finance Documents by that Irish Obligor does not constitute unlawful financial assistance within the meaning of section 82 of the Companies Act 2014 of Ireland or breach section 239 of the Companies Act 2014 of Ireland.

2.	Legal opinions

(a)	A legal opinion of Allen Overy Shearman Sterling LLP, legal advisers to the Coordinators and the Agent in England.

(b)	A legal opinion of McCann FitzGerald LLP, legal advisers to the Coordinators and the Agent in Ireland.

(c)	A legal opinion of Stibbe London B.V., legal advisers to Smurfit International B.V. in the Netherlands.

3.	Other documents and evidence

(a)	Evidence that the fees, costs and expenses then due from Group pursuant to Clause 15 (Fees) and Clause 20 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(b)	The Fee Letters executed by the Obligors' Agent.

4.	Closing Date and closing process

(a)	A certificate of the Obligors' Agent confirming that the Combination has occurred or will occur on or prior to the date of the first Utilisation.

(b)	Evidence that the following facilities will be cancelled and (if drawn) prepaid in full on or before the first Utilisation Date or otherwise from the proceeds of the Facilities or from other arrangements agreed with the Agent acting reasonably prior to the Closing Date:

(i)	the Smurfit Kappa 2019 RCF;

(ii)	the WestRock Rabobank Credit Agreement;

(iii)	the WestRock Wells Fargo Revolving Credit Agreement; and

(iv)	(unless Facility A has been cancelled in full) the WestRock Farm Credit System Credit Agreement.

(c)	Evidence that arrangements are in place for the Closing Date Guarantors to become Obligors, and Smurfit WestRock to become the Parent, on the Closing Date.

Part 2

Conditions Precedent Required to be Delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Obligors' Agent.

2.	A copy of the constitutional documents (or equivalent documents such as by-laws and certificate of incorporation) of the Additional Obligor.

3.	If applicable, a copy of a resolution of the board of directors (or other competent corporate body) of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents; and

(d)	authorising the Obligors' Agent to act as its agent in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Obligor (other than in the case of Smurfit WestRock), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

6.	If applicable, a copy of a resolution by the supervisory board of each Additional Obligor incorporated in The Netherlands, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

7.	If applicable, a copy of:

(a)	a request for advice from the works council of each Additional Obligor incorporated in The Netherlands in respect of the transactions contemplated by the Finance Documents to which it is a party; and

(b)	an unconditional positive works council advice of the works council of each Additional Obligor incorporated in The Netherlands.

8.	A certificate of the Additional Obligor (signed by an authorised signatory or authorised signatories) with authority to validly represent that Additional Obligor certifying that:

(a)	borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;

(b)	each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter;

(c)	in the case of the certificate delivered by an Additional Obligor that is an Irish Obligor only, it and each of the other Obligors are members of a group of companies within the meaning of section 8 of the Irish Companies Act and for the purposes of section 243 of the Irish Companies Act; and

(d)	in the case of the certificate delivered by an Additional Obligor that is an Irish Obligor only, the entry into the Finance Documents by that Irish Obligor does not constitute unlawful financial assistance within the meaning of section 82 of the Companies Act 2014 of Ireland or breach section 239 of the Companies Act 2014 of Ireland.

9.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.	A legal opinion of Allen Overy Shearman Sterling LLP, legal advisers to the Coordinators and the Agent in England.

11.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of applicable legal advisers or internal counsel in the jurisdiction in which the Additional Obligor is incorporated or formed.

12.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 44.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

13.	A good standing certificate of each Additional Obligor incorporated in the United States or Canada (or any subdivision of Canada) with respect to its jurisdiction of incorporation or organisation, dated not earlier than 5 Business Days prior to the date of the relevant Accession Letter.

Schedule 3

Requests

Part 1

Utilisation Request: Facility A Loans and Facility B Loans

From:	[Borrower]/[Obligors' Agent]

To:	[Agent]

Dated:

Dear Sirs/Madams

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Borrower:	[•]

Facility to be utilised:	[Facility A]/[Facility B]

Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[•]

Amount:	[•] or, if less, the Available Facility

Interest Period:	[•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request or will be satisfied on the Utilisation Date.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Facility B Loan]/[The proceeds of this Loan should be credited to [account].]]

5.	[This Utilisation Request is conditional upon the occurrence of the Closing Date.]

6.	This Utilisation Request is irrevocable.

authorised signatory for

[name of relevant Borrower]/[Obligors' Agent]

Part 2

Utilisation Request: Swingline Loans

From:	[Borrower]/[Obligors' Agent]

To:	[Agent]

Dated:

Dear Sirs/Madams

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Swingline Loan on the following terms:

Borrower:	[•]

Facility to be utilised:	Swingline Facility

Utilisation Date:	[•] (or, if that is not a Swingline Business Day, the next Swingline Business Day)

Currency of Swingline Loan:	US Dollars

Amount:	$[•] or, if less, the Available Swingline Facility

Interest Period:	[•]

3.	We confirm that each condition specified in paragraph (b) of Clause 6.4 (Swingline Lenders' participation) of the Agreement is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Swingline Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

authorised signatory for

[name of relevant Borrower]/[Obligors' Agent]

Part 3

Selection Notice

From:	[Obligors' Agent]

To:	[Agent]

Dated:

Dear Sirs/Madams

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A Loan[s] with an Interest Period ending on [•].

3.	[We request that the next Interest Period for the above Facility A Loan[s] is [•]].

4.	This Selection Notice is irrevocable.

authorised signatory for

[name of relevant Borrower]/[Obligors' Agent]

Part 4

Debt Pushdown Notice

From:	[Obligors' Agent]

To:	[Agent]

Dated:

Dear Sirs/Madams

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is a Debt Pushdown Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Debt Pushdown Notice.

2.	We request that Clause 5.6 (Debt pushdown – Facility A) takes effect on [ ] (the Debt Pushdown Date) and that the Facility A Loans are borrowed by [Borrower].

3.	[This Debt Pushdown Notice is conditional upon the occurrence of the Closing Date.]

4.	This Debt Pushdown Notice is irrevocable.

authorised signatory for

[Obligors' Agent]

Schedule 4

Form of Transfer Certificate

From:      [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

To:      [Agent]

Dated:

Dear Sirs/Madams

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 27.5 (Procedure for transfer) of the Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 27.5 (Procedure for transfer) of the Agreement, all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:[1]

(a)	in respect of a Canadian Obligor:

(i)	[not a Canadian Qualifying Lender;]

(ii)	[a Canadian Qualifying Lender (other than a Canadian Treaty Lender); or]

(iii)	[a Canadian Qualifying Lender solely on account of being a Treaty Lender;]

(b)	in respect of a Dutch Obligor:

(i)	[not a Dutch Qualifying Lender;]

(ii)	[a Dutch Qualifying Lender other than a Dutch Treaty Lender; or]

(iii)	[a Dutch Qualifying Lender solely on account of being a Dutch Treaty Lender.]

[1]	Delete as applicable – each New Lender is required to confirm which of the three categories it falls within in respect of a Canadian Obligor, Dutch Obligor, Irish Obligor, UK Obligor and US Obligor.

(c)	in respect of an Irish Obligor:

(i)	[not an Irish Qualifying Lender;]

(ii)	[an Irish Qualifying Lender (other than an Irish Treaty Lender); or]

(iii)	[an Irish Qualifying Lender on account of being a Treaty Lender;]

(d)	in respect of a UK Obligor:

(i)	[not a UK Qualifying Lender;]

(ii)	[a UK Qualifying Lender (other than a UK Treaty Lender); or]

(iii)	a UK Qualifying Lender solely on account of being a Treaty Lender;]

(e)	in respect of a US Obligor:

(i)	[not a US Qualifying Lender; or]

(ii)	[a US Qualifying Lender.]

5.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Obligors’ Agent notifies:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.]2

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

8.	This Transfer Certificate has been entered into as a deed on the date stated at the beginning of this Transfer Certificate.

9.	This Transfer Certificate is intended to take effect as a deed notwithstanding a party may only execute this document under hand.

[2]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address and attention details for notices and account details for payments]

[Existing Lender]

By:

EXECUTED as a deed by [NEW LENDER]	)
acting by [•],	)
in the presence of:	)

Witness's Signature

Name:
Address:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

WARNING: Please seek Dutch legal advice (a) until competent authority publishes its interpretation of the term public (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)), if any amount lent to a Dutch borrower is to be transferred which is less than EUR 100,000 (or its equivalent in another currency) and (b) as soon as competent authority publishes its interpretation of the term public, if the New Lender is considered to be part of the public on the basis of that interpretation.

Schedule 5

Form of Assignment Agreement

From:	[the Existing Lender] (the Existing Lender) and [the New Lender] (the New Lender)

To:	[Agent] and [Obligors' Agent]

Dated:

Dear Sirs/Madams

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 27.6 (Procedure for assignment) of the Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [•].

4.	On the Transfer Date the New Lender becomes party to the Finance Documents as a Lender.

5.	The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) of the Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that[3]:

(a)	in respect of a Canadian Obligor:

(i)	[not a Canadian Qualifying Lender;]

(ii)	[a Canadian Qualifying Lender (other than a Canadian Treaty Lender); or]

(iii)	[a Canadian Qualifying Lender solely on account of being a Treaty Lender;]

[3]	Delete as applicable – each New Lender is required to confirm which of the three categories it falls within in respect of a Canadian Obligor, Dutch Obligor, Irish Obligor, UK Obligor and US Obligor.

(b)	in respect of a Dutch Obligor:

(i)	[not a Dutch Qualifying Lender;]

(ii)	[a Dutch Qualifying Lender other than a Dutch Treaty Lender; or]

(iii)	[a Dutch Qualifying Lender solely on account of being a Dutch Treaty Lender.]

(c)	in respect of an Irish Obligor:

(i)	[not an Irish Qualifying Lender;]

(ii)	[an Irish Qualifying Lender (other than an Irish Treaty Lender); or]

(iii)	[an Irish Qualifying Lender on account of being a Treaty Lender;]

(d)	in respect of a UK Obligor:

(i)	[not a UK Qualifying Lender;]

(ii)	[a UK Qualifying Lender (other than a UK Treaty Lender); or]

(iii)	a UK Qualifying Lender solely on account of being a Treaty Lender;]

(e)	in respect of a US Obligor:

(i)	[not a US Qualifying Lender; or]

(ii)	[a US Qualifying Lender.]

8.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Obligors’ Agent notifies:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.]4

9.	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 27.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation) of the Agreement, to the Obligors' Agent (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

10.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

11.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Assignment Agreement has been entered into as a deed on the date stated at the beginning of this Assignment Agreement.

13.	This Assignment Agreement is intended to take effect as a deed notwithstanding that a party may only execute this document under hand.

[4]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address and attention details for notices and account details for payments]

[Existing Lender]

By:

EXECUTED as a deed by [NEW LENDER]	)
acting by [•],	)
in the presence of:	)

Witness's Signature

Name:
Address:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [•].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

WARNING: Please seek Dutch legal advice (a) until competent authority publishes its interpretation of the term public (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)), if any amount lent to a Dutch borrower is to be assigned which is less than EUR 100,000 (or its equivalent in another currency) and (b) as soon as competent authority publishes its interpretation of the term public, if the New Lender is considered to be part of the public on the basis of that interpretation.

Schedule 6

Form of Accession Letter

From:	[Subsidiary] and [Obligors' Agent]

To:	[Agent]

Dated:

Dear Sirs/Madams

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary]/[Smurfit WestRock plc] agrees to become [an Additional [Borrower]/[Guarantor]]/[the Parent] and to be bound by the terms of the Agreement as [an Additional [Borrower]/[Guarantor]]/[the Parent] pursuant to [Clause 28.2 (Additional Borrowers)/28.4 (Additional Guarantors)/28.5 (Accession of Parent)] of the Agreement.

3.	[Subsidiary] is to be a Borrower in relation to [Facility A/Facility B].*

4.	[Subsidiary]/[Smurfit WestRock plc] is a company duly incorporated under the laws of [name of relevant jurisdiction].

5.	[The Obligors' Agent confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.]**

6.	[Subsidiary]/[Smurfit WestRock plc]'s administrative details are as follows:

Address:

Attention:

7.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[This Accession Letter is entered into as a deed.]

[Obligors' Agent]	[Subsidiary]/[Smurfit WestRock plc]

*include only in the case of an Additional Borrower; more than one Facility may be specified if required.

**include only in the case of an Additional Borrower.

Schedule 7

Form of Resignation Letter

From:	[resigning Obligor] and [Obligors' Agent]

To:	[Agent]

Dated:

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 28.3 (Resignation of a Borrower)]/[Clause 28.6 (Resignation of a Guarantor)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Obligors' Agent]	[Subsidiary]

By:	By:

Schedule 8

Form of Margin Certificate

From:	[Obligors' Agent]

To:	[Agent]

Dated:

Dear Sirs/Madams

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is a Margin Certificate. Terms defined in the Agreement have the same meaning when used in this Margin Certificate unless given a different meaning in this Margin Certificate.

2.	We confirm that, as of [insert date of the relevant change in Rating], the Rating is [•] as provided by [insert name of Rating Agency].

3.	[The other Rating[s] [obtained/maintained] by the Parent are [•] with [insert name of Rating Agency] [and [•] with [insert name of Rating Agency]].

4.	The applicable Margin pursuant to Clause 12.5 (Margin adjustments – rating) of the Agreement is therefore [•].

Signed:

Authorised signatory
[Obligors' Agent]

Schedule 9

Extension Request

Part 1

Form of Extension Request

From:	[Obligors' Agent]

To:	[Agent]

Dated:	[·]

Dear Sirs/Madams

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is an Extension Request. Terms defined in the Agreement have the same meaning in this Extension Request unless given a different meaning in this Extension Request.

2.	Pursuant to Clause 9.4 (Extension of Termination Date) of the Agreement, we request that the Termination Date in respect of Facility B and the Swingline Facility be extended by [one/two] years commencing on the Initial Termination Date.

3.	This is the [First/Second] Extension Request.

4.	[Extension Request terms (if any) to be added].

5.	[Deadline for response to Extension Request to be added].*

6.	We confirm that no Event of Default is continuing.

7.	This Extension Request and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully

SIGNED by	)
[Obligors' Agent]	)
	)	Name:

* The deadline for response to the Extension Request must not be less than 15 Business Days from the date of the Extension Request.

Part 2

Form of Extension Request Acknowledgement

From:	[Lender]

To:	[Agent]

Dated:	[·]

Dear Sirs/Madams

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Extension Request dated [•]. Terms defined in the Agreement have the same meaning in this Extension Request acknowledgment unless given a different meaning in this Extension Request acknowledgment.

2.	Pursuant to Clause 9.4 (Extension of Termination Date) of the Agreement, we [agree/do not agree] that the Initial Termination Date in respect of [•]% of our Commitments under the Facility be extended by [one/two] years commencing on the Initial Termination Date in accordance with the terms of the Extension Request.

3.	This Extension Request acknowledgment and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully

SIGNED by	)
[Lender]	)
	)	Name:

Schedule 10

Timetables

All times are New York time unless otherwise specified.

	Loans in US Dollars	Loans in euros or Sterling	Loans in other currencies

Agent notifies the Obligors' Agent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	-	U-5
Delivery of a duly completed Utilisation Request (Clause 5.2 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 13.1 (Selection of Interest Periods))	U-3 11:00 am	U-4 11:00 am	U-4 11:00 am
Agent determines the Base Currency Amount of a Loan, if required under Clause 5.5 (Lenders' participation), and notifies the Lenders of the Loan in accordance with Clause 5.5 (Lenders' participation)	-	U-3 2:00 pm	U-3 2:00 pm
Agent receives a notification from a Lender under Clause 7.2 (Unavailability of a currency)	-	-	8:00 am two Business Days before the first day of the Interest Period for the relevant Loan
Agent gives notice in accordance with Clause 7.2 (Unavailability of a currency)	-	-	12:00 noon on the day which is two Business Days before the first day of the Interest Period for the relevant Loan

U	=	date of utilisation or, if applicable, in the case of a Facility A Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan.

U-X	=	Business Days prior to date of utilisation.

Schedule 11

Guarantee Principles

1.	In this Schedule:

CFC means a "controlled foreign corporation" within the meaning of Section 957(a) of the Internal Revenue Code that is owned (within the meaning of Section 958(a) or 958(b) of the Internal Revenue Code) by a member of the Group that is a "United States Shareholder" (as defined in Section 951(b) of the Internal Revenue Code).

FSHCO means an entity substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs.

2.	The guarantees to be provided under the Finance Documents will be given in accordance with certain guarantee principles and it is agreed and acknowledged that the Finance Parties shall receive the benefit of upstream, cross-stream and downstream guarantees in accordance with, and subject to, such guarantee principles, as set out below.

3.	The Obligors and the Lenders have agreed and acknowledged that their rights and obligations under the Finance Documents in respect of the giving or taking of guarantees and all the rights and obligations associated with such giving or taking of guarantees, shall be subject to and limited by these Guarantee Principles. The Guarantee Principles embody the recognition by all Parties that there may be certain legal and practical difficulties in obtaining effective guarantees from all members of the Group in every jurisdiction in which members of the Group are located. In particular:

(a)	general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, thin capitalisation rules, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or may require that the guarantee be limited by an amount or otherwise. If any such limit applies, the guarantees provided will be limited to the maximum amount which the relevant member of the Group may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management;

(b)	the giving of a guarantee will not be required to the extent that it would incur any legal fees, registration fees, stamp duty, taxes and any other fees or costs directly associated with such guarantee which are disproportionate to the benefit obtained by the Finance Parties;

(c)	it is expressly acknowledged that in certain jurisdictions it may be either impossible or impractical to grant guarantees in which event such guarantees will not be granted;

(d)	any entity subject to third party arrangements which were not entered into in contemplation of any Finance Document which may prevent that entity from granting a guarantee will be excluded from the obligations to grant a guarantee under the Finance Documents; and

(e)	members of the Group will not be required to give guarantees if it is unlawful for it to give a guarantee or it is not within the legal capacity of the relevant members of the Group or if, in the reasonable opinion of the directors of the relevant members of the Group, the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or result in any significant risk of legal liability for the directors of any Group company.

4.	The Finance Parties will work with the Parent or the Obligors' Agent to agree any limitation on any guarantee to the extent requested by the Parent or the Obligors' Agent and to the extent that such limitation is contemplated by these Guarantee Principles. Each Finance Party authorises the Agent (without any further consent or approval) to agree such limitations and any consequential amendments to this Agreement. For the avoidance of doubt, such amendments can be made to a guarantee after the date of this Agreement or after any accession of any Guarantor in order to ensure continuing compliance with these Guarantee Principles (including, but not limited to, as a result of an accession of a member of the Group as an Additional Borrower). For the avoidance of doubt, this paragraph 4 shall not entitle the Agent to change the nature or scope of guarantees and indemnities other than in accordance with the Clause 38 (Amendments and Waivers) of this Agreement.

5.	The Finance Parties will work with the Parent or the Obligors' Agent to minimise the cost to the Group of granting any guarantees and shall ensure that in all events the costs are not disproportionate to the benefit to be obtained by the Finance Parties.

6.	Certain US Limitations:

(a)	None of the following entities shall be required to guarantee the obligations of any US Obligor under any Finance Document: (A) any CFC, (B) any FSHCO, (C) any Subsidiary of a CFC or a FSHCO, and (D) any other member of the Group if its guarantee could, as determined by the Obligors' Agent (acting reasonably and in good faith), result in material adverse US tax consequences for any member of the Group or any of its direct or indirect owners.

(b)	Notwithstanding anything contained in this Agreement or any other Finance Document, the obligations of each Obligor under this Agreement or any other Finance Document shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement or any other Finance Document subject to avoidance as a fraudulent transfer or conveyance under section 548 of the Bankruptcy Code or any comparable provisions of any similar federal or state law.

(c)	Subject to Clause 21.7 (Deferral of Guarantors' rights) and to paragraphs (a) and (b) above, but otherwise without prejudice to any of the other provisions of any Finance Document, if any payment or distribution is made on any date by an Obligor under this paragraph 6, each such Obligor shall be entitled to be indemnified by each other Guarantor in an amount equal to such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the contributing Obligor and the denominator shall be the aggregate net worth of all Obligors provided, that all rights of indemnity, contribution or subrogation of the Guarantors under applicable law or otherwise shall be fully subordinated to the payment in full of all amounts outstanding under the Finance Documents.

Schedule 12

Form of Increase Confirmation

From:	[the Increase Lender] (the Increase Lender)

To:	[Agent] and [Obligors' Agent]

Dated:

Dear Sirs/Madams

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase after cancellation) of the Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment(s) specified in the Schedule (the Relevant Commitment(s)) as if it had been an Original Lender under the Agreement in respect of the Relevant Commitment(s).

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment(s) is to take effect (the Increase Date) is [•].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address and attention details for notices to the Increase Lender for the purposes of Clause 34.2 (Addresses) of the Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (i) of Clause 2.2 (Increase after cancellation) of the Agreement.

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that[5]:

(a)	in respect of a Canadian Obligor:

(i)	[not a Canadian Qualifying Lender;]

(ii)	[a Canadian Qualifying Lender (other than a Canadian Treaty Lender); or]

(iii)	[a Canadian Qualifying Lender solely on account of being a Treaty Lender;]

(b)	in respect of a Dutch Obligor:

(i)	[not a Dutch Qualifying Lender;]

(ii)	[a Dutch Qualifying Lender other than a Dutch Treaty Lender; or]

[5]	Delete as applicable – each Increase Lender is required to confirm which of the three categories it falls within in respect of a Canadian Obligor, Dutch Obligor, Irish Obligor, UK Obligor and US Obligor.

(iii)	[a Dutch Qualifying Lender solely on account of being a Dutch Treaty Lender.]

(c)	in respect of an Irish Obligor:

(i)	[not an Irish Qualifying Lender;]

(ii)	[an Irish Qualifying Lender (other than an Irish Treaty Lender); or]

(iii)	[an Irish Qualifying Lender on account of being a Treaty Lender;]

(d)	in respect of a UK Obligor:

(i)	[not a UK Qualifying Lender;]

(ii)	[a UK Qualifying Lender (other than a UK Treaty Lender); or]

(iii)	a UK Qualifying Lender solely on account of being a Treaty Lender;]

(e)	in respect of a US Obligor:

(i)	[not a US Qualifying Lender; or]

(ii)	[a US Qualifying Lender.]

9.	[The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Obligors’ Agent notifies:

(a)	each Borrower which is a Party as a Borrower as at the Increase Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Increase Date,

that it wishes that scheme to apply to the Agreement.]6

10.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

11.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Increase Confirmation has been entered into on the date stated at its beginning.

[6]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE

Relevant Commitment(s)/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility Office address and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted by the Agent and the Increase Date is confirmed as [      ].

Agent

By:

Schedule 13

Form of Ancillary Lender Accession Letter

From:	[Ancillary Lender] and [Obligors' Agent]

To:	[Agent]

Dated:

Dear Sirs/Madams

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is an Ancillary Lender Accession Letter. Terms defined in the Agreement have the same meaning in this Ancillary Lender Accession Letter unless given a different meaning in this Ancillary Lender Accession Letter.

2.	This Ancillary Lender Accession Letter is made on [date] by [insert full name of new Ancillary Lender] (the Acceding Ancillary Lender) in relation to the Agreement.

3.	[The Acceding Ancillary Lender has become a provider of an Ancillary Facility to the [insert name of Obligor/Affiliate of Obligor]. In consideration of the Acceding Ancillary Lender being accepted as an Ancillary Lender for the purposes of the Agreement, the Acceding Ancillary Lender confirms, for the benefit of the parties to the Agreement, that, as from [date], it intends to be party to the Agreement as an Ancillary Lender, and undertakes to perform all the obligations expressed in the Agreement to be assumed by an Ancillary Lender and agrees that it shall be bound by all the provisions of the Agreement, as if it had been an original party to the Agreement as an Ancillary Lender.]

4.	This Ancillary Lender Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

5.	[This Ancillary Lender Accession Letter is entered into as a deed.]

[Obligors' Agent]      [Ancillary Lender]

[Accepted by the Agent]

for and on behalf of

[Insert full name of Agent]

[Date:]

198

Schedule 14

Reference Rate Terms

Part 1

US Dollars – Term Rate Loans

Currency:	US Dollars.

Category of Loans:	Term Rate Loans.

Rate Switch Currency:	US Dollars is not a Rate Switch Currency.

Term Fallback Option:	Compounded Reference Rate will apply as a fallback.

Cost of funds as a fallback:	Cost of funds will not apply as a fallback.

Definitions

Additional Business Days:	Any day other than:

(a) a Saturday or a Sunday; and

(b) a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Alternative Term Rate:	The Term SOFR reference rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by ICE Benchmark Administration Limited (or any other person which takes over the publication of that rate).

Alternative Term Rate CAS:	The Term Reference Rate CAS

Break Costs:	The amount (if any) by which:

(a) the interest (excluding the part attributable to the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

199

Business Day Conventions (definition of "Month" and Clause 13.4 (Non-Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

	(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Fallback Interest Period:	One Month.

Market Disruption Rate:	The percentage rate per annum which is the aggregate of:

	(a)	the Term Reference Rate; and

	(b)	the applicable Term Reference Rate CAS (if any).

Overnight Rate:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Overnight Reference Day:	The day which is two Additional Business Days before the Quotation Day.

200

Primary Term Rate:	The aggregate of:

(a) the Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate); and

(b) the Term Reference Rate CAS.

Quotation Day:	Two Additional Business Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market, and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

Quotation Time:	The Quotation Day.

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	(a) Subject to paragraph (b) below, the Quotation Day.

(b) If the Term Reference Rate is, or is based on the Alternative Term Rate, the date falling one Business Day after the Quotation Day.

Term Reference Rate CAS:	0.10% per annum.

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 13.1 (Selection of Interest Periods)):	Three Months.

Periods capable of selection as Interest Periods (paragraph (d) of Clause 13.1 (Selection of Interest Periods)):	One, three or six Months.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 14.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 14.4 (Cost of funds):	Close of business on the date falling three Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

201

Part 2

US Dollars – Compounded Rate Loans

Currency:	US Dollars.

Category of Loans:	Compounded Rate Loans.

Cost of funds as a fallback:	Cost of funds will not apply as a fallback.

Definitions

Additional Business Days:	An RFR Banking Day.

Baseline CAS:	Interest Period	Baseline CAS (% per annum)
	One Month or less	0.11448
	Three Months or less but greater than one Month	0.26161
	Greater than three Months	0.42826

Break Costs:	None specified.

Business Day Conventions (definition of "Month" and Clause 13.4 (Non-Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

		(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

		(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

		(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

	(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

202

Central Bank Rate:	(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

	(b)	if that target is not a single figure, the arithmetic mean of:

(i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii) the lower bound of that target range.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20% trimmed arithmetic mean (calculated by the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread:	In relation to any RFR Banking Day, the difference (expressed as a percentage per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

	(a)	the RFR for that RFR Banking Day; and

	(b)	the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:

	(a)	the RFR for that RFR Banking Day;

	(b)	if the RFR for that RFR Banking Day is not available, the Historic RFR for that RFR Banking Day;

	(c)	if paragraph (b) above applies but the Historic RFR for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

203

(d) if paragraph (c) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to five decimal places and if, in either case, the aggregate of that rate and the applicable Baseline CAS is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Baseline CAS is zero.

Fallback CAS:	None specified.

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	The percentage rate per annum which is the aggregate of:

(a) the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and

(b) the applicable Baseline CAS.

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:	Any day other than:

(a) a Saturday or Sunday; and

(b) a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.
Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 13.1 (Selection of Interest Periods)):	Three Months.

Periods capable of selection as Interest Periods (paragraph (d) of Clause 13.1 (Selection of Interest Periods)):	One, two, three or six Months.

204

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 14.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 14.4 (Cost of funds):	Close of business on the date falling three Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

205

Part 3

Euro

Currency:	Euro.

Rate Switch Currency:	Euro is not a Rate Switch Currency.

Term Fallback Option:	None specified.

Cost of funds as a fallback:	Cost of funds will apply as a fallback.

Definitions

Additional Business Days:	A TARGET Day.

Alternative Term Rate:	None specified.

Break Costs:	The amount (if any) by which:

(a) the interest (other than the part attributable to the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of "Month" and Clause 13.4 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

206

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Fallback Interest Period:	One Month.

Market Disruption Rate:	The Term Reference Rate.

Overnight Rate:	None specified.

Overnight Reference Day:	None specified.

Primary Term Rate:	The euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by the European Money Markets Institute (or any other person which takes over the publication of that rate).

Quotation Day:	Two TARGET Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market, and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

Quotation Time:	Quotation Day 11.00am (Brussels time).

Relevant Market:	The European interbank market.

Reporting Day:	The Quotation Day.

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 13.1 (Selection of Interest Periods)):	Three Months.

Periods capable of selection as Interest Periods (paragraph (d) of Clause 13.1 (Selection of Interest Periods)):	One, three or six Months.

207

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 14.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 14.4 (Cost of funds):	Close of business on the date falling three Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

208

Part 4

Sterling

Currency:	Sterling.

Category of Loans:	Compounded Rate Loans.

Cost of funds as a fallback:	Cost of funds will not apply as a fallback.

Definitions

Additional Business Days:	An RFR Banking Day.

Baseline CAS:	Interest Period	Baseline CAS (% per annum)
	One Month or less	0.0326
	Two Months or less but greater than one Month	0.0633
	Three Months or less but greater than two Months	0.1193
	Greater than three Months	0.2766

Break Costs:	None specified.

Business Day Conventions (definition of "Month" and Clause 13.4 (Non-Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

		(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

		(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

		(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

209

	(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The Bank of England's Bank Rate as published by the Bank of England from time to time.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20% trimmed arithmetic mean (calculated by the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread:	In relation to any RFR Banking Day, the difference (expressed as a percentage per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

	(a)	the RFR for that RFR Banking Day; and

	(b)	the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:

	(a)	the RFR for that RFR Banking Day; or

	(b)	if the RFR for that RFR Banking Day is not available, the Historic RFR for that RFR Banking Day;

	(c)	if paragraph (b) above applies but the Historic RFR for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

	(d)	if paragraph (c) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Baseline CAS is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Baseline CAS is zero.

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Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	The percentage rate per annum which is the aggregate of:

(a) the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and

(b) the applicable Baseline CAS.

Relevant Market:	The Sterling wholesale market.

Reporting Day:	The day which is the Lookback Period before the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.

RFR:	The SONIA (Sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.

RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 13.1 (Selection of Interest Periods)):	Three Months.

Periods capable of selection as Interest Periods (paragraph (d) of Clause 13.1 (Selection of Interest Periods)):	One, two, three or six Months.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 14.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 14.4 (Cost of funds):	Close of business on the date falling three Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

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Part 5

Swiss Francs

Currency:	Swiss francs.

Category of Loans:	Compounded Rate Loans.

Cost of funds as a fallback:	Cost of funds will not apply as a fallback.

Definitions

Additional Business Days:	An RFR Banking Day.

Baseline CAS:	Interest Period	Baseline CAS (% per annum)
	One Month or less	-0.0571
	Two Months or less but greater than one Month	-0.0231
	Three Months or less but greater than two Months	0.0031
	Greater than three Months	0.0741

Break Costs:	None specified.

Business Day Conventions (definition of "Month" and Clause 13.4 (Non-Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

		(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

		(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

		(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

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	(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The policy rate of the Swiss National Bank as published by the Swiss National Bank from time to time.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20% trimmed arithmetic mean (calculated by the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread:	In relation to any RFR Banking Day, the difference (expressed as a percentage per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

	(a)	the RFR for that RFR Banking Day; and

	(b)	the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:

	(a)	the RFR for that RFR Banking Day; or

	(b)	if the RFR for that RFR Banking Day is not available, the Historic RFR for that RFR Banking Day;

	(c)	if paragraph (b) above applies but the Historic RFR for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

	(d)	if paragraph (c) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to six decimal places and if, in either case, the aggregate of that rate and the applicable Baseline CAS is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Baseline CAS is zero.

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Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	The percentage rate per annum which is the aggregate of:

(a) The Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and

(b) the applicable Baseline CAS.

Relevant Market:	The Swiss francs overnight repo market.

Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.

RFR:	The SARON (Swiss Average Rate Overnight) reference rate administered by SIX (or any other person which takes over the administration of that rate) as at the close of trading on the SIX Swiss Exchange on the relevant day published by SIX (or any other person which takes over the publication of that rate).

RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for the settlement of payments and foreign exchange transactions in Zurich.

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 13.1 (Selection of Interest Periods)):	Three Months.

Periods capable of selection as Interest Periods (paragraph (d) of Clause 13.1 (Selection of Interest Periods)):	One, two, three or six Months.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 14.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 14.4 (Cost of funds):	Close of business on the date falling three Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

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Part 6

Japanese Yen

Currency:	Japanese Yen.

Category of Loans:	Compounded Rate Loans.

Cost of funds as a fallback:	Cost of funds will not apply as a fallback.

Definitions

Additional Business Days:	An RFR Banking Day.

Baseline CAS:	Interest Period	Baseline CAS (% per annum)
	One Month or less	-0.02923
	Two Months or less but greater than one Month	-0.00449
	Three Months or less but greater than two Months	0.00835
	Greater than three Months	0.05809

Break Costs:	None specified.

Business Day Conventions (definition of "Month" and Clause 13.4 (Non-Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

		(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

		(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

		(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

	(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

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Central Bank Rate:	The uncollateralised overnight call rate of the Bank of Japan.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20% trimmed arithmetic mean (calculated by the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread:	In relation to any RFR Banking Day, the difference (expressed as a percentage per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

	(a)	the RFR for that RFR Banking Day; and

	(b)	the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:

	(a)	the RFR for that RFR Banking Day; or

	(b)	if the RFR for that RFR Banking Day is not available, the Historic RFR for that RFR Banking Day; or

	(c)	if paragraph (b) above applies but the Historic RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

	(d)	if paragraph (c) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to five decimal places and if, in either case, the aggregate of that rate and the applicable Baseline CAS is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Baseline CAS is zero.

Lookback Period:	Five RFR Banking Days.

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Market Disruption Rate:	The percentage rate per annum which is the aggregate of:

(a) the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and

(b) the applicable Credit Adjustment Spread.

Relevant Market:	The Japanese Yen wholesale market.

Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.

RFR:	The trade weighted average of the overnight unsecured call loan rate (rounded upward, if necessary, to the nearest 1/100th of 1%) which appears on the Reuters Screen TONAR page under the heading 'Tokyo Overnight Average Rates' on such day.

RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in Tokyo.

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 13.1 (Selection of Interest Periods)):	Three Months.

Periods capable of selection as Interest Periods (paragraph (d) of Clause 13.1 (Selection of Interest Periods)):	One, two, three or six Months.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 14.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 14.4 (Cost of funds):	Close of business on the date falling three Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

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Part 7

Swedish Kronor

Currency:	Swedish Kronor.

Category of Loans:	Term Rate Loans.

Rate Switch Currency:	Swedish Kronor is not a Rate Switch Currency.

Term Fallback Option:	None.

Cost of funds as a fallback:	Cost of funds will not apply as a fallback.

Definitions

Additional Business Days:	Any day other than a Saturday or a Sunday on which banks are open for general business in Stockholm.

Alternative Term Rate:	None specified.

Break Costs:	The amount (if any) by which:

(a) the interest (excluding the part attributable to the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of "Month" and Clause 13.4 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

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(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Fallback Interest Period:	One Month.

Market Disruption Rate:	The Term Reference Rate.

Overnight Rate:	None specified.

Overnight Reference Day:	None specified.

Primary Term Rate:	The Stockholm interbank offered rate administered by the Swedish Bankers' Association (or any other person which takes over the administration of that rate) for the relevant period displayed on page STIBOR= of the Thomson Reuters screen.

Quotation Day:	Two Additional Business Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market, and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

Quotation Time:	11:00 am (Stockholm time) on the Quotation Day.

Relevant Market:	The Swedish interbank market.

Reporting Day:	The Quotation Day.

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 13.1 (Selection of Interest Periods)):	Three Months.

Periods capable of selection as Interest Periods (paragraph (d) of Clause 13.1 (Selection of Interest Periods)):	One, three or six Months.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 14.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 14.4 (Cost of funds):	Close of business on the date falling three Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

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Part 8

Canadian Dollars

Currency:	Canadian Dollars.

Category of Loans:	Compounded Rate Loans.

Cost of funds as a fallback:	Cost of funds will not apply as a fallback.

Definitions

Additional Business Days:	An RFR Banking Day.

Baseline CAS:	Interest Period	Baseline CAS (% per annum)
	One Month or less	0.29547
	Two Months or less but greater than one Month	0.30190
	Greater than two Months	0.32138

Break Costs:	None specified.

Business Day Conventions (definition of "Month" and Clause 13.4 (Non-Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

		(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

		(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

		(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

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	(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The Bank of Canada's target for the overnight rate (also known as the Bank of Canada's policy interest rate) as published by the Bank of Canada from time to time.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20% trimmed arithmetic mean (calculated by the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread:	In relation to any RFR Banking Day, the difference (expressed as a percentage per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

	(a)	the RFR for that RFR Banking Day; and

	(b)	the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:

	(a)	the RFR for that RFR Banking Day; or

	(b)	if the RFR for that RFR Banking Day is not available, the Historic RFR for that RFR Banking Day; or

	(c)	if paragraph (b) above applies but the Historic RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

	(d)	if paragraph (c) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

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rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Baseline CAS is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Baseline CAS is zero.

Lookback Period:	Five RFR Banking Days

Market Disruption Rate:	The percentage rate per annum which is the aggregate of:

(a) the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and

(b) the applicable Credit Adjustment Spread.

Relevant Market:	The market for overnight general collateral funding in Canadian Dollars using Government of Canada treasury bills and bonds as collateral for repurchase transactions.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:	The Canadian Overnight Repo Rate Average ("CORRA") administered by the Bank of Canada (or any other person which takes over the administration of that rate) published by the Bank of Canada (or any other person which takes over the publication of that rate).

RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in Toronto.

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 13.1 (Selection of Interest Periods)):	Three Months.

Periods capable of selection as Interest Periods (paragraph (d) of Clause 13.1 (Selection of Interest Periods)):	One, two or three Months.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 14.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 14.4 (Cost of funds):	Close of business on the date falling three Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

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Schedule 15

Daily Non-Cumulative Compounded RFR Rate

The Daily Non-Cumulative Compounded RFR Rate for any RFR Banking Day "i" during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

UCCDRi means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";

UCCDRi-1 means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

dcc means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

ni means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and

the Unannualised Cumulative Compounded Daily Rate for any RFR Banking Day (the Cumulated RFR Banking Day) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

ACCDR means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

tni means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

Cumulation Period means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

dcc has the meaning given to that term above; and

the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to the decimal places stated in the applicable Compounded Rate Terms) calculated as set out below:

where:

d0 means the number of RFR Banking Days in the Cumulation Period;

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Cumulation Period has the meaning given to that term above;

i means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

DailyRatei-LP means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";

ni means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

dcc has the meaning given to that term above; and

tni has the meaning given to that term above.

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Schedule 16

Cumulative Compounded RFR Rate

The Cumulative Compounded RFR Rate for any Interest Period for a Compounded Rate Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of "Annualised Cumulative Compounded Daily Rate" in Schedule 15 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

where:

d0 means the number of RFR Banking Days during the Interest Period;

i means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

DailyRatei-LP means for any RFR Banking Day "i" during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";

ni means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

dcc means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

d means the number of calendar days during that Interest Period.

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Schedule 17

Form of Substitute Affiliate Lender Designation Notice

To:	[Agent] (as Agent) for itself and each of the other parties to the Agreement (defined below)

Cc:	[Obligors' Agent]

From:	[Designating Lender] (the Designating Lender)

Dated:

Dear Sirs/Madams

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Designation Notice.

2.	We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any Loans required to be advanced to [specify name of borrower or refer to all borrowers in a particular jurisdiction etc] (Designated Loans).

3.	The details of the Substitute Affiliate Lender are as follows:

Name:

Facility Office:

Attention:

Jurisdiction of Incorporation:

4.	By countersigning this notice below the Substitute Affiliate Lender agrees to become a Substitute Affiliate Lender in respect of Designated Loans as indicated above and agrees to be bound by the terms of the Agreement accordingly.

5.	This Designation Notice has been entered into as a deed on the date stated at the beginning of this Designation Notice.

6.	This Designation Notice is intended to take effect as a deed notwithstanding a party may only execute this document under hand.

7.	This Designation Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

8.	The Substitute Affiliate Lender confirms, for the benefit of the Agent and without liability to any Obligor that[7]:

(a)	in respect of a Canadian Obligor:

(i)	[not a Canadian Qualifying Lender;]

[7]	Delete as applicable – each Substitute Affiliate Lender is required to confirm which of the three categories it falls within in respect of a Canadian Obligor, Dutch Obligor, Irish Obligor, UK Obligor and US Obligor.

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(ii)	[a Canadian Qualifying Lender (other than a Canadian Treaty Lender); or]

(iii)	[a Canadian Qualifying Lender solely on account of being a Treaty Lender;]

(b)	in respect of a Dutch Obligor:

(i)	[not a Dutch Qualifying Lender;]

(ii)	[a Dutch Qualifying Lender other than a Dutch Treaty Lender; or]

(iii)	[a Dutch Qualifying Lender solely on account of being a Dutch Treaty Lender.]

(c)	in respect of an Irish Obligor:

(i)	[not an Irish Qualifying Lender;]

(ii)	[an Irish Qualifying Lender (other than an Irish Treaty Lender); or]

(iii)	[an Irish Qualifying Lender on account of being a Treaty Lender;]

(d)	in respect of a UK Obligor:

(i)	[not a UK Qualifying Lender;]

(ii)	[a UK Qualifying Lender (other than a UK Treaty Lender); or]

(iii)	a UK Qualifying Lender solely on account of being a Treaty Lender;]

(e)	in respect of a US Obligor:

(i)	[not a US Qualifying Lender; or]

(ii)	[a US Qualifying Lender.]

9.	[The Substitute Affiliate Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Obligors’ Agent notifies:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.]8

[8]	Include if Substitute Affiliate Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

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THE SCHEDULE

[insert relevant details]

[Facility Office address and attention details for notices and account details for payments,]

[Designating Lender]

By:

EXECUTED as a deed by [SUBSTITUTE AFFILIATE LENDER]	)

acting by [•],	)

in the presence of:	)

Witness's Signature

Name:

Address:

This Designation Notice is accepted by the Agent on [           ].

[Agent]

By:

WARNING: Please seek Dutch legal advice (a) until competent authority publishes its interpretation of the term public (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)), if any amount lent to a Dutch borrower is to be designated which is less than EUR 100,000 (or its equivalent in another currency) and (b) as soon as competent authority publishes its interpretation of the term public, if the Substitute Affiliate Lender is considered to be part of the public on the basis of that interpretation.

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Schedule 18

Form of Sustainability Compliance Certificate

To:	Wells Fargo Bank, National Association as Agent

From:	[Obligors' Agent]

Dated:

Dear Sirs

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is a Sustainability Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Sustainability Compliance Certificate unless given a different meaning in this Sustainability Compliance Certificate.

2.	This Sustainability Compliance Certificate is delivered with respect to the SLL Reference Period ending [ ] (the Relevant SLL Reference Period).

3.	We confirm that the results (in accordance with the applicable Calculation Methodology) for the SPT for each KPI for the Relevant SLL Reference Period as verified in the applicable Verification Report are as follows:

KPI	SPT[9]	Performance[10]	SPT met?
KPI [1]			[Yes]/[No]
KPI [2]			[Yes]/[No]
KPI [3]			[Yes]/[No]
KPI [4]			[Yes]/[No]
KPI [5]			[Yes]/[No]

As shown above, [ ] SPTs were met and [ ] were not met. Accordingly:

(a)	[the applicable Sustainability Margin Adjustment is an [increase]/[decrease] to the Margin of [ ]% per annum]/[there is no Sustainability Margin Adjustment]; and

(b)	the Margin applicable to Facility B following the Sustainability Margin Adjustment is [ ]% per annum.

4.	We confirm that the Sustainability Report and [the]/[each] Verification Report relating to the Relevant SLL Reference Period and attached hereto is a correct and complete copy of the original and has not been amended or superseded as at the date of this Sustainability Compliance Certificate[11].

[9]	Set out the applicable SPTs for the Relevant SLL Reference Period for each KPI.
[10]	Set out the actual performance for each KPI for the Relevant SLL Reference Period.
[11]	As required by Clause 23.3 (Sustainability Compliance Certificate, Sustainability Report and Verification Report), the Sustainability Report and each Verification Report relating to the Relevant SLL Reference Period should be attached to the Sustainability Compliance Certificate.

229

Signed

Certifying Officer

of

[Parent]/[Obligors' Agent]

230

Schedule 19

SLL Commencement Form

To:	Wells Fargo Bank, National Association as Agent [and [ ] as Sustainability Coordinator(s)]

From:	[Obligors' Agent]

Dated:

Dear Sirs

Smurfit Kappa Treasury Unlimited Company – $5,100,000,000 Facility Agreement dated _____ June 2024 (the Agreement)

1.	We refer to the Agreement. This is an SLL Commencement Form. This SLL Commencement Form is a Finance Document. Terms defined in the Agreement have the same meaning when used in this SLL Commencement Form unless given a different meaning in this SLL Commencement Form.

2.	We hereby confirm to you that:

(a)	in cooperation with the Sustainability Coordinator(s) we have determined certain KPIs, their Calculation Methodology, Baseline and connected SPTs which are attached as an annex to this SLL Commencement Form; and

(b)	on and from the SLL Commencement Date, we will comply with all Sustainability Provisions of the Agreement.

3.	We hereby request you to confirm the occurrence of the SLL Commencement Date and use the table below for the purpose of Clause [12.6(a)] (Margin adjustments - sustainability)

Number of SPTs met	Revised Margin following Sustainability Margin Adjustment
5	The rate which is [ ]% per annum lower than the rate which would otherwise have been applicable.
4	[The rate which is [ ]% per annum lower than the rate which would otherwise have been applicable.]/[No adjustment.]
3	[The rate which is [ ]% per annum lower than the rate which would otherwise have been applicable.]/[No adjustment.]/[The rate which is [ ]% per annum higher than the rate which would otherwise have been applicable.]
2	[The rate which is [ ]% per annum lower than the rate which would otherwise have been applicable.]/[No adjustment.]/[The rate which is [ ]% per annum higher than the rate which would otherwise have been applicable.]
1	[The rate which is [ ]% per annum lower than the rate which would otherwise have been applicable.]/[No adjustment.]/[The rate which is [ ]% per annum higher than the rate which would otherwise have been applicable.]
0	[The rate which is [ ]% per annum higher than the rate which would otherwise have been applicable.]

231

].

Signed

Certifying Officer

of

[Parent]/[Obligors' Agent]

232

Annex 1

KPI

1.	KPI [1]

[Description of KPI]

(a)	Scope

[•]

(b)	Applicable ESG Standards (if applicable)

[•]

(c)	Calculation Methodology

[•]

(d)	Baseline

[•]

(e)	SPTs

	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]
SLL Test Date
SPTs	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]

2.	KPI [2]

[Description of KPI]

(a)	Scope

[•]

(b)	Applicable ESG Standards (if applicable)

[•]

(c)	Calculation Methodology

[•]

(d)	Baseline

[•]

233

(e)	SPTs

	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]
SLL Test Date
SPTs	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]

3.	KPI [3]

[Description of KPI]

(a)	Scope

[•]

(b)	Applicable ESG Standards (if applicable)

[•]

(c)	Calculation Methodology

[•]

(d)	Baseline

[•]

(e)	SPTs

	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]
SLL Test Date
SPTs	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]

4.	KPI [4]

[Description of KPI]

(a)	Scope

[•]

(b)	Applicable ESG Standards (if applicable)

[•]

234

(c)	Calculation Methodology

[•]

(d)	Baseline

[•]

(e)	SPTs

	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]
SLL Test Date
SPTs	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]

5.	KPI [5]

[Description of KPI]

(a)	Scope

[•]

(b)	Applicable ESG Standards (if applicable)

[•]

(c)	Calculation Methodology

[•]

(d)	Baseline

[•]

(e)	SPTs

	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]	SLL Reference Period ending [•]
SLL Test Date
SPTs	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]	[≥]/[≤] [ ]

235

Signatories

Parent

SMURFIT KAPPA GROUP PLC

By:	/s/ Ken Bowles

Name:	Ken Bowles

Title:	CFO / Attorney

By:	/s/ Gillian Carson-Callan

Name:	Gillian Carson-Callan

Title:	Company Secretary / Attorney

Signature page to the Facilities Agreement

Obligors' Agent

SMURFIT KAPPA INVESTMENTS LIMITED

By:	/s/ Ken Bowles

Name:	Ken Bowles

Title:	Authorised Signatory

Signature page to the Facilities Agreement

Original Borrowers

[Signature Pages on file with the Agent]

Signature page to the Facilities Agreement

Original Guarantors

[Signature Pages on file with the Agent]

Signature page to the Facilities Agreement

Coordinators

NATIONAL WESTMINSTER BANK PLC

By:	/s/ Felix Krefting

Name:	Felix Krefting

Title:	Director

Signature page to the Facilities Agreement

WELLS FARGO BANK, N.A., LONDON BRANCH

By:	Harvey Hoogakker

Name:	Harvey Hoogakker

Title:	Managing Director

Signature page to the Facilities Agreement

Original Lenders

[Signature Pages on file with the Agent]

Signature page to the Facilities Agreement

Original Swingline Lenders

[Signature Pages on file with the Agent]

Signature page to the Facilities Agreement

Bookrunners and Mandated Lead Arrangers

[Signature Pages on file with the Agent]

Signature page to the Facilities Agreement

Mandated Lead Arrangers

[Signature Pages on file with the Agent]

Signature page to the Facilities Agreement

The Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Andrew Payne

Name:	Andrew Payne

Title:	Managing Director

Signature page to the Facilities Agreement